Exhibit 10.6

EXECUTION VERSION

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

THERMO NO.1 BE-01, LLC

Dated as of

August 31, 2008

LLC Agreement

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LIST OF SCHEDULES

Schedule 4.2(d):	Initial Capital Accounts
Schedule 8.8:	Insurance
Schedule 11:	Confidentiality Agreement
Schedule Y:	Baseline Amounts for Management Fee Bonus
Schedule Z:	Definitions

LIST OF EXHIBITS

Exhibit A:	Form of Certificate for Class A Interest
Exhibit B:	Form of Certificate for Class B Interest
Exhibit C:	Form of Certificate for Class C Interest
Exhibit D:	Form of Working Capital Loan Note
Exhibit F:	Annual Operating Plan and Budget for Remainder of 2008 and 2009
Exhibit G:	Form of Non-Interference Certificate
Exhibit H:	Officers
Exhibit I:	Form of Assignment Agreement
Exhibit Z-A:	Form for Amendment to Schedule Z

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

THERMO NO.1 BE-01, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Thermo No. 1 BE-01, LLC, a Delaware limited liability company (the “Company”), is entered into as of August 31, 2008 (the “Effective Date”), by and between Intermountain Renewable Power, LLC, a Delaware limited liability company (“IRP”), and Merrill Lynch L.P. Holdings Inc., a Delaware corporation (“MLE”).

Preliminary Statements

WHEREAS, the Company was formed by virtue of its Certificate of Formation, filed with the Secretary of State of the State of Delaware on August 29, 2007 (as amended, the “Certificate of Formation”), under the name Thermo No. 1 BE-01, LLC, and the Limited Liability Company Agreement of the Company, dated August 29, 2007 (the “Original Operating Agreement”);

WHEREAS, since formation, IRP has been the sole Member of the Company;

WHEREAS, the Company is developing a geothermal power project that will consist of fifty (50) PureCycle© 225 System geothermal power system turbines and other related equipment, machinery and assets necessary to make the project operational, and the project will be interconnected with the PacifiCorp 24.9 kv transmission line that runs along Thermo Road in Beaver County, Utah;

WHEREAS, IRP, the Company and MLE have entered into that certain Equity Capital Contribution Agreement, dated as of August 31, 2008, pursuant to which MLE is making a capital contribution to the Company in exchange for a Class A Interest and the membership interest held by IRP in the Company is being converted into Class B Interests;

WHEREAS, the Parties desire to amend and restate the Original Operating Agreement to reflect the issuance of the Class A and B Interests and the possible issuance in the future of Class C Interests, each with the rights and obligations described in this Agreement;

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NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree to amend, restate and replace the Original Operating Agreement in its entirety and to continue the Company as a limited liability company under the LLC Act (as defined below) upon the following terms and conditions.

ARTICLE I

DEFINITIONS

Section 1.1. Definitions.

(a) Capitalized terms not otherwise defined in this Agreement have the meanings given such terms in Schedule Z.

(b) The Parties hereto agree that Schedule Z attached hereto shall be deemed amended upon any amendment, modification, revisions or restatement thereof pursuant to any Schedule Z Document, whereupon Schedule Z shall be removed and replaced by such amended, modified, revised or restated form of Schedule Z without any further action required by the Parties hereto; provided, however, that no such amendment, modification, revisions or restatement thereof shall be effective as against any Party unless such Party has provided its prior written consent to such amendment, modification, revision or restatement, such consent not to be unreasonably withheld, conditioned or delayed.

Section 1.2. Interpretation.

(a) The words “Amended and Restated Limited Liability Company Agreement,” “this Agreement,” “herein,” “hereunder,” “hereof,” “hereby,” or other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision hereof.

(b) Unless the context requires otherwise, in this Agreement (a) words singular or plural in number shall be deemed to include the other and pronouns having a masculine, feminine or neuter gender shall be deemed to include the other, (b) any reference to any Person shall include its permitted successors and assigns, (c) any reference to Governmental Authority shall include any Person succeeding to its functions and capacities, (d) any reference to any Article, Section, Exhibit or Schedule shall mean and refer to the Article or Section contained in or the Exhibit or Schedule attached to this Agreement, (e) Exhibits and Schedules attached hereto are part of this Agreement, (f) all the agreements, documents, exhibits, schedules and other instruments defined or referenced herein shall mean such agreements, documents, exhibits, schedules and other

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instruments as the same may from time to time be amended, revised, modified or supplemented or the terms and conditions thereof waived to the extent permitted by, and in accordance with the terms thereof and of the other Operative Documents, (g) the words “include” and “including” shall mean to include, without limitation, (h) all times are Eastern Standard Time or Eastern Daylight Time, as the case may be, and (i) all amounts to be paid hereunder are referenced in Dollars and are to be paid by wire transfer in immediately available funds.

ARTICLE II

CONTINUATION; OFFICES; TERM

Section 2.1. Formation and Continuation of the Company. The Company was formed on August 29, 2007, by virtue of the filing of its Certificate of Formation with the Secretary of State of the State of Delaware, with IRP as the initial sole Member. The Members acknowledge the continuation of the Company as a limited liability company pursuant to the LLC Act. This Agreement is effective as of the Effective Date and supersedes and replaces entirely all prior agreements governing the operations of the Company and the rights and obligations of its Members. The rights and liabilities of the Members shall be as provided in the LLC Act, except as otherwise provided in this Agreement. Richard D. Clayton was designated as an “authorized person” within the meaning of the LLC Act, and executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware on August 29, 2007, and such execution, delivery and filing is hereby approved and ratified. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and Brent M. Cook, Steven R. Brown and Richard D. Clayton, the managers of the Company under the Original Operating Agreement, thereupon became the designated “authorized persons” within the meaning of the LLC Act. As of the Effective Date, their powers as “authorized persons” ceased, and the Managing Member hereupon becomes the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the LLC Act.

Section 2.2. Name, Office and Registered Agent.

(a) The name of the Company is “Thermo No. 1 BE-01, LLC” or such other name or names as may be agreed to by the Members from time to time. The principal office of the Company shall be 5152 North Edgewood Drive, Provo, Utah 84604. The Managing Member may at any time change the location of such office to another location, provided that the Managing Member gives prompt written notice of any such change to all Members and the registered agent of the Company.

(b) The registered office of the Company in the State of Delaware is located at One Rodney Square, City of Wilmington, County of New Castle, Delaware 19801. The

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registered agent of the Company for service of process at such address is RL&F Service Corporation. The registered office and registered agent may be changed by the Managing Member at any time in accordance with the LLC Act provided that the Managing Member gives prompt written notice of any such change to all Members. The registered agent’s primary duty as such is to forward to the Company at its principal office and place of business any notice that is served on it as registered agent.

Section 2.3. Purpose. The purpose of the Company is to own, develop, construct, operate, maintain, obtain financing and refinancing for, and sell or otherwise dispose of the Facility, the Facility Site and related Assets, to enter into the Financing Documents and Transaction Documents to which it is a party and otherwise to do all things reasonably necessary or advisable in connection therewith. The Company may engage in any kind of activity and perform and carry out contracts of any kind necessary to, or in connection with or convenient or incidental to, the accomplishment of such purpose, so long as such activities and contracts may be lawfully carried on or performed by a limited liability company under the laws of the State of Delaware and with the approvals required by this Agreement.

Section 2.4. Term. The term of the Company commenced on August 29, 2007, and shall continue until the Company is dissolved in accordance with the terms hereof or as otherwise provided by law (the “Termination Date”).

Section 2.5. Organizational and Fictitious Name Filings; Preservation of Limited Liability. The Managing Member shall cause the Company to register as a foreign limited liability company and file such fictitious or trade names, statements or certificates in such jurisdictions and offices as necessary or appropriate for the conduct of the Company’s operation of its business. The Managing Member may take any and all other actions as may be reasonably necessary or appropriate to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of the State of Delaware and any other state or jurisdiction other than Delaware in which the Company engages in business and continue the Company as a limited liability company and to protect the limited liability of the Members as contemplated by the LLC Act.

Section 2.6. No Partnership Intended. Other than for income tax purposes, the Members intend that the Company not be a partnership, limited partnership or joint venture, and this Agreement shall not be construed to suggest otherwise.

ARTICLE III

RIGHTS AND OBLIGATIONS OF THE MEMBERS

Section 3.1. Membership Interests.

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(a) The authorized membership interests, which include the limited liability interests, will be designated as specific classes of interests. The initial limited liability company interests designated by the Company are Class A Interests, Class B Interests and Class C Interests. All authorized Class B Interests are being issued on the Effective Date to IRP. All authorized Class A Interests are being issued on the Effective Date to MLE. The Class C Interests will be issued, if at all, in exchange for Capital Contributions as described in Section 4.4.

(b) The Membership Interests will (i) have the rights and obligations described in this Agreement and the LLC Act; (ii) be evidenced solely by certificates in the forms attached to this Agreement as Exhibits A, B and C respectively, or such other form as may be prescribed from time to time by any Applicable Laws; (iii) be recorded in a register of membership interests maintained by the Managing Member; (iv) be transferable only on recordation of such Transfer in the register of membership interests, upon compliance with the provisions of Article IX and upon presentation of the certificates duly endorsed for Transfer, or accompanied by assignment documentation in accordance with Article IX; (v) be “securities” within the meaning of and governed by Article 8 of the UCC in any jurisdiction that has adopted revisions to Article 8 of the UCC substantially consistent with the 1994 revisions to Article 8 adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and whose laws apply to the issues of perfection, the effect of perfection or non-perfection, and the priority of a security interest in membership interests in the Company; and (vi) be personal property. Notwithstanding anything in this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with a non-waivable provision of the UCC as in effect in the State of Delaware, the UCC will control.

(c) The Company will be entitled to treat the registered holder of a Membership Interest, as shown in the register of membership interests referred to in Section 3.1(b), as the Member for all purposes of this Agreement, except that the Managing Member may record in the register of membership interest any security interest of a secured party pursuant to any security interest permitted by this Agreement.

Section 3.2. Actions by the Members.

(a) Except as otherwise permitted by this Agreement, all actions of the Members will be taken at meetings of the Members that may be called by any Member for any reason and will be called by the Managing Member within ten days after a written request by a Member. The Members may conduct any Company business that is permitted under the LLC Act or this Agreement at any such meeting. Meetings will be at reasonable times and places. Accurate minutes of any meeting will be taken and filed in

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the minute books of the Company. Following each meeting, the minutes of the meeting will be sent promptly to each Member.

(b) Members may participate in any meeting of the Members by means of conference telephone or other communications equipment so that all persons participating in the meeting can hear each other or by any other means permitted by law. Such participation will constitute presence in person at the meeting.

(c) The presence in person or by proxy of Members owning more than 50 percent of the aggregate outstanding Membership Interests (based on voting power of such Membership Interests) will constitute a quorum for purposes of transacting business at any meeting of the Members; provided, that in the event a quorum is not present or otherwise represented at a meeting of the Members duly called in accordance with this Section 3.2, the Members present at the meeting will have the power to adjourn the meeting and to call another meeting no fewer than 10 days nor more than 15 days after such meeting (and notice thereof will be sent promptly to all Members by the Managing Member) and the Members present at such second meeting will constitute a quorum.

(d) Written notice stating the place, day and hour of the meeting of the Members, and the purpose or purposes for which the meeting is called, will be delivered by or at the direction of the Managing Member, to each Member of record entitled to vote at such meeting not less than five Business Days nor more than 30 days prior to the meeting. Notwithstanding the foregoing, meetings of the Members may be held without notice so long as all the Members are present in person or by proxy.

(e) Any action may be taken by the Members without a meeting if such action is authorized or approved by the written consent of Members representing sufficient outstanding Membership Interests (based on voting power of such Membership Interests) to authorize or approve such action pursuant to this Agreement. The Members may conduct any Company business or take any action required of Members under this Agreement through written consent. Where action is authorized by written consent, no prior notice is required and no meeting of Members needs to be called or noticed. A copy of any action taken by written consent must be sent promptly to all Members, and all actions by written consent will be filed in the minute books of the Company.

(f) With respect to those matters required or permitted to be voted on by the Members, or for which consent or approval of Members is required or permitted, the affirmative vote, consent or approval of Members owning more than 50 percent of the outstanding Membership Interests (based on voting power of such Membership Interests) (a “Majority Vote”) will be required to authorize or approve any such matter, except that Major Decisions will require the vote described in Section 8.5.

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(g) The voting power of the different classes of Membership Interests will be as follows:

(i) the Class A Interests will be entitled to 25 percent of the votes;

(ii) the Class B Interests will be entitled to 75 percent of the votes, except to the extent diluted by the issuance of Class C Interests as described in Section 4.4, and

(iii) the Class C Interests will be entitled to the vote described in Section 4.4.

Section 3.3. Management Rights. Except as otherwise provided in this Agreement, and for the avoidance of doubt, except for the Managing Member when acting in its capacity as the managing member of the Company pursuant to this Agreement, no Member shall have any right, power or authority to take part in the management or control of the business of, or transact any business for, the Company, to sign for or on behalf of the Company or to bind the Company in any manner whatsoever. No Member shall hold out or represent to any third party that any Member, except the Managing Member acting in its capacity as the managing member of the Company pursuant to this Agreement, has any such power or right or that any Member is anything other than a member in the Company.

Section 3.4. Other Activities. Notwithstanding any duty otherwise existing at law or in equity, any Member may engage in or possess an interest in other business ventures of every nature and description, independently or with others, even if such activities compete directly with the business of the Company, and neither the Company nor any of the Members shall have any rights by virtue of this Agreement in and to such other business ventures or the profits derived from them.

Section 3.5. No Right to Resign. Except as otherwise provided in this Agreement, no Member shall have any right to resign voluntarily or otherwise resign from the Company without the prior written consent of all remaining Members of the Company, in their sole and absolute discretion.

Section 3.6. Limitation of Liability of Members. Each Member’s liability shall be limited as described in the LLC Act. Except as otherwise required by the LLC Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be the debts, obligations and liabilities solely of the Company, and the Members will not be obligated personally for any of such debts, obligations or liabilities solely by reason of being Members of the Company. To the fullest extent permitted by law, in no event will any Member be liable under this Agreement to another Member for

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any lost profits of, or any consequential, punitive, special or incidental damages incurred by, such Member arising from a breach of this Agreement, except to the extent described in Section 9.9.2 of the Equity Capital Contribution Agreement.

Section 3.7. Good Faith Reliance. Each of the Members will be fully protected in relying in good faith on the records of the Company and on such information, opinions, reports or statements presented to the Company by any other Person who is a Member, by any officer or employee of the Company, or by any other individual as to matters the Members reasonably believe are within such other individual’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which a distribution to the Members might properly be paid.

Section 3.8. Liability for Deficits. Except to the extent otherwise provided by law with respect to third-party creditors of the Company, none of the Members shall be liable to the Company, to the other Members, to the creditors of the Company or to any other third party for or on account of any deficit in its Capital Account, nor shall such deficits be deemed assets of the Company.

Section 3.9. Company Property. All property owned by the Company, whether real or personal, tangible or intangible and wherever located, shall be deemed to be owned by the Company and no Member, individually, shall have any ownership of such property.

Section 3.10. Retirement, Resignation, Expulsion, Bankruptcy or Dissolution of a Member. The retirement, resignation, expulsion, Bankruptcy or dissolution of a Member shall not, in and of itself, dissolve the Company. The successors in interest to the bankrupt Member shall, for the purpose of settling the estate, have all of the rights of such Member, including the same rights and subject to the same limitations that such Member would have had under the provisions of this Agreement to Transfer its Membership Interest. A successor in interest to a Member shall not become a substituted Member except as provided in this Agreement. Notwithstanding the foregoing, any purchaser of a Membership Interest in accordance with the exercise by a Secured Party of its rights in accordance with the terms of the Class A Investors Pledge Agreement or the Class B Investors Pledge Agreement, and the applicable provisions of the UCC shall, upon execution of a counterpart to this Agreement, be admitted as a member with respect to the transferred Membership Interest.

Section 3.11. Exercise Under a Security Agreement. The Members acknowledge that a security interest in the Membership Interests has been granted under the Class A Investors Pledge Agreement or the Class B Investors Pledge Agreement, but

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that the Secured Parties have agreed in the Forbearance Agreement to forbear from foreclosing on the Assets or the Class A Interests after certain defaults before the tenth anniversary of when the Facility was placed in service for federal income tax purposes or, if the Facility is placed in service in stages, when the last Turbine was placed in service.

Section 3.12. Covenants. Each Member covenants to the Company and each other Member as follows:

(a) That it will be a “United States person,” as defined in Section 7701(a)(30) of the Code, and will not be subject to withholding under Section 1446 of the Code

(b) That it will be an Unrelated Person, provided, in the case of any Class A Investor, the Managing Member complies with its obligation to submit any contracts for the sale of electricity from the Facility for approval by the Members as a Major Decision.

(c) That either (i) no part of the aggregate Capital Contributions made by the Member constitutes assets of any “employee benefit plan” within the meaning of Section 3(3) of ERISA, or other “benefit plan investor” (as defined in U.S. Department of Labor Reg. §§ 2510.3-101 et seq. or in Section 3(42) of ERISA) or assets allocated to any insurance company separate account or general account in which any such employee benefit plan or benefit plan investor (or related trust) has any interest or (ii) the source of the funding used to pay the Capital Contributions is an “insurance company general account” within the meaning of Department of Labor Prohibited Transaction Exemption 95-60, issued July 12, 1995, and there is no employee benefit plan, treating as a single plan all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan exceeds 10 percent of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the National Association of Insurance Commissioners “Annual Statement” filed with such Member’s state of domicile.

(d) That the participation of the Member as a Member will not cause any part of the Assets of the Company to be characterized as “tax-exempt use property” within the meaning of Section 168(h) of the Code

ARTICLE IV

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 4.1. Capital Contributions. On or before the Effective Date, IRP will have contributed the Facility, Facility Site, Leases, Interconnection Assets and related Assets and all other rights related to any of the foregoing to the Company, to the extent such property is not then owned by the Company. On the Effective Date, IRP will make

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the Capital Contribution required by Section 2.2.3 of the Equity Capital Contribution Agreement to fund amounts shown on the Drilling Plan and Budget. On the Effective Date, MLE will make the Capital Contribution required by Section 2.2.1 of the Equity Capital Contribution Agreement. Except as provided in Section 4.3 of this Agreement, no Member will be required to make any Capital Contributions to the Company after the Effective Date.

Section 4.2. Capital Accounts.

(a) A Capital Account will be established and maintained for each Member.

(b) A Member’s Capital Account will be increased by (i) the amount of money the Member contributes to the Company, (ii) the Gross Asset Value of any property the Member contributes to the Company net of liabilities secured by the property that the Company is considered to assume or take subject to under Section 752 of the Code, and (iii) the income and gain the Member is allocated by the Company, including any income and gain that are exempted from tax. A Member’s Capital Account will be decreased by (iv) the amount of money distributed to the Member by the Company, (v) the Gross Asset Value of any property distributed to the Member by the Company net of liabilities secured by the property that the Member is considered to assume or take subject to under Section 752 of the Code, (vi) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (i.e., that cannot be capitalized or deducted in computing taxable income) that are allocated to the Member; and (vii) losses and deductions that are allocated to the Member.

(c) The Company’s property will be revalued, and the Capital Accounts of the Members will be reset to reflect that revaluation as directed by Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to the following events: (i) if any new or existing Member makes a Capital Contribution in exchange for a new or additional Membership Interest (not counting for this purpose the additional Capital Contributions that the Members make pursuant to Section 4.3 or Section 4.4), (ii) if money or other property is distributed by the Company to a Member to redeem its Membership Interest, or (iii) if the Company is liquidated.

(d) For federal income tax purposes only, the Company will be treated as converting from a disregarded entity into a partnership on the Effective Date, and IRP will be treated as contributing the Facility, Facility Site, Geothermal Leases and other Assets described in Section 4.1 and MLE will be treated as making the Capital Contribution described in such section, each in exchange for a partnership interest. The initial Capital Account balances of each Member are shown in Schedule 4.2(d).

(e) If all or a portion of a Membership Interest in the Company is Transferred

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in accordance with the terms of this Agreement, then the transferee will succeed to the Capital Account of the transferor to the extent it relates to the Membership Interest so Transferred.

(f) The provisions of this Agreement relating to maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and will be interpreted and applied in a manner consistent with such Treasury Regulation or any successor provision.

Section 4.3. Additional Capital Contributions.

(a) On the Second Funding Date, MLE will make the additional Capital Contribution required by Section 2.2.2 of the Equity Capital Contribution Agreement. Periodically, as required by Section 2.2.3 of the Equity Capital Contribution Agreement, IRP will make additional Capital Contributions to fund Drilling Shortfalls.

(b) The Members will have the right, but not the obligation, to make additional Capital Contributions at any time as necessary to prevent or cure any breach or default by the Company under any Financing Document or other material contract to which the Company is a party or for any other purpose. Subject to the terms of the Account and Security Agreement, the proceeds of any such additional Capital Contributions shall be used as directed by the Members making such Capital Contribution.

Section 4.4. Class C Interests.

(a) If the Company defaults on or breaches any Operative Document prior to the later of (i) Final Completion or (ii) the date when all vendors in connection with construction of the Facility have been paid and any such vendor liens have been released, then the Class A Investor will have the right, but not the obligation, to make additional Capital Contributions, on the last day of the cure period for the default or breach if such default or breach has not been cured on or prior to such date, or at the time of the default or breach if there is no cure period, in the amount the Class A Investor reasonably determines the Company requires to cure and prevent any such breach or default from reoccurring. The Class A Investor will be issued the Class C Interests in exchange for any Capital Contributions under this Section 4.4. The Class C Interests will have the economic and voting rights described in Section 4.4(c). If the Class C Interests are issued, then the Class B Investors will have the option to purchase the Class C Interests from the Class A Investors on the last day of each of the next eight calendar quarters, starting with the first full calendar quarter after the quarter in which the Class A Investors made any Capital Contribution under this Section 4.4, by notifying the Class A Investors in writing, no later than 10 days before the end of the quarter, of its intention to purchase, unless the

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Class A Investors already exercised the option to have the Class C Interests begin receiving the economic and voting rights described in Section 4.4(c) in a prior quarter. The purchase price for the Class C Interests will be the amount of additional Capital Contributions made by the Class A Investors through the purchase date multiplied by Ax, where A is 1.05 and x is the number of the calendar quarter one through eight in which Class B Investors are exercising the option to purchase.

(b) In each of the eight quarters, if the Class B Investors have not exercised their option to purchase, then the Class A Investors will have the option, by notifying the Company in writing during the last 10 days of the quarter, to cause the Class C Interests to receive the following economic and voting rights as of the first day of the following calendar quarter:

(i) a Capital Account equal to the total Capital Contributions the Class A Member has made under this Section 4.4, and

(ii) the “applicable percentage,” as defined below, of (A) all items of Company income and loss, gain, deduction and credit that would otherwise have been allocated to the Class B Investors under Article V and Section 10.2, (B) all distributions that would otherwise have been made to the Class B Investors under Section 6.1 and Section 10.2, and (C) all voting rights to which the Class B Investors would otherwise have been entitled. For this purpose, the “applicable percentage” means the fraction  X/X+Y, where X is the purchase price that the Class B Investors would have had to pay to buy the Class C Interests on the last day of the quarter and Y is the initial Capital Account balance of the Class B Investors as shown in Schedule 4.2(d) on the Effective Date plus any additional capital contributed by the Class B Investors under Section 4.3.

The share of such allocations, distributions and voting rights on the Class B Interests will be diluted to one minus the applicable percentage. The Class C Interests will start to receive the economic and voting rights described in this Section 4.4(c) automatically at the end of the eighth calendar quarter if the Class B Investors have not purchased the Class C Interests by then and the Class A Investors did not elect to have the economic and voting rights start earlier.

Section 4.5. Working Capital Loans. During each calendar quarter after the Second Funding Date, to the extent that working capital on hand is not sufficient to cover the operating costs and working capital needs of the Company in the ordinary course of its business, the Class B Investors, so long as they are not in default under this Agreement, may advance to the Company, when and as needed, funds sufficient to cover the operating costs and working capital needs of the Company, but subject to any vote required if the borrowing by the Company would be a Major Decision (“Working Capital

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Loans”). Working Capital Loans will bear interest at a per annum rate of Three-Month LIBOR (as defined in Exhibit D) plus 500 basis points and will be repaid when permitted under the Account and Security Agreement out of available cash flow or proceeds from sales or refinancings effected in accordance with the terms of this Agreement, as reasonably determined by the Managing Member from time to time after making provision for payment of all third party expenses, and if not sooner paid in accordance with terms hereof shall become due and payable upon the dissolution of the Company. Any Working Capital Loans made by the Class B Investors will be evidenced by a note substantially in the form of Exhibit D.

Section 4.6. No Third Party Beneficiary. To the full extent permitted by law, no creditor or other third party having dealings with the Company shall have the right to enforce the right or obligation of any Member to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement are solely for the benefit of, and may be enforced solely by, the Parties to this Agreement and their respective successors and permitted assigns. None of the rights or obligations of the Members in this Agreement to make Capital Contributions or loans to the Company shall be deemed an asset of the Company for any purpose by any creditor (other than each of the Class B Investors in their capacity as a creditor pursuant to Section 4.5) or other third party, nor may such rights or obligations be sold, transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or of any of the Members.

Section 4.7. No Deficit Capital Account Restoration. No Member shall have any obligation to restore any negative balance in its Capital Account, or the Capital Account of any other Member, upon dissolution, liquidation, winding-up or termination of the Company.

ARTICLE V

ALLOCATIONS

Section 5.1. Allocations. For purposes of maintaining Capital Accounts, after giving effect to Section 5.2 and except as provided in Section 4.4(c) and Section 10.2, all deductions for intangible drilling and development costs funded out of Capital Contributions by the Class B Investors will be allocated to the Class B Investors, and all other items of Company income and loss, gain, deduction and credit will be allocated among the Members as follows:

(a) for the period through the Flip Date, 99% to the Class A Investors allocated in proportion to their Percentage Interests, and 1% to the Class B Investors, allocated in proportion to their Percentage Interests; and

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(b) for the period after the Flip Date, the greater of (i) 5% or (ii) the adjusted allocation percentage that is determined under Section 6.4.2 of the EPC Agreement to achieve the Target Pre-Tax Return, allocated among the Class A Investors in proportion to their Percentage Interests, and 100% minus the percentage in (i) or (ii) to the Class B Investors, allocated in proportion to their Percentage Interests.

Section 5.2. Adjustments. The following adjustments will be made in the allocations in Section 5.1 to comply with Treasury Regulation Section 1.704-1(b):

(a) In any Tax Year in which there is a net decrease in Company Minimum Gain, income in the amount of the net decrease will be allocated to Members in the ratio required by Treasury Regulation Section 1.704-2 or any successor provision.

(b) In any Tax Year in which there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt, then income in the amount of the net decrease will be allocated to each Member who was considered to have had a share of such minimum gain at the beginning of the Tax Year in the ratio required by Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii) or any successor provisions.

(c) Each Member’s Adjusted Capital Account balance for purposes of making other allocations under this Article V will be the balance after taking into account the allocations under Sections 5.2(a) and (b). No losses or deductions may be allocated to a Member to the extent the allocation would lead to a deficit in the Member’s Adjusted Capital Account. Losses or deductions that a Member cannot be allocated by reason of this Section 5.2(c) will be allocated to the other Members, subject to the limitation in the preceding sentence.

(d) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), income will be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, any deficit in the Member’s Adjusted Capital Account as quickly as possible. However, an allocation will be made under this Section 5.2(d) only if and to the extent that the Member would have a deficit in its Adjusted Capital Account after all other allocations provided for in Sections 5.1 and 5.2 have been tentatively made as if this Section 5.2(d) were not in this Agreement.

(e) Nonrecourse Deductions for any Tax Year will be allocated to the Members in the ratio in Section 5.1.

(f) Any Member Nonrecourse Deductions for any Tax Year will be allocated to the Member who bears the economic risk of loss with respect to the Member

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Nonrecourse Debt to which the Member Nonrecourse Deductions relate as directed in Treasury Regulations Section 1.704-2(i)(1).

(g) If any Class A Investor has a deficit balance in their Adjusted Capital Account after the Flip Date when the Company is no longer claiming Production Tax Credits, then each such Class A Investor will be allocated income and gain as quickly as possible until the deficit Adjusted Capital Account balance is eliminated; provided, that an allocation pursuant to this Section 5.2(g) will be made only if and to the extent that the Class A Investor would have a deficit in its Adjusted Capital Account balance after all other allocations provided in Section 5.1 and Section 5.2 have been tentatively made as if this Section 5.2(g) were not in this Agreement.

(h) If the Company distributes property to a Member in liquidation of the Membership Interest of the Member and there is an adjustment in the adjusted tax basis of Company property under Section 734(b) of the Code, there will be a corresponding adjustment to the Capital Account of the Member receiving the distribution. If the Company distributes cash to a Member in excess of its outside basis in its Membership Interest, leading to an adjustment in the inside basis of the Company property under Section 743(b) of the Code, solely for purposes of adjusting Capital Accounts of the Members, the adjustment in the inside basis will be treated as gain or loss and be allocated among the Members in the same ratio as other gain or loss for the Tax Year in which the adjustment occurs. This provision is intended to comply with Treasury Regulation Sections 1.704-1(b)(2)(iv)(m)(2) and (4) and will be interpreted consistently therewith.

(i) The allocations in this Section 5.2 are required to comply with the Treasury Regulations. To the extent the Company can do so consistently with the Treasury Regulations, the net amount of the allocations under Article V and Section 10.2 to each Member will be the net amount that would have been allocated to each Member if this Agreement did not have Section 5.2.

Section 5.3. Tax Allocations.

(a) All items of taxable income, gain, loss and deduction for each Tax Year will be allocated in the same proportions as the corresponding items of book income, gain, loss and deduction under Sections 5.1 and 5.2. Notwithstanding the previous sentence, all Utah state income tax credits and related state income tax benefits claimed by the Company will be allocated to the Class B Investors to the extent that such an allocation can be effected without adversely affecting the general allocations in Section 5.1.

(b) Notwithstanding Section 5.3(a), if as a result of contributions of

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property by a Member to the Company or an adjustment in the Gross Asset Value of Company assets pursuant to this Agreement, there exists a variation between the adjusted basis of an item of Company property for federal income tax purposes and as determined under the definition of Gross Asset Value, income, gain, loss, and deduction will be allocated among the Members so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value. With respect to the initial property contributed to the Company, the Company will use the remedial method permitted by Treasury Regulation Section 1.704-3(d).

(c) Allocations pursuant to this Section 5.3 are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of income, gain, loss, deductions, or distributions under any other provision of this Agreement.

(d) To the extent that an adjustment to the adjusted tax basis of any Company asset is made pursuant to Section 743(b) of the Code as the result of a purchase of a Membership Interest in the Company, any adjustment to the depreciation, amortization, gain or loss resulting from such adjustment will affect the transferee only and shall not affect the Capital Account of the transferor or transferee. In such case, the transferee will be required to agree to provide the Company information about the allocation of any step-up or step-down in basis to the Company’s assets and the depreciation or amortization method for any step-up in basis to the Company’s assets.

Section 5.4. Transfer or Change in Company Interest. If the respective Membership Interests or allocation ratios described in this Article V of the existing Members in the Company change or if a Membership Interest is Transferred in compliance with this Agreement to any other Person, then, for the Tax Year in which the change or Transfer occurs, all income, gains, losses, deductions, credits and other tax incidents resulting from the operations of the Company will be allocated, between the Members for the Tax Year in which the change occurs or between the transferor and transferee, by taking into account their varying interests using the proration method permitted by Treasury Regulation Section 1.706-1(c)(2)(ii), unless otherwise agreed by all the Members.

ARTICLE VI

DISTRIBUTIONS

Section 6.1. Distributions.

(a) Except as provided otherwise in this Section 6.1, Section 6.5(d), Section 6.5(e) or Section 10.2, Distributable Cash for each distribution period will be

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distributed to the Members in the same ratio as income and loss for the period were allocated under Section 5.1. There will be no distributions of assets in kind without the prior written consent of all of the Members, except for distributions of the Interconnection Assets, Resource Support Leases and Collateral Parcels.

(b) All Distributable Cash will be distributed on each Distribution Date except to the extent barred by the Account and Security Agreement; provided, there will be no distributions to the Class B Investors during any period the Class C Interests are outstanding. The share of Distributable Cash or Assets that would have been distributed to the Class B Investors, but for the proviso in the previous sentence, will be held by the Company in a special account and distributed, on the next Distribution Date after the Class C Interests have either been purchased or converted as described in Section 4.4, in the case of a purchase, to the Class B Investors, and in the case of a conversion, in accordance with Section 4.4(c).

(c) Notwithstanding Sections 6.1(a) and (b), any Buy-Down LLC Redemption Amount will be distributed immediately upon receipt to the Class A Investors in proportion to their Percentage Interests.

(d) Notwithstanding Sections 6.1(a) and (b), any funds released from the Drilling Account after the Facility Substantial Completion Date, as described in Section 3.8.3 of the Account and Security Agreement, will be distributed immediately upon receipt to the Class B Investors in proportion to their Percentage Interests.

(e) Notwithstanding Sections 6.1(a) and (b), the Company will distribute an undivided interest in the Interconnection Assets to the Class B Investors on the Facility Substantial Completion Date, where the undivided interest is 1 minus a fraction, and the fraction is 10.35 megawatts divided by the installed capacity of the Interconnection Assets. If the Company is unable legally to distribute the undivided interest, the Class B Investors will be treated in substance as owning the undivided interest and the Company will be deemed for tax purposes and for purposes of maintaining Capital Accounts to have distributed it. The Company will distribute the Collateral Parcels to the Class B Investors on the Facility Substantial Completion Date. The Company will distribute the Resource Support Parcels to the Class B Investors at the time described in clause (ii) of Article XI of the Account and Security Agreement.

(f) Notwithstanding Sections 6.1(a) and (b), the Company will distribute the amount remaining in the Development Account after Final Completion to IRP as reimbursement for capital expenditures incurred by IRP or Raser within the two years before the Effective Date, in two installments, with the first distribution of 25 percent of the amount to be made 12 months after the Final Completion Date and the remaining 75 percent to be distributed 18 months after the Final Completion Date. However, each

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distribution will be made only if the Geothermal Engineer has delivered a Development Account Release Certificate to the Collateral Agent and Administrative Lender, no Class C Interests have been issued under Section 4.4 and no Credit Agreement Event of Default has occurred. If the conditions are not met for the first distribution, then the amount of the first distribution will be held by the Company in a special account and distributed to the Class B Member on the second distribution date, along with the second distribution, if the conditions for distribution have been met on such date. If the conditions remain unmet on the second distribution date, then the full amount will be applied toward payment of the accrued but unpaid interest on the Advances and repayment of the principal amount of the Advances.

Section 6.2. Withdrawal of Capital. No Member shall have the right to withdraw capital from the Company or to receive or demand distributions or return of its Capital Contributions until the Company is dissolved in accordance with this Agreement and applicable provisions of the LLC Act. No Member shall be entitled to demand or receive any interest on its Capital Contributions.

Section 6.3. Withholding Taxes. If the Company is required to withhold taxes with respect to any allocation or distribution to any Member pursuant to any applicable federal, state, local or foreign tax laws, the Company may, after first notifying the Member and permitting the Member, if legally permitted, to contest the applicability of such taxes, withhold such amounts and make such payments to taxing authorities as are necessary to ensure compliance with such tax laws. Any funds withheld by reason of this Section 6.3 shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement. If the Company did not withhold from actual distributions any amounts it was required to withhold, the Company may, at its option, (i) require the Member to which the withholding was credited to reimburse the Company for such withholding; or (ii) reduce any subsequent distributions by the amount of such withholding. This obligation of a Member to reimburse the Company for taxes that were required to be withheld shall continue after such Member transfers or liquidates its Membership Interest in the Company. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.

Section 6.4. Limitation upon Distributions. Notwithstanding the provisions of this Agreement, including the foregoing provisions of this Article VI, to the contrary, no distribution shall be made: (a) if such distribution would violate any contract or agreement to which the Company is then a party (including the Financing Documents) or any Applicable Law then applicable to the Company, (b) to the extent that the Managing Member, in its reasonable discretion, determines that any amount otherwise distributable should be retained by the Company to pay, or to establish a reserve for the payment of, any liability or obligation of the Company, whether liquidated, fixed, contingent or

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otherwise, or to hedge an existing investment, or (c) to the extent that the Managing Member, in its reasonable discretion, determines that the cash available to the Company is insufficient to permit such distribution.

Section 6.5. Calculation of Internal Rate of Return.

(a) Tracking Progress. The Managing Member will calculate at least annually whether the Class A Investors have reached the Target IRR and will send the Class A Investors, within 120 days after the end of each Tax Year in which the Target IRR was not achieved, a report in the form of the Equity Base Case Model showing where it believes the Class A Investors are in relation to the Flip Date. The Managing Member will make its advisers available to answer any questions about its calculations. The Class A Investors may invoke the dispute resolution procedures in Section 11.11(b) to resolve any item or procedure that is in dispute, and the conclusion of such dispute resolution procedures will apply in all subsequent periods to any identical item or procedure.

(b) Notice of Date. The Managing Member will notify the Class A Investors in writing at least 10 days before the Distribution Date following the month in which it believes the Class A Investors achieved the Target IRR or at least 30 days before making any liquidating distributions, in connection with a liquidation of the Company pursuant to Section 10.1, if it believes the Class A Investors will achieve the Target IRR as a consequence of the liquidating distributions. The notice will include the Equity Base Case Model showing the Managing Member’s calculations and, in the case of a notice delivered in connection with a liquidation, the allocations and distributions that the Managing Member proposes to make to the Class A Investors under Section 10.2 in light of the calculations. The Managing Member will make its advisers available to answer any questions about its calculations. If the Class A Investors wish to invoke the dispute resolution procedures in Section 11.11(b) to resolve any disagreements, then they must give notice to that effect to the Managing Member before the Distribution Date, in a case not involving liquidation of the Company, and within 30 days after receipt of notice from the Managing Member in a case involving liquidation.

(c) Calculation Conventions. The Managing Member will use the following assumptions and conventions to calculate the Internal Rate of Return:

(i) It will assume that the Fixed Tax Assumptions are correct, without regard to any changes in law and irrespective of any determination as to whether such assumptions were correct when made or whether any assumed or resulting tax treatment is allowable on or at any time after the Effective Date, unless such assumptions are incorrect as a result of breach of a representation or covenant by IRP or the Managing Member hereunder or under the Equity Capital

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Contribution Agreement. In all other respects, Production Tax Credits and taxable income and loss of the Company for any taxable period will be calculated based on the amounts actually allocated in accordance with the federal income tax accounting methods and tax elections actually used with respect to such period by the Company in the preparation of its federal income tax reports and returns, or as adjusted on any amended return or as a result of a federal income tax audit, and taking into account any change in the reference price in Section 45(b)(1) of the Code. Notwithstanding anything in this Agreement to the contrary, the calculation of Production Tax Credits and taxable income and loss will not take into account Section 199 of the Code.

(ii) The Production Tax Credits and taxable income and loss of the Company will be treated as earned ratably during the Tax Year with the result that the taxes on such income, gain or benefit from the Production Tax Credits or losses allocated to the Class A Investors will be treated as having been paid or received in four equal installments on the respective estimated tax payment dates for a calendar year corporate taxpayer during the Tax Year.

(iii) Tax savings and detriment will be calculated using a 35% tax rate.

(d) End-of-Year True Up. If the federal income Tax Return that the Company files for the Tax Year in which the Target IRR is achieved suggests that the Target IRR was not achieved in the month the Company assumed for reasons other than inaccuracy of the Fixed Tax Assumptions (unless they are incorrect as a result of breach of a representation or covenant by IRP or the Managing Member hereunder or under the Equity Capital Contribution Agreement) or the calculation assumptions and conventions in Section 6.5(c), then the Managing Member will recalculate when the Target IRR was achieved and send a new notice to the Class A Investors that will be subject to the same dispute resolution procedures in Section 11.11(b) as the original notice, provided the Class A Investors notify the Managing Member of its disagreement with the revised calculation within 10 days after receipt. The Managing Member will also calculate the shortfall in or excess Distributable Cash, in present-value terms using the Target IRR as the discount rate, that the Class A Investors received as a consequence of the earlier miscalculation (the “Cash Difference”). Once the revised calculation becomes final, the sharing percentages in Section 6.1 will be adjusted to the maximum extent necessary to correct, on a present value basis calculated at the Target IRR, the Cash Difference; provided, that the sharing percentage of the Class A Investors shall not exceed 99 percent. The revised sharing percentages will remain in effect until the Cash Difference has been eliminated.

(e) Curative Flip Allocations. If, after filing the federal income Tax Return for the year in which the Company treated the Target IRR as having been achieved, there

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is a change in the taxable income or loss or Production Tax Credits the Company reported for the period through the end of the month in which the Target IRR was assumed to have occurred for reasons other than inaccuracy of the Fixed Tax Assumptions (unless they are incorrect as a result of breach of a representation or covenant by IRP or the Managing Member hereunder or under the Equity Capital Contribution Agreement) or the calculation assumptions and conventions in Section 6.5(c) and the Company has not yet made liquidating distributions under Section 10.2, then there will be a “Curative Flip Allocation.” The Managing Member will determine the shortfall between the Target IRR and the Internal Rate of Return the Class A Investors actually achieved through the last Distribution Date the Company distributed cash under Section 6.1(a). The sharing percentages in Section 6.1 will be adjusted for subsequent distributions to the maximum extent necessary to restore the Class A Investors to the Target IRR as of such date; provided, that the sharing percentage of the Class A Investors shall not exceed 99 percent. Such change in sharing percentages shall remain in effect until, and to the extent necessary so that, the difference between the Target IRR and the actual Internal Rate of Return has been eliminated. The Internal Rate of Return the Class A Investors actually achieved will be calculated using the Fixed Tax Assumptions (unless they are incorrect as a result of breach of a representation or covenant by IRP or the Managing Member hereunder or under the Equity Capital Contribution Agreement) and the calculation assumptions and conventions in Section 6.5(c). If an event occurs that would have triggered a Curative Flip Allocation but for the fact that the Class B Investors have already purchased the Membership Interests of the Class A Investors under Section 9.7 of this Agreement, then the Class B Investors will pay in cash, within 30 days of the occurrence of such event, the economic equivalent of the Curative Flip Allocation as additional purchase price for the Class A Interests.

ARTICLE VII

ACCOUNTING AND RECORDS

Section 7.1. Fiscal Year. The fiscal year of the Company shall be the calendar year. Unless otherwise required by the Code, the Company will use the same fiscal year for income tax and for financial and accounting purposes.

Section 7.2. Annual Operating Plan and Budget. The annual budget for the Company for the remainder of calendar year 2008 is attached in the form of a computer disc labeled Exhibit F. The annual budget attached as Exhibit F is deemed approved by the Members. No less than ninety (90) days prior to the beginning of each subsequent Operating Year, the Managing Member will deliver to the Members, for approval as a Major Decision, a proposed Annual Operating Plan and Budget for the upcoming year. If the O&M Agreement is in effect, the Managing Member instead will deliver to the Members, for approval as a Major Decision, such proposed Annual Operating Plan and

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Budget upon receipt from the Operator. Each such budget will contain a line-item specification of projected operating revenues and expenses, as well as any necessary provision for expenditures or reserves for maintenance and capital items and other extraordinary expenditures. The Members will review promptly each proposed Annual Operating Plan and Budget, as presented, and will approve, deny or suggest modifications, each time as a Major Decision, within fifteen (15) Business Days of receipt from the Managing Member. The Managing Member will notify the Operator, within five (5) additional Business Days, of the Members’ decision and, if in effect, will follow procedures required by Section 6.1 of the O&M Agreement to agree with the Operator to a final Annual Operating Plan and Budget for the applicable Operating Year. In the event that the Members cannot reach agreement on a future budget or any component or line item of such a budget, then the Company will be treated as having agreed to an annual budget or component or line item in question that is the same as the budget or component or line item in the budget the year before times the CPI Adjustment, and the Managing Member will notify the Operator of such fact. If the preceding sentence applies, the Managing Member will not agree to such Annual Operating Plan and Budget or line-item with the Operator for the applicable Operating Year. References to the “Annual Operating Plan and Budget” in this Agreement are to the budget approved by the Members.

Section 7.3. Amendments and Supplements. During the calendar year covered by the Annual Operating Plan and Budget, the Managing Member may propose amendments to the Annual Operating Plan and Budget. If they involve an increase of more than 10% in a line item or in the Annual Operating Plan and Budget in the aggregate, approval will be required as a Major Decision. If the O&M Agreement is in effect, the Manager will notify the Members immediately if it receives notice from the Operator pursuant to Section 6.1.3 of the O&M Agreement that Reimbursable Costs will exceed the amount specified in the Annual Operating Plan and Budget.

Section 7.4. Reports. The Managing Member will deliver to each Member no later than 30 days after the end of each month a separate written report showing the calculation of Distributable Cash for the month and how the amount is being distributed under Article VI. The Managing Member will deliver to each Member no later than 30 days after the end of each month any report it receives pursuant to an Operative Document during such month.

Section 7.5. Books and Records and Inspection.

(a) The Managing Member will keep, or cause to be kept by the Company, full and accurate books of account, financial records and supporting documents that reflect, completely, accurately and in reasonable detail, each transaction of the Company and such other matters as are usually entered into the records or maintained by Persons

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engaged in a business of like character or as are required by law, and all other documents and writings of the Company. The books of account, financial records, and supporting documents and the other documents and writings of the Company shall be kept and maintained at the principal office of the Company, separate from all other books of account, financial records, and supporting documents of any other Person. The financial records and reports of the Company shall be kept in accordance with GAAP and kept on an accrual basis.

(b) In addition to and without limiting the generality of Section 7.5(a), the Managing Member will cause the Company to keep and maintain at the Company’s principal office:

(i) true and full information regarding the status of the business and financial condition of the Company, including financial statements for the three most recent years, which information shall, among other things, be sufficient for a Member to determine the Company’s progress toward the Flip Date and whether such Flip Date has occurred;

(ii) promptly after becoming available, a copy of the Company’s federal, state and local income Tax Returns for each year;

(iii) minutes of the proceedings of the Members;

(iv) a current list of the name and last known business, residence or mailing address of each Member;

(v) a copy of this Agreement and the Company’s Certificate of Formation, and all amendments to such documents, together with executed copies of any written powers of attorney pursuant to which this Agreement and such Certificate of Formation and all amendments thereto that have been executed and copies of written consents of Members;

(vi) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property and services contributed by each Member, and the date upon which each became a Member;

(vii) copies of records that would enable a Member to determine the Member’s relative shares of the Company distributions and the Member’s relative voting rights;

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(viii) copies of records and supporting documents relating to expenses incurred by Managing Member or its Affiliates on behalf of the Company and subject to reimbursement pursuant to Section 8.3; and

(ix) all records related to the production and sale of electricity by the Company and qualification of such sales for Production Tax Credits.

(c) All books and records of the Company shall be open to inspection and copying by any of the Members, former Members or their authorized Representatives during business hours and at such Member’s or former Member’s expense, for any purpose reasonably related to such Member’s or former Member’s interest in the Company, and the Company shall maintain the books and records of the Company for a period of five years following the dissolution of the Company. The Members shall provide the Company with written notice prior to the expiration of such five-year period if the Member desires to make copies of such books and records prior to destruction thereof. The Members’ or their authorized Representatives’ rights under this Section 7.5(c) shall continue during the five-year period despite termination or expiration of this Agreement. The Members shall bear the costs incurred by the Managing Member in maintaining such books and records after the dissolution of the Company, pro rata in accordance with their Membership Interests as of the Termination Date.

Section 7.6. Bank Accounts, Notes and Drafts.

(a) All funds not required for the immediate needs of the Company shall be placed in Cash Equivalent Investments with a maturity appropriate for the anticipated cash flow needs of the Company. All Company funds shall be deposited and held in accounts that are separate from all other accounts maintained by the Managing Member and the Members, and the Company’s funds shall not be commingled with any other funds of any other Person, including any Member or any Affiliate of a Member. The Company shall pay its own liabilities and expenses only out of its own funds.

(b) The Members acknowledge that the Managing Member may maintain Company funds in accounts, money market funds, certificates of deposit, other liquid assets in excess of the insurance provided by the Federal Deposit Insurance Corporation, or other depository insurance institutions and that the Managing Member shall not be accountable or liable for any loss of such funds resulting from failure or insolvency of the depository institution; provided, that such funds are invested in Cash Equivalent Investments.

(c) Checks, notes, drafts and other orders for the payment of money shall be signed by such persons as the Managing Member from time to time may authorize.

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When the Managing Member so authorizes, the signature of any such person may be a facsimile.

Section 7.7. Financial Statements and Other Information.

(a) The Managing Member shall ensure that the Company maintains separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, cause such financial statements to be prepared in accordance with GAAP; and allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including paying for office space and services performed by any employee of an Affiliate. Within 60 days after the end of each of the first three quarters of each calendar year, the Managing Member shall furnish to each Member (i) unaudited consolidated financial statements of the Company and its consolidated subsidiaries prepared in accordance with GAAP as of the end of such quarter, including a consolidated balance sheet and consolidated statements of income, members’ equity and changes in cash flows, certified by a responsible officer of the Managing Member as true complete and correct in all material respects, (ii) the number of kilowatt hours of electricity produced by the Company and put to station use, sold to unrelated Persons and sold to other Persons during such quarter, (iii) the amount of Production Tax Credits claimed by the Company during the quarter, and (iv) the estimated income, loss and Production Tax Credits that the Company expects to allocate to each Member for the quarter.

(b) Within 120 days after the end of each calendar year, the Managing Member shall furnish to each Member (i) audited consolidated financial statements of the Company and its consolidated subsidiaries prepared in accordance with GAAP as of the end of such year, including a consolidated balance sheet and consolidated statements of income, members’ equity and changes in cash flows and accompanied by a report of the Accounting Firm stating that its examination was made in accordance with generally accepted auditing standards and that in its opinion such financial statements of the Company and its consolidated subsidiaries fairly present the Company’s and its consolidated subsidiaries’ cash flows, results of operations and changes in financial position in accordance with GAAP, (ii) a statement of each Member’s closing Capital Account balance as of the end of such year, (iii) the number of kilowatt hours of electricity produced by the Company and put to station use, sold to unrelated Persons and sold to other Persons during the year, and (iv) the amount of Production Tax Credits claimed by the Company during the year.

(c) Within 60 days after the end of each quarter of the calendar year, the Class B Investors shall furnish to the Class A Investors unaudited consolidated financial statements of Raser and its consolidated subsidiaries prepared in accordance with GAAP as of the end of such quarter, including a consolidated balance sheet and consolidated

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statements of income, stockholders’ equity and changes in cash flows, certified by a responsible officer of Raser as true complete and correct in all material respects and, within 120 days after the end of each calendar year, the audited consolidated financial statements of Raser and its consolidated subsidiaries prepared in accordance with GAAP as of the end of such year, including a consolidated balance sheet and consolidated statements of income, stockholders’ equity and changes in cash flows and accompanied by a report of Raser’s accountants stating that their examination was made in accordance with generally accepted auditing standards and that in their opinion such financial statements of Raser and its consolidated subsidiaries fairly present Raser’s and its consolidated subsidiaries’ cash flows, results of operations and changes in financial position in accordance with GAAP. To the extent the information is available on EDGAR or IDEA, the Class B Investors will be considered to have satisfied their obligation to supply the information under this Section 7.7(c) by providing each Class B Investor the weblink by email.

(d) The Managing Member will furnish each Member:

(i) written notice, promptly after becoming aware, of (i) any lawsuits filed or threatened against the Company or against others that could have a material effect on the Company, (ii) any material dispute with a Governmental Authority, any alleged material noncompliance or violation by the Company of any federal, state or local laws and regulations, including Environmental Laws, (iii) any material default under the Financing Documents, (iv) any material default or event of force majeure under any Operative Document, and (v) any material casualty or loss involving Company Assets;

(ii) copies of all material documents concerning the Company, the Facility, the Company’s Assets and the Company’s business and operations furnished to the Managing Member or the Company by any Governmental Authority or furnished by the Company or the Managing Member on behalf of the Company to any Governmental Authority promptly upon receipt or delivery by the Managing Member;.

(iii) copies of any written notices of non-renewal or cancellation or any written claims by an insurance company that any insurance policy required to be maintained by the Company or the Operator is not in effect promptly after receipt by the Managing Member.

(e) The Managing Member shall furnish each Member such other reports and information in the possession of the Managing Member as reasonably requested by any Member and such other reports or information reasonably requested by and paid for by the requesting Member to the extent external costs are incurred with

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respect to the preparation of such reports or information.

Section 7.8. Partnership Status and Tax Elections.

(a) The Members intend the Company to be treated as a partnership for United States federal, state and local income tax purposes. Neither the Company nor any Member shall elect for the Company (i) to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute or (ii) to be treated as a corporation, or an association taxable as a corporation, under the Code or any similar state statute.

(b) The Company will make the following elections on the appropriate Tax Returns:

(i) to the extent permitted under Section 706 of the Code, to adopt as the Company’s tax year the calendar year;

(ii) to adopt the accrual method of accounting;

(iii) if a distribution of the Company’s property as described in Section 734 of the Code occurs or a transfer of Membership Interest as described in Section 743 of the Code occurs, on request by notice from any Member, to elect, at such Member’s cost, pursuant to Section 754 of the Code to adjust the basis of the Company’s properties;

(iv) to amortize the organizational expenses of the Company ratably over a period of 180 months as permitted by Section 709(b) of the Code;

(v) to expense all intangible drilling and development costs,

(vi) not to claim any depreciation bonus on the Facility under Section 168(k) of the Code; and

(vii) to elect under Section 6231(a)(1)(B)(ii) of the Code to treat the Company as a partnership to which the provisions of Sections 6221 through 6234 of the Code apply.

Section 7.9. Company Tax Returns. The Managing Member will cause the Company to file separate tax returns from those of other Persons except as may be required by Applicable Law. The United States federal income Tax Returns for the Company and all other Tax Returns of the Company with respect to Tax Years ending after the Effective Date shall be prepared as directed by the Managing Member in Consultation with the other Members. The Tax Returns will be prepared on a basis

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consistent with the tax assumptions and conventions contained in the Equity Base Case Model, subject to Applicable Law (a “Consistent Return”). The Managing Member, in Consultation with the other Members, may extend the time for filing any such Tax Returns as provided for under applicable statutes. At the Company’s expense, the Managing Member shall cause the Company to retain an Accounting Firm to prepare or review the Tax Returns for the Company. Each Member shall provide such information, if any, as may be reasonably needed by the Company for purposes of preparing such Tax Returns, provided, that such information is readily available from regularly maintained accounting records. At least 30 days prior to filing the Company’s Tax Returns, the Managing Member shall deliver to the other Members for their review a copy of such Tax Returns in the form proposed to be filed. If any Tax Return furnished to the other Members is not a Consistent Return, then the Managing Member will identify and explain the areas of inconsistency when it furnishes the return. The Managing Member will incorporate all reasonable changes or comments to such proposed Tax Returns requested by the other Members at least 10 days prior to the filing date for such returns. After making such requested changes, the Managing Member shall cause the Company to file the Company’s Tax Returns in a timely manner; provided, that, if the Company’s Tax Returns relate to all or any portion of a Tax Year occurring before the Flip Date, the Managing Member shall not file such Tax Returns without the prior Consent of the Class A Investors, such consent not to be unreasonably withheld. Within 20 days after filing the Company’s Tax Returns, the Managing Member shall cause the Company to deliver to each Member a copy of the Company’s Tax Returns as filed, together with any additional tax-related information in the possession of the Company that such Member may reasonably and timely request in order to prepare its own income Tax Returns.

Section 7.10. Tax Audits.

(a) IRP is hereby designated as the “tax matters partner,” as that term is defined in Section 6231(a)(7) of the Code (the “Tax Matters Partner”), with all of the rights, duties and powers provided for in Sections 6221 through 6234 of the Code. IRP is hereby directed and authorized to take whatever steps IRP, in its reasonable discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the IRS and taking such other action as may be required from time to time under the Treasury Regulations. If IRP Transfers all of its Membership Interest (other than to an Affiliate), IRP shall be removed as the Tax Matters Partner and the then-current Members of the Company (excluding IRP and its proposed transferee) shall select a replacement Tax Matters Partner for the Company, effective as of the date of the Transfer of all of IRP’s Membership Interest. If IRP transfers its Membership Interest to an Affiliate, the Affiliate will succeed to its position as the Tax Matters Partner.

(b) Notwithstanding the foregoing, the Class A Investors, in Consultation with the other Members, shall control the defense of any claims made by the IRS or other tax

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authorities to the extent that such claims relate to the adjustment of Company items with respect to Tax Years of the Company up to and including the Flip Date (“Company Items”) and, in connection therewith, shall cause the Company to retain and to pay the fees and expenses of counsel and other advisors chosen by the Class A Investors in Consultation with the other Members. The Tax Matters Partner shall promptly deliver to each other Member a copy of all notices, communications, reports and writings received from the IRS relating to or potentially resulting in an adjustment of Company Items, shall promptly advise each of the other Members of the substance of any conversations with the IRS in connection therewith and shall keep the other Members advised of all developments with respect to any proposed adjustments that come to its attention. In addition, the Tax Matters Partner or Class A Investors, as the case may be, shall (i) provide the other Members with a draft copy of any correspondence or filing to be submitted by the Company in connection with any administrative or judicial proceedings relating to the determination of Company Items reasonably in advance of such submission, (ii) incorporate all reasonable changes or comments to such correspondence or filing requested by the other Members and (iii) provide the other Members with a final copy of correspondence or filing. The Tax Matters Partner or Class A Investors, as the case may be, will provide each Member with notice reasonably in advance of any meetings or conferences with respect to any administrative or judicial proceedings relating to the determination of Company Items (including any meetings or conferences with counsel or advisors to the Company with respect to such proceedings) and each Member shall have the right to participate, at its sole cost and expense, in any such meetings or conferences.

(c) Notwithstanding Section 7.10(b), neither the Tax Matters Partner nor the Class A Investors shall (i) enter into any settlement agreement that is binding upon the other Members with respect to the determination of Company Items or (ii) file a petition under Section 6226(a) of the Code for the readjustment of Company Items without the prior Consent of the Members, such consent not to be unreasonably withheld.

(d) If for any reason the IRS disregards the election made by the Company pursuant to Section 7.8(b)(v) and commences any audit or proceeding in which it makes a claim, or proposes to make a claim, against any Member that could reasonably be expected to result in the disallowance or adjustment of any items of income, gain, loss, deduction or credit (including Production Tax Credits) allocated to such Member by the Company, then such Member shall promptly advise the other Members of the same, and such Member, in Consultation with the other Members, shall use all reasonable efforts to convert the portion of such audit or proceeding that relates to such items into a Company-level proceeding consistent with the Company’s election pursuant to Section 7.8(b)(v). In the event that such Member is unsuccessful in so converting such proceeding, the Member subject to such audit or proceeding shall provide notification, information, documents, correspondence and a reasonable opportunity to participate to, and shall

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Consult with, the other Members to the same degree as required of the Tax Matters Partner or Class A Investor, as the case may be, in Section 7.10(b), but only with respect to items of income, gain, loss, deduction or credit that relate to the Company, and not to the extent such notification, information, documents, correspondence, or opportunity to participate would materially adversely affect the audit of or proceeding involving the items that do not relate to the Company.

(e) Notwithstanding anything in this Agreement to the contrary, the provisions of Section 7.5(c), this Section 7.10 and Section 7.11 shall survive the Termination Date and shall remain in full force and effect until the expiration of the applicable statute of limitations (as extended) for any audits of the Company’s tax returns for Tax Years in which the Class A Investor is a Member.

Section 7.11. Information and Access Rights. The Members and their respective agents also will have the right, at their sole risk and expense and upon reasonable prior notice to the Managing Member, to inspect the Facility and the Company’s Assets and to audit, examine and make copies of all relevant documents, books and records of the Company, including for the purpose of determining compliance with Environmental Laws. Any such inspection will be conducted during normal business hours and so as not to unreasonably interfere with the business of the Company. The foregoing rights may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated.

ARTICLE VIII

MANAGEMENT

Section 8.1. Managing Member.

(a) The Managing Member will be the Member designated to act as such from time to time by the Members (the “Managing Member”). The initial Managing Member will be IRP. Except as provided in Section 8.2 and Section 8.5 or as otherwise expressly provided in this Agreement, the Managing Member shall conduct, direct and exercise control over all activities of the Company, and shall have full power and authority on behalf of the Company to manage and administer the business and affairs of the Company and to do or cause to be done any and all acts considered by the Managing Member to be necessary or appropriate to conduct the business of the Company (including taking all necessary actions to cause the Company to perform its obligations and enforce its rights under contracts to which the Company is a party and otherwise to carry out its respective purposes) without the need for approval by or any other consent from any Member, including the authority to bind the Company in making contracts and incurring obligations in the Company’s name in the course of the Company’s business.

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Except to the extent that a Member is also the Managing Member or authority is delegated from the Managing Member, no Member shall have any authority to bind the Company.

Section 8.2. Standard of Care; Contractor; Operator; Required Consents.

(a) The Managing Member shall perform its duties and responsibilities in accordance with Prudent Practices taking into account, during the PTC Period, the need to sell electricity to Unrelated Persons, to avoid use of grants, tax-exempt financing, subsidized energy financing and other federal credits to pay any Facility costs and to avoid making major improvements that would turn the Facility into a different facility with a new placed-in-service date past the deadline to qualify for Production Tax Credits. The Managing Member will forward the Class A Investors copies of any notices from counterparties to the Financing Documents or Operative Documents of a breach or default or potential breach or default under any such agreements promptly after receipt and, subject to the Account and Security Agreement, use any Capital Contributions made in exchange for Class C Interests as directed by the Class A Investors. Subject to Section 8.2(b) and Section 8.2(c), the Managing Member may discharge its duties through the personnel of an Affiliate of the Managing Member, but no such delegation of duties to personnel of an Affiliate of the Managing Member shall relieve Managing Member of any of its obligations, duties or liabilities with respect thereto or result in an obligation of the Company to compensate or reimburse such personnel.

(b) The Company has entered into the O&M Agreement with the Operator for the operation and maintenance of the Facility, upon the terms and conditions of the O&M Agreement. The Managing Member shall supervise the performance by the Operator of its obligations under the O&M Agreement; provided, however, that during such time as the Operator is an Affiliate of the Managing Member, any decisions, and any actions relating thereto, that must be made or taken by the Company under the O&M Agreement will be made or taken on behalf of the Company by the Class A Investors or the Managing Member, in connection therewith, shall act at the direction of the Class A Investors. Replacement of the O&M Agreement after it terminates will be a Major Decision requiring a Class Majority Vote. Any replacement operator must have at least three years of experience operating geothermal fields and power plants with an aggregate nameplate capacity of at least 50 megawatts.

(c) The Company has entered into the EPC Agreement with Raser for the engineering, procurement and construction of the Facility, upon the terms and conditions in the EPC Agreement. The Managing Member shall supervise the performance by Raser of its obligations under the EPC Agreement and, on behalf of the Company and, except as otherwise in this Agreement, will perform the obligations of the Company under the EPC Agreement; provided, however, that during such time as Contractor is an

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Affiliate of the Managing Member, any decisions, and any actions relating thereto, that must be made or taken by the Company under the EPC Agreement will be made or taken on behalf of the Company by the Class A Investors or the Managing Member, in connection therewith, shall act at the direction of the Class A Investors, including, for example, the selection of any independent tax counsel chosen to give an opinion about how many Turbines were placed in service for tax purposes by the deadline to qualify for Production Tax Credits.

(d) The Managing Member will cause Raser and its Affiliates not to undertake any drilling within 2 miles of the Wellfield, unless the Geothermal Engineer has provided a Non-Interference Certificate in the Form of Exhibit G confirming that the drilling will not have an adverse effect on the Facility, and will intervene in any proceedings, attempt to negotiate and use similarly commercially reasonable efforts to prevent others from undertaking any drilling in other parts of the geothermal resource to which the Leases allow access that would have a materially adverse effect on the Facility. The Managing Member will cause Raser and its Affiliates not to enter into any unitization agreement that would cause royalties under the Leases to become a function not only of output from the SITLA and Minersville tracts, but also from other properties if the agreement would have the effect of materially increasing or altering the timing of the royalties that would otherwise have to be paid under the Leases without the consent of the Class A Investors (such consent not to be unreasonably withheld or delayed), unless the Managing Member agrees to indemnify the Company, in a manner satisfactory in both form and substance to the Class A Investors, for the loss in cash flow to the Company and agrees to indemnify the Class A Investors, in a manner satisfactory in both form and substance to the Class A Investors, for any additional adverse effect on the Class A Investors that cannot be compensated fully through payments or Capital Contributions to the Company.

(e) The Managing Member shall not be required to take any action hereunder, nor shall any other provision of this Agreement be deemed to impose a duty on the Managing Member to take any action, if the Managing Member shall reasonably determine, or shall have been advised by counsel, that such action is contrary to any applicable law or this Agreement.

(f) The Managing Member may, at any time, upon no fewer than 30 Business Days’ notice to the other Members, resign as Managing Member.

(g) The Managing Member shall devote such time, effort and skill to the Company’s business affairs as is necessary and proper to promote the Company’s welfare and success. Notwithstanding any duty otherwise existing at law or in equity, the Members expressly recognize that the Managing Member has or may have substantial other business activities and agree that the Managing Member and its Affiliates, officers, directors, employees, and agents, as the case may be (other than those persons who are

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Officers or employees of the Company), shall not be bound to devote all of their business time to the affairs of the Company and that the Managing Member or its Affiliates may engage for their own account and for the accounts of others in other businesses or activities.

(h) Notwithstanding any duty otherwise existing at law or in equity, the Managing Member shall act in good faith and in the best interests of the Company at all times and shall not be required to prefer the business or properties of the Company over the business or properties of any other entity in which the Managing Member or its Affiliates may have an interest. In carrying out its duties hereunder, the Managing Member shall not be liable to the Company or to any Member for its good faith actions or failure to act (including actions taken or omitted to be taken in good faith in accordance with the written direction of all Members), but nothing in this Agreement shall relieve the Managing Member of such liabilities for fraud, willful misconduct, gross negligence, breach of this Agreement or a knowing violation of law, licenses or permits in the performance of its duties under this Agreement.

(i) Any Class A Investor that directly or indirectly owns any Debt of the Company or whose Affiliate directly or indirectly owns any Debt of the Company shall exercise its right to consent to or approve any matter hereunder solely taking into account such Class A Investor’s interests as a Class A Investor and disregarding any interest as an owner of Debt of the Company. Furthermore, in exercising their rights and performing their duties under Section 8.2(b) and (c), the Class A Investors shall not take any action that will result in a Credit Agreement Default or Credit Agreement Event of Default without obtaining a waiver and release from the Lenders. Notwithstanding any duty otherwise existing at law or in equity, the Class A Investors shall act in good faith and in the best interests of the Company at all times in exercising their rights and performing their duties under Section 8.2(b) and (c). In exercising their rights and performing their duties under Section 8.2(b) and (c), the Class A Investors shall not be liable to the Company or to any Member for their good faith actions or failure to act in accordance with this Section 8.2(i), but nothing in this Agreement shall relieve the Class A Investors for fraud, willful misconduct, gross negligence, breach of this Agreement or a knowing violation of law, licenses or permits in the exercise of their rights and performance of their duties under Section 8.2(b) and (c).

(j) Notwithstanding any other obligation of the Managing Member under this Agreement, the Managing Member will cause the Company to do the following:

(i) observe all limited liability company and other organizational formalities;

(ii) refrain from assuming, guaranteeing or becoming obligated for the

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debts of any other Person, except as approved as a Major Decision;

(iii) refrain from acquiring the obligations or securities of any Affiliate or Member;

(iv) use separate stationery, invoices, and checks bearing its own name;

(v) hold itself out as a separate entity;

(vi) conduct its own business in its own name;

(vii) maintain an arm’s-length relationship with its Affiliates and enter into transactions with Affiliates only on a commercially reasonable basis and only with the consent of the Class A Investors;

(viii) correct any known misunderstanding regarding its separate identity;

(ix) refrain from identifying itself or holding itself out as a division of any other Person;

(x) refrain from holding out its credit as being available to satisfy the obligations of others;

(xi) refrain from commingling its assets with those of any other Person and shall hold all of its assets in its own name; and

(xii) maintain its assets in a manner that it will not be costly or difficult to segregate, ascertain or identify from those of any other Person.

Section 8.3. Compensation and Reimbursement of the Managing Member. The Managing Member will be paid the Management Fee for its services in managing the Company in quarterly increments within 30 days after the end of each calendar quarter, except to the extent the timing of the payments is altered by the Account and Security Agreement. To the extent the Company has too little cash to pay the Management Fee on any payment date, the shortfall will carry over to succeeding payment dates and be paid as soon as possible, but without interest. The Company will also reimburse the Managing Member for reasonable and appropriately incurred out-of-pocket expenses incurred in performing its obligations hereunder, but excluding management and other employee compensation and benefits and other administrative and overhead charges of Managing Member and its Affiliates.

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Section 8.4. Removal or Resignation of the Managing Member. The Managing Member will be subject to removal as Managing Member by majority vote of the Members other than the Managing Member if the Managing Member (a) has engaged in gross negligence, willful misconduct or fraud, (b) has performed any action or omitted to take any action that is in material breach or violation of this Agreement, or (c) is in Bankruptcy; provided, however, that in the case of (b), the Managing Member will have the opportunity to cure such breach or violation within 30 days of receiving notice of the breach from the other Members voting to replace; provided, further, that if such breach cannot be cured within such period, and the Managing Member is proceeding with diligence to cure such breach, the 30-day cure period shall be extended by an additional 60 days, for a total cure period of 90 days. Any vacancy caused by removal or resignation of the Managing Member will be filled by a Class Majority Vote.

Section 8.5. Major Decisions.

(a) In addition to any other approval required by Applicable Laws or this Agreement, Major Decisions are reserved to the Members, and none of the Company, the Managing Member, or any officer thereof shall do or take or make or approve any Major Decisions without a Class Majority Vote, except that those Major Decisions described in clauses (o), (r), (t) and (v) in the definition of “Major Decisions” in Schedule Z require the approval of all Members.

(b) The Managing Member will submit proposed Major Decisions to the other Members in writing in accordance with Section 11.1, with each submission describing in reasonable detail the Major Decision proposed and the basis for the Managing Member’s recommendation. Upon receipt of the written submission, the Members will have 10 Business Days therefrom to approve or reject the proposal. If the proposed Major Decision is not rejected in writing within such period, such proposed Major Decision will be deemed approved.

Section 8.6. Officers. The Managing Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign, in writing, titles (including President, Vice President, Secretary and Treasurer) to any such person. Unless the Managing Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 8.6 may be amended or revoked at any time by the Managing Member. The initial Officers of the Company shall be the persons listed on Exhibit H opposite the offices to which they are hereby appointed until each resigns or is removed. All Officers shall serve at the discretion of and subject to the direction of the Managing Member. The Managing Member shall be responsible for the actions or inactions the

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Officers to the same extent that the Managing Member is responsible for its own actions and inactions.

Section 8.7. Contracts with Affiliates. The Company may enter into contracts and agreements with the Managing Member or any Affiliates of the Managing Member for the rendering of services or the sale or lease of supplies and equipment to the Company, in each case as necessary or appropriate for the operation of the Company business consistent with its purposes stated in this Agreement; provided, that the contracts and agreements may require approval as a Major Decision; provided further, that for any such contracts or agreements entered after the Effective Date, the cost of such services, supplies and equipment, and the other terms of such contracts and agreements must be no less favorable, and on arms’ length terms, to the Company than those available from unrelated third parties that are engaged in the business of rendering comparable services or selling or leasing comparable supplies and equipment. The Members acknowledge and agree that all contracts and agreements with the Managing Member or any Affiliates of the Managing Member that were signed and delivered as a condition to the initial Capital Contribution by MLE on the Effective Date under Section 2.2.1 of the Equity Capital Contribution Agreement are deemed to comply with the requirements of this Section 8.7 and fees payable thereunder are for fair value received by the Company.

Section 8.8. Insurance. The Company shall acquire and maintain or cause to be maintained (including making changes to coverage and carriers) such casualty, general liability (including product liability), property damage and other types of insurance with respect to the Facility and the operations of the Company provided in Schedule 8.8, such other insurance as may be required by the Operative Documents to which the Company is a party, and such additional insurance as may otherwise be determined by the Managing Member to be necessary or advisable from time to time. The Class A Investors shall be added to such insurance as an additional named insured on the policies, and shall be the loss payee, under casualty, business interruption and builders risk coverage as their interests may appear, subject to any overriding mortgagee interest, with a waiver of subrogation permitted in their favor (where legally permitted or insurance market practice permits). Such insurance shall require that the Class A Investors be provided with 30 days’ written notice of cancellation (10 days for non-payment of premium).

Section 8.9. Third Party Reliance. Third parties dealing with the Company shall be entitled to rely conclusively on the power and authority of the Managing Member. No third Person dealing with the Company shall be required to ascertain whether the Managing Member is acting in accordance with the provisions of this Agreement. All third Persons may rely on a document executed by the Managing Member as binding the Company.

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Section 8.10. Duties. To the extent that, at law or in equity, the Managing Member or any other Member owes fiduciary duties to the Company or to any Member or other Person bound by this Agreement, the Managing Member and any other Member acting under this Agreement shall not be liable to the Company or to any Member or other Person bound by this Agreement for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of the Managing Member or any other Members otherwise existing at law or in equity to the Company or its Members, are agreed by the Members to replace such other duties and liabilities.

ARTICLE IX

TRANSFERS

Section 9.1. Transfers of Membership Interests. No Member may sell, transfer, assign, convey, pledge, mortgage, encumber, hypothecate or otherwise dispose of all or any part of its Membership Interests or any interest, rights or obligations with respect thereto directly, or indirectly through a Change of Member Control (any such action, a “Transfer”), except as provided in this Article IX. Any attempted Transfer that does not comply with this Article IX, will, to the fullest extent permitted by law, be null and void and of no force or effect whatsoever. The Members agree that a breach of the provisions of this Article IX may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provision and (ii) the uniqueness of the Company’s business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Article IX may be enforced by specific performance.

Section 9.2. Conditions for All Transfers and Admissions. Except as otherwise provided in this Article IX, all Transfers of Membership Interests and any admission of a transferee as a Member, must satisfy the following conditions:

(a) The transferring Member must give written notice of the proposed Transfer to each of the Members no fewer than 10 Business Days prior to the effective date of the proposed Transfer.

(b) The transferring Member and the prospective transferee must each execute, acknowledge and deliver to the Company an instrument implementing the Transfer in substantially the form of Exhibit I or such other form receiving Managing Member consent (such consent not to be unreasonably withheld), and such other instruments as are reasonably satisfactory in form and substance to the other Members to effect such Transfer and to confirm the transferor’s intention that the transferee become a

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Member in its place, and the prospective transferee makes the representations, warranties and covenants in Section 3.12 as of the date of such Transfer.

(c) The transferee must execute, adopt and acknowledge this Agreement, and execute such other agreements as the Managing Member may reasonably deem necessary or appropriate to confirm the undertaking of the transferee to be bound by the terms of this Agreement and to assume the obligations of the transferor under this Agreement and, to the extent the transferor is to be released from such obligations, the Equity Capital Contribution Agreement.

(d) The Transfer must not violate any securities laws or any other applicable federal or state laws or the order of any court having jurisdiction over the Company or any of its assets or any material contract, lease, security, indenture or agreement binding on the Company or its assets.

(e) The Transfer must not cause the Company to terminate under Section 708(b)(1)(B) of the Code, and the transferor will provide an opinion to such effect from a nationally-recognized tax counsel reasonably acceptable to the other Members if reasonably requested by the other Members, unless the transferor has indemnified the other Members against any adverse tax effects in a manner reasonably acceptable to them.

(f) The Transfer will not cause the Company to be classified as an entity other than a partnership for United States federal income tax purposes (or cause the Company to be treated as a publicly traded partnership taxable as a corporation) of cause any assets of the Company to be treated wholly or partly as “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(g) The transferor and its transferee shall pay, or reimburse the Company and each Member for, all reasonable costs and expenses incurred by the Company and such Members in connection with the Transfer and admission, on or before the tenth day after the receipt by such Persons of the Company’s or any such Member’s invoice for the amount due.

(h) No Transfer shall effect a release of the transferor from any liabilities to the Company or the other Members arising from events occurring prior to or in connection with the Transfer.

(i) No Transfer shall result in the Facility ceasing to be certified as a Qualifying Facility or the Company becoming a “public utility” subject to FERC regulation under the FPA, or a “public-utility company” subject to PUHCA, or being or becoming subject to cost-of-service electricity rate regulation by either FERC or a state

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public utility commission.

(j) All consents and Governmental Approvals with respect to such Transfer shall have been obtained.

(k) Such Transfer must not require the Company to register as an “investment company” under the Investment Company Act of 1940, as amended.

Section 9.3. Conditions Solely to Transfers of Class A Interests. Any Transfer of a Class A Interest must be to an Approved Transferee, unless approved by the Class B Investors.

Section 9.4. Condition Solely to Transfers of Class B Interests.

(a) Any Transfer of a Class B Interest must be to an Approved Transferee, unless approved by Consent of the Class A Investors.

(b) Prior to the Flip Date, no Class B Investor may Transfer more than 50 percent of its Class B Interests to a Person that is not approved by Consent of the Class A Investors (such consent not to be unreasonably withheld or delayed).

Section 9.5. Certain Permitted Transfers. Notwithstanding Sections 9.1 through 9.4, except as otherwise provided in this Section 9.5, the following Transfers may be made at any time and from time to time, without restriction and without notice to, approval of, filing with, consent by, or other action of or by, any Member or other Person:

(a) The initial issuance of the Membership Interests pursuant to the Equity Capital Contribution Agreement, the issuance of any Class C Interests under Section 4.4 of this Agreement and any sale of the Class C Interests under such section or of the Class A Interests under Section 9.7 to the Class B Investors.

(b) The grant of a security interest in the Membership Interests pursuant to the Account and Security Agreement and any Transfer in connection with any foreclosure or other exercise of remedies in respect of any Membership Interest subject to such security interest; provided, however, that the requirements in Sections 9.2(a), (b), (c), (d), (e) and (f) shall be satisfied in respect of any such Transfer.

(c) Any Transfer by way of a Change of Member Control of a Class A Investor; provided, however, that the requirements in Sections 9.2(d), (e), (f) and (i) must be satisfied in respect of any such Transfer, and any adverse tax consequences resulting from any such Transfer permitted by this paragraph (d) will not be taken into account for purposes of calculating whether the Class A Investor has reached the Target IRR.

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(d) Any transfer of up to 50 percent of the voting equity interests in a Class B Investor so long as such transfer does not constitute a Change of Member Control of such Class B Investor. provided, however, that the requirements in Sections 9.2(d), (e), (f) and (i) must be satisfied in respect of any such Transfer.

Section 9.6. Regulatory Compliance.

(a) In the event that any of the Class A Investors reasonably determine that they have a Regulatory Problem, the Company and the Managing Member agree at the sole cost and expense of such Class A Investor to take all such actions as are reasonably requested by such Class A Investor in order (i) to effectuate and facilitate any transfer by such Class A Investor of its Class A Interests in the Company then held by such Class A Investor to any Person designated by such Class A Investor; provided, that this Article IX shall be complied with, (ii) to permit such Class A Investor (or any of its Affiliates) to exchange all or any portion of the Class A Interests then held by such Person on a unit-by-unit basis for a class of non-voting membership interests in the Company, which non-voting membership interests shall be identical in all respects to such voting Class A Interests, except that such new membership interests shall be non-voting and shall be convertible on such terms as are requested by such Class A Investor into voting membership interests and reasonably acceptable to the Company and the other Members in light of regulatory considerations then prevailing, and (iii) to continue and preserve the respective allocation of the voting interests with respect to the Company arising out of such Class A Investor’s ownership of voting Class A Interests before the transfers and amendments referred to above (including entering into such additional agreements as are reasonably requested by such Class A Investor to permit any Person(s) designated by such Class A Investor to exercise any voting power that is relinquished by such Class A Investor upon any exchange of voting Class A Interests for non-voting membership interests in the Company) and, at the sole cost and expense of such Class A Investor, the Company shall enter into such additional agreements, adopt such amendments to this Agreement and other relevant agreements and take such additional actions, in each case as are reasonably requested by such Class A Investor in order to effectuate the intent of the foregoing; provided, that any such additional agreements, amendments to this Agreement or other relevant agreements, or other actions shall not have an adverse impact on the Company or any other Member. If a Class A Investor is, or elects to transfer Class A Interests in the Company, in order to avoid a Regulatory Problem to, a Regulated Holder, the Company and each of the Members agrees, at the request of such Class A Investor, that the provisions of this Section 9.6(a) shall apply to such Regulated Holder in order to assist such Regulated Holder in complying with applicable laws and regulations to which it is subject. To the extent necessary to comply with such laws and regulations, such agreements may include restrictions on the redemption, repurchase or retirement of Securities of the Company that would result or be reasonably expected to result in such Regulated Holder holding more voting securities or total securities (equity

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and debt) than it is permitted to hold under such laws and regulations.

(b) In the event a Class A Investor has the right to acquire any membership interests from the Company or any other Person (as the result of a preemptive offer, pro rata offer or otherwise), and such Class A Investor reasonably determines that it has a Regulatory Problem, at such Class A Investor’s request, the Company, at the sole cost and expense of such Class A Investor, will offer to sell to such Class A Investor non-voting membership interests (or, if the Company is not the proposed seller, will arrange for the exchange of any voting membership interests for non-voting membership interests immediately prior to or simultaneous with such sale) on the same terms as would have existed had such Class A Investor acquired the membership interests so offered and immediately requested their exchange for non-voting membership interests pursuant to Section 9.6(a) above.

Section 9.7. Flip Purchase Option. Notwithstanding anything to the contrary in this Article IX, at any time during the 60-day period following the Flip Date, the Class B Investors will have the option to purchase all of the Class A Interests for the greater of (i) their fair market value, (ii) the Capital Account balances of the Class A Investors after adjusting them as if the Company had liquidated and (iii) an amount that causes the Class A Investors to reach or maintain the Target IRR (the “Purchase Price”). The Class B Investors will elect to exercise such option by delivering a written notice to the Class A Investors indicating their intention to exercise together with the proposed Purchase Price and accompanied by any supporting documentation as to the proposed Purchase Price (the “Purchase Option Notice”). If the Class A Investors disagree with the proposed Purchase Price, they must notify the Class B Investors in writing within 20 Business Days after delivery of the Purchase Option Notice (a “Notice of Dispute”). If the Class A Investors deliver a Notice of Dispute during such 20-Business Day period, then the Class B Investors and the Class A Investors shall use good faith efforts to agree on the Purchase Price. If they have not agreed on the Purchase Price within 20 Business Days after delivery of the Notice of Dispute, then either the Class B Investors or the Class A Investors may notify the other in writing that it elects to have the Purchase Price determined by an Independent Financial Expert (an “Appraisal Notice”). The party making such election shall propose an Independent Financial Expert in the Appraisal Notice. If the parties are unable to agree on an Independent Financial Expert within 10 Business Days after delivery of the Appraisal Notice, then the Class B Investors and the Class A Investors shall each choose one expert, and the respective experts chosen will agree on another expert to make the determination. Once so designated, the Independent Financial Expert shall be requested to perform such appraisal and furnish a written report to each party within 20 Business Days of such designation. The Independent Financial Expert’s determination of the Purchase Price shall be final and binding on the Members. The fees and expenses of the Independent Financial Expert shall be borne equally by the Members involved in exercise of the option. The purchase of the Membership Interests

41

pursuant to this Section 9.7 will take place at a closing to be held either 20 Business Days after receipt of the Purchase Option Notice (or, if earlier, the fifth Business Day following Notice from such Class A Investor to the Class B Investor that it will not be delivering a Notice of Dispute) or, if an Independent Financial Expert has been designated to determine the Purchase Price, five Business Days after receipt of the Independent Financial Expert’s report, unless the parties agree otherwise.

Section 9.8. Admission of Transferee as a Member. Any transferee of all or part of any Membership Interests pursuant to a Transfer made in accordance with this Agreement shall be admitted to the Company as a substitute Member upon its execution of a counterpart to this Agreement.

ARTICLE X

DISSOLUTION AND WINDING-UP

Section 10.1. Events of Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of any of the following:

(a) the unanimous written consent of the Members to dissolve and terminate the Company;

(b) the disposition of all or substantially all of the assets of the Company;

(c) at any time there are no members of the Company unless the business of the Company is continued in accordance with the LLC Act, or

(d) any other event upon the occurrence of which dissolution is required by the LLC Act (that the LLC Act does not allow to be waived by agreement of the Parties), unless, to the extent permitted by the LLC Act, Members (other than the Member with respect to which such event occurs) unanimously elect in writing, within 90 days of the date such event described in this Section 10.1(d) occurs, to continue the business of the Company, in which case the Company will not dissolve.

Notwithstanding the previous sentence, upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company, to the fullest extent permitted by law, the personal representative of such Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

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Section 10.2. Distribution of Assets.

(a) The Members hereby appoint the Managing Member to act as the liquidator upon the occurrence of one of the events in Section 10.1. Upon the occurrence of such an event, the liquidator will proceed diligently to wind up the affairs of the Company and make final distributions as provided in this Agreement. The costs of liquidation will be borne as a Company expense. The liquidator may sell, and will use commercially reasonable efforts to obtain the best possible price for, any or all Company property, including to Members. In no event, without the approval of Members by a Class Majority Vote, will a sale to a Member be for an amount that is less than fair market value (determined by the Appraisal Method if the Members (by a Class Majority Vote) are unable to agree on the fair market value).

(b) The liquidator will first pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including the Working Capital Loans and all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent, conditional or unmatured liabilities in such amount and for such term as the liquidator may reasonably determine).

(c) All assets of the Company will be treated as if sold, and the gain treated as realized on those assets will be allocated first to Members with deficits in their Adjusted Capital Accounts (in the ratio of the deficits if more than one Member’s Adjusted Capital Account is in deficit) in order to eliminate the deficits.

(d) Remaining gain or loss will be allocated next among the Class A Investors in an effort to set the Capital Account of each of the Class A Investors at a level that would allow it to reach the Target IRR out of the liquidating distributions if the Target IRR has not already been achieved, and thereafter in the ratio in Section 5.1(b).

(e) After the allocations in clauses (c) and (d) have been made, then cash and property will be distributed pro rata to the Members in the amount of the positive balances in their Capital Accounts by the end of the taxable year during which the liquidation occurs (or, if later, within 90 days after the date of such liquidation).

(f) The distribution of cash and property to a Member in accordance with the provisions of this Section 10.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member on its Membership Interests in the Company of all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the LLC Act.

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Section 10.3. In-Kind Distributions. There will be no distribution of assets by the Company in kind without the prior written consent of all the Members, except for distributions of the Interconnection Assets, Resource Support Leases and Collateral Parcels.

Section 10.4. Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a certificate of cancellation shall be executed and filed by the liquidator with the Secretary of State of the State of Delaware, which certificate shall set forth the information required by Section 18-203 of the LLC Act. Upon the filing of the certificate of cancellation, the existence of the Company shall cease.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Notices. Unless otherwise provided herein, any offer, acceptance, election, approval, consent, certification, request, waiver, notice or other communication required or permitted to be given hereunder (collectively referred to as a “Notice”), shall be in writing and delivered (a) in person, (b) by registered or certified mail with postage prepaid and return receipt requested, (c) by recognized overnight courier service with charges prepaid or (d) by facsimile transmission, directed to the intended recipient at the address of such Member set forth below or at such other address as any Member hereafter may designate to the others in accordance with a Notice under this Section 11.1. A Notice or other communication will be deemed delivered on the earliest to occur of (i) its actual receipt, (ii) the fifth Business Day following its deposit in registered or certified mail, with postage prepaid, and return receipt requested, (iii) the second Business Day following its deposit with a recognized overnight courier service or (iv) the date of receipt of a facsimile or, if such date of receipt is not a Business Day, the next Business Day following such date of receipt, provided the sender can and does provide evidence of successful transmission.

If to Class A Investor:

Investment Banking Corporate Finance Group

Merrill Lynch & Company, Inc.

4 World Financial Center

28th Floor

New York, NY 10080

Attention: Roy Piskadlo, Managing Director

Fax number: (212)449-3886

Email: Roy_Piskadlo@ml.com

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If to Class B Investor:

Raser Technologies

5152 N. Edgewood Drive

Provo, UT 84604-5680

Attention: Richard Clayton, Executive Vice President and General Counsel

Fax number: (801)374-3314

Email: dickclatyon@rasertech.com

If to Class C Investor:

Investment Banking Corporate Finance Group

Merrill Lynch & Company, Inc.

4 World Financial Center

28th Floor

New York, NY 10080

Attention: Roy Piskadlo, Managing Director

Fax number: (212)449-3886

Email: Roy_Piskadlo@ml.com

Section 11.2. Amendment. Except as otherwise provided in this Section 11.2, this Agreement may be modified or amended only by an instrument in writing duly executed by all of the Members. Notwithstanding the foregoing, the Managing Member shall have the authority, without the consent of the Members, to amend Schedule 4.2(d) to reflect a resignation of a Member from the Company in accordance with the terms of this Agreement, a Transfer of a Membership Interest in accordance with the terms of this Agreement, the admission of a new Member in accordance with the terms of this Agreement, or a change in percentage of Membership Interest resulting from any of the foregoing events. The Managing Member will give the Members prompt notice of any amendment made pursuant to this Section 11.2.

Section 11.3. Offset. Whenever the Company (or another Person on behalf of the Company) is to pay any sum to any Member, any amounts then owed by such Member to the Company may be deducted from such sum before payment

Section 11.4. Partition. Each of the Members hereby irrevocably waives, to the extent it may lawfully do so, any right that such Member may have to maintain any action for partition with respect to the Company property.

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Section 11.5. Waivers and Modifications. Any waiver or consent, express, implied or deemed, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company or any action inconsistent with this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company or any other such action. Failure on the part of a Person to insist in any one or more instances upon strict performance of any provisions of this Agreement, to take advantage of any of its rights hereunder, or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that Person or its rights with respect to that default until the applicable statute of limitations period (as extended) has lapsed. All waivers and consents hereunder shall be in writing and shall be delivered to the other Members in the manner provided in Section 11.1. The waiver of any term, condition or provision hereof shall be limited to, unless expressly stated otherwise, specific facts or circumstances for which waiver shall have been granted and such waiver shall not be construed as, or otherwise constitute, a general waiver of any term, condition or provision hereof. All remedies afforded under this Agreement shall be taken and construed as cumulative and in addition to every remedy provided for herein and by applicable law.

Section 11.6. Severability. Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid terms or provision would be to cause any Party to lose the benefit of its economic bargain.

Section 11.7. Successors; No Third-Party Beneficiaries. This Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Members that this Agreement shall not be construed as a third-party beneficiary contract.

Section 11.8. Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto or incorporated herein by reference, together with the Raser Guaranty and the Equity Capital Contribution Agreement constitute the entire agreement among the Members regarding the terms and operations of the Company. This Agreement supersedes all prior agreements and oral understandings among the Parties hereto with respect to such matters, including the Original Operating Agreement.

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Section 11.9. Public Statements. The Members shall consult with one another before any Member issues any public announcement, statement or other disclosure with respect to this Agreement and the Equity Capital Contribution Agreement or the transactions contemplated hereby or thereby and no Member shall issue any such public announcement, statement or other disclosure without the prior written consent of the other Members (which consent shall not be unreasonably withheld or delayed) unless such action is required by law. Each Member, upon the request of another Member, shall provide to such Member, and such Member shall have the right to review in advance all information relating to the transactions contemplated by this Agreement and the Equity Capital Contribution Agreement that appear in any filing made in connection with the transactions contemplated hereby or thereby.

Section 11.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts of law rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction.

Section 11.11. Dispute Resolution.

(a) Except as provided in Section 11.11(b), in the event a dispute, controversy or claim arises hereunder, the aggrieved party will promptly provide written notification of the dispute to the other party within ten days after such dispute arises. A meeting will be held promptly between the parties, attended by representatives of the parties with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute. If the parties are not successful in resolving a dispute within 20 Business Days, then the parties will thereafter be entitled to pursue all such remedies as may be available to them.

(b) If any Class A Investor disputes the Managing Member’s calculation of any items in an Operations Report or any Target IRR calculation, such Class A Investor shall (i) notify the Managing Member and other Members not more than 10 Business Days after such Class A Investor has received the applicable Operations Report or Target IRR calculation notice from the Managing Member and (ii) pay any amount that is due from and payable by such Class A Investor and not in dispute. In such event, the Members and the Managing Member shall consider the issues raised or in dispute and discuss such issues with each other and attempt to reach a mutually satisfactory agreement. If notice of dispute is not given by any Class A Investor within such period, each Operations Report and any calculation in the Target IRR will be final and binding on the Members. If the dispute as to the Managing Member’s calculations is not promptly resolved within 20 Business Days of such notification of the dispute, the Class A Investors and the Managing Member shall each promptly present their interpretations to an Independent Accounting Firm, and shall instruct the Independent

47

Accounting Firm to determine the correct amount of the calculations in dispute and to resolve the dispute promptly, but in no event more than 20 Business Days after having the dispute submitted to it. The Independent Accounting Firm will make a determination as to each of the items in dispute, which must be (i) in writing, (ii) furnished to each Member and the Managing Member and (iii) made in accordance with this Agreement, and which determination, absent manifest error, will be conclusive and binding on all Members. Each Member shall use reasonable efforts to cause the Independent Accounting Firm to render its decision as soon as reasonably practicable, including by promptly complying with all reasonable requests by the Independent Accounting Firm for information, books, records and similar items. In the event the Independent Accounting Firm determines that any of the calculations in dispute was incorrect in any material respect, the fees and expenses of the Independent Accounting Firm shall be borne by Managing Member. In all other cases, the fees and expenses of the Independent Accounting Firm shall be borne by the Class A Investor disputing any of the calculations (if more than one, pro rata in proportion to their Percentage Interests).

Section 11.12. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

Section 11.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together will constitute one instrument, binding upon all Parties hereto, notwithstanding that all of such parties may not have executed the same counterpart.

Section 11.14. [Reserved]

Section 11.15. Jurisdiction. The Parties agree to submit to the exclusive jurisdiction of the Supreme Court of the State of New York and the Federal District Court located in New York, New York, and any court of appeal from either thereof, in connection with any action or other proceeding relating to this Agreement or the transactions contemplated by the Equity Capital Contribution Agreement or any other Operative Document. Each party irrevocably waives and agrees not to make, to the fullest extent permitted by law, any objection which it may now or hereafter have to the jurisdiction of any such court or to the laying of venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.16. Joint Efforts. To the full extent permitted by Applicable Laws, neither this Agreement nor any ambiguity or uncertainty in this Agreement will be

48

construed against any of the Parties hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been prepared by the joint efforts of the respective attorneys for, and has been reviewed by, each of the Parties hereto.

Section 11.17. Survival. All indemnities and reimbursement obligations made pursuant to this Agreement shall survive dissolution and liquidation of the Company until expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a Person would be entitled to be indemnified or reimbursed, as the case may be.

Section 11.18. Confidentiality. The Parties agree to comply with the terms of the confidentiality agreement attached hereto as Schedule 11.

Section 11.19. Delivery of Reports, Notices, Certificates and Other Documents. For any purpose hereunder, no report, notice or certificate, a form of which is attached as an Exhibit in any Operative Document, shall be deemed provided hereunder unless such report, notice or certificate is substantially in the form required thereby and duly executed by each signatory thereto.

[Remainder of this page left intentionally blank.]

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IN WITNESS WHEREOF, each Party has caused this Agreement to be signed on its behalf as of the date first written above.

INTERMOUNTAIN RENEWABLE POWER, LLC, a Delaware limited liability company

By:	/s/ Richard D. Clayton
Name:	Richard D. Clayton
Title:	Manager

MERRILL LYNCH L.P. HOLDINGS INC., a Delaware corporation, as Class A Investor

By:	/s/ Joseph S. Valenti
Name:	Joseph S. Valenti
Title:	Vice President

LLC Agreement Signature Page

Final Version

SCHEDULE Z

Unless the context otherwise requires, the following terms shall have the following respective meanings for all purposes, and the following definitions are equally applicable both to the singular and plural forms and the feminine, masculine and neuter forms of the terms defined. Any term defined below by reference to any Operative Document shall have such meaning whether or not such Operative Document has been terminated or otherwise remains in effect on the date of usage. This Schedule Z is comprised of three parts: (i) General Definitions; (ii) Parties; and (iii) Documents.

GENERAL DEFINITIONS

“Account(s)” means all “accounts” as defined in Article 9 of the UCC. [ASA, CA]

“Account Bank” means Deutsche Bank Trust Company Americas, in its capacity as bank with respect to the Deposit Accounts and within the meaning of Section 9-102 of the UCC. [ASA]

“Account Debtor” means each Person who is obligated on a Receivable or any Supporting Obligation related thereto. [ASA]

“Accounting Firm” means any of Company’s primary independent accounting firm which shall be Hein & Associates LLP or such other nationally or regionally recognized firm certified public accountants, in each case, selected by the Manager and approved by a Class Majority Vote. [LLCA]

“Actual Availability Rating” means the net electrical output of the Facility during full operation, represented as a percentage of the Actual Capacity Rating, demonstrated pursuant to the Availability Prove-Out and set forth on the Notice of Facility Substantial Completion. [EPC, Schedule Z]

“Actual Capacity Rating” means lesser of (i) Demonstrated Operational Capacity and (ii) Demonstrated Geothermal Capacity. [EPC, Schedule Z]

“Actual Debt Investment” means the amount identified as “Term Loan” in the Recalculated Equity Base Case Model. [Schedule Z]

“Actual Efficiency” means the product of (i) the Actual Capacity Rating, multiplied by (ii) the Actual Availability Rating, reflected as a numerical value. [Schedule Z]

Schedule Z

“Actual Equity Investment” means the amount identified as “Tax Equity Prepayment” in the Recalculated Equity Base Case Model. [Schedule Z]

“Actual Facility Characteristics” means the following characteristics actually achieved by the Facility upon Facility Substantial Completion: (i) the Actual Capacity Rating, (ii) the Actual Availability Rating, and (iii) the Actual PIS Turbines. [EPC]

“Actual PIS Turbines” means the number of Turbines comprising the Facility that achieve Turbine Substantial Completion on or before the Required Turbine Substantial Completion Date. [EPC, Schedule Z]

“Additional Operative Document” means (a) any agreement replacing or superseding an existing Operative Document, (b) any agreement for the sale of energy, capacity or ancillary services, or (c) any other agreement (i) relating to obligations in excess of $500,000 for any single fiscal year and $2,000,000 over the term of such agreement, and (ii) relating to the development of the Project entered into by the Company and any other Person subsequent to the Effective Date. [CA]

“Adjusted Capital Account” means the Capital Account of a Member (a) increased by the amount of potential deficit that the Member is deemed obligated to restore, calculated as described in the last sentence of Treasury Regulation Section 1.704-2(g)(1) and the last sentence of Treasury Regulation Section 1.704-2(i)(5) and (b) decreased by expected items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6). [LLCA]

“Administrative Agent’s Account” means a non-interest bearing trust account established by the Administrative Agent on behalf of the Lenders for the purpose of receiving Debt Service payments from the Company for the further payment to the Agents and the Lenders. [CA]

“Advance” has the meaning specified in Section 2.1 of the Credit Agreement. [ASA, CA, Schedule Z]

“Advance Date” means the time and Business Day on which all the conditions precedent set forth in Section 3.1 and 3.2 of the Credit Agreement are satisfied or waived and the Company receives an Advance under the Credit Agreement. [CA]

“Advance Request” has the meaning specified in Section 2.2.1 of the Credit Agreement. [ASA, CA]

“Affected Lender” has the meaning specified in Section 2.12.3. of the Credit Agreement. [CA]

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person. For purposes of any Transaction Document, (i) the Company shall not be deemed to be an Affiliate of the Lenders or the Lenders’ Affiliates and (ii) solely for purposes of Section 9.1.2 of the Credit Agreement, the Company shall not be deemed an Affiliate of Raser and Raser’s Affiliates. The Company shall be deemed to be an Affiliate of IRP prior to the Closing

(for purposes of representations and warranties in the Equity Capital Contribution Agreement), but shall not be deemed to be an Affiliate of any Member from and after the Closing. [ASA, CA ECCA, EPC, LLCA, O&M, Schedule Z]

“After-Tax Payout” means (A) the Class A Investors reaching an Internal Rate of Return equal to the Target IRR on the same date as in the Equity Base Case Model originally agreed when the Equity Capital Contribution Agreement was signed, (B) the Class A Investors reaching a pre-tax return through the assumed 20- year useful life of the Project of at least 2%, treating the Production Tax Credits the Class A Investors are expected to be allocated as equivalent to cash (the “Target Pre-Tax Return”), and (C) the allocations and distributions of the Class A Investors after the Flip Date decreasing to no less than 5% or such greater percentage as is necessary for the Class A Investors to achieve the Target Pre-Tax Return. [Schedule Z]

“Agent Parties” has the meaning specified in Section 14.3 of the Credit Agreement. [CA]

“Agents” means, collectively, the Administrative Agent and the Collateral Agent, as applicable, together with their successors and assigns to the extent permitted by the terms of the Credit Agreement. [ASA, CA, Schedule Z]

“Agreement” means, as used in any agreement, instrument or other document, such agreement, instrument or other document. [ASA, CA, ECCA, EPC, LLCA, O&M Schedule Z]

“Annual Operating Plan and Budget” means the Facility Plan and Budget and Wellfield Plan and Budget; provided, that with respect to the Annual Operating Plan and Budget for any period occurring on or before December 31, 2009, Annual Operating Plan and Budget means the Annual Operating Plan and Budget referenced in Section 6.1.6 of the O&M Agreement. Where “Annual Operating Plan and Budget” is referenced as a numerical quantity, it shall equal the sum of the total budgets set forth in the Facility Plan and Budget and Wellfield Plan and Budget. [ASA, CA, LLCA, O&M, Schedule Z]

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended. [CA]

“Applicable Law” means, as used in any Transaction Document or with respect to any Party to such Transaction Document, means all common laws, customary laws, constitutional laws, statutes, directives, codes, resolutions, enactments, treaties, ordinances, judgments, decrees, injunctions, writs and orders of any Governmental Authority and rules, regulations, orders, interpretations and Governmental Approvals of any Governmental Authority, in each case, having jurisdiction over or with respect to such Transaction Document, such Party or the transactions contemplated thereby and the performance thereunder. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Applied Drilling Escrow Amount” has the meaning set forth in Section 3.8 of the Account and Security Agreement. [ASA, EPC]

“Appraisal Method” means an appraiser selected jointly by the Class A Investors and the Class B Investors. However, if they cannot agree on an appraiser within 15 days of a party invoking the procedure described in this definition, then the Class A Investors and the Class B Investors will each appoint its own appraiser; provided, that if either the Class A Investors or the Class B Investors fail to appoint an appraiser within five days after the end of such fifteen (15) day period, the determination of the appraiser appointed by the other class of Members (if so appointed within such period) shall be conclusive and binding on the Members. If the appraisers appointed by the Class A Investors and the Class B Investors are unable to agree upon the fair market value within 30 days after the appointment of the second of such appraisers, the fair market value will be the average of the market values reported by each appraiser. The fair market value determined by this Appraisal Method will be conclusive and binding on the Members. [LLCA]

“Appraisal Notice” has the meaning set forth in Section 9.7 of the LLC Operating Agreement. [LLCA]

“Approved Reserve Letter of Credit” means a letter of credit issued by a bank or other financial institution and containing terms and conditions satisfactory to the Required Lenders in their sole discretion, which letter of credit shall at all times be in the stated amount equal to at least the Minimum Debt Service Reserve and shall not expire until the Final Maturity Date (giving effect to any automatic renewal periods contained therein). [Schedule Z]

“Approved Transferee” means, in the case of a Transfer of a Class A Interest, any Person that is (i) either (A) an Affiliate of such transferring Class A Investors, (B) an institutional investor with a tangible net worth of at least $50,000,000 at the time of such Transfer, or (C) a Person whose obligations under this Agreement are guaranteed by an institutional investor with a tangible net worth of at least $50,000,000 at the time of such Transfer, (ii) not a Competitor, and (iii) not a Disqualified Transferee; and, in the case of a Transfer of a Class B Interest, any Person that is (i) an experienced geothermal company with a national or international reputation with experience owning and operating commercial geothermal plants with an aggregate capacity of at least 50 megawatts (or undertakes to engage such an experienced geothermal company to manage the Company), (ii) either (A) an Affiliate of such transferring Class B Investors, or (B) a Person with a tangible net worth of at least $50,000,000 or whose obligations as Class B Investors are guaranteed by an entity having such a tangible net worth, and (iii) is not a Disqualified Transferee. [LLCA]

“ASA Intellectual Property” means, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses. [ASA, Schedule Z]

“Asset Manager” has the meaning set forth in Section 4.2 of the O&M Agreement. [O&M]

“Assets” means all right, title and interest of the Company in land, properties, buildings, improvements, fixtures, foundations, assets and rights of any kind, whether tangible or intangible, real, personal or mixed, including contracts, equipment, systems, books, data, reports, studies and records, proprietary rights, intellectual property, the Leases, Interconnection Asset, easements, Licenses and Permits, rights under or pursuant to all warranties, representations and guarantees, cash, accounts receivable, deposits and prepaid expenses, including the Project and any and all of the foregoing pertaining thereto. [LLCA, Schedule Z]

“Assigned Agreements” means all agreements and contracts to which (a) the Company is a party as of the effective date of the Credit Agreement, including, without limitation, each Project Document and each Operative Document, or to which (b) the Company becomes a party after the effective date of the Credit Agreement, as each such agreement may be amended, supplemented or otherwise modified from time to time to the extent permitted by the terms of the Credit Agreement. [ASA, Schedule Z]

“Authorized Representative” means, as used in any Agreement, the natural Person appointed by each Party to such Agreement pursuant to the terms thereof to act on such Party’s behalf with respect to such Party’s rights and obligations under such Agreement. [EPC, LLCA, O&M]

“Availability Period” means the period beginning on the Effective Date of the Credit Agreement and ending on the Final Completion Date. [CA]

“Availability Prove-Out” has the meaning set forth in Section 7.1 of the EPC Agreement. [EPC, Schedule Z]

“Available Contingency Amount” means, as of any date, the sum of (i) the product of (x) the Contingency Amount, multiplied by (y) the result of (A) the aggregate amount of Milestone Payments requested prior to and including on such date, divided by (B) the Contract Price, minus (ii) the aggregate amount of the Contingency Amount paid to Contractor by Owner pursuant to Section 5.1.3 of the EPC Agreement prior to such date. [EPC]

“Bankruptcy” means, with respect to any Person, a situation in which (i) such Person shall file a voluntary petition in bankruptcy or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer or consent seeking any reorganization, arrangement, moratorium, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Applicable Laws relating to bankruptcy, insolvency or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties (the term “acquiesce”, as used in this definition, includes the failure to file a petition or motion to vacate or discharge any order, judgment or decree within fifteen (15) calendar days after entry of such order, judgment or decree); (ii) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Person seeking a reorganization, arrangement, moratorium, composition, readjustment, liquidation, dissolution or similar relief under any present or future Applicable Laws relating to bankruptcy, insolvency or other relief for debtors, and such Person shall acquiesce and such decree shall remain unvacated and unstayed for an aggregate period of sixty (60) calendar days (whether or not consecutive) from the date of entry thereof, or a trustee, receiver, conservator or liquidator of such Person shall be appointed with the consent or acquiescence of such Person and such appointment shall remain unvacated and unstayed for an aggregate period of sixty (60) calendar days, whether or not consecutive; (iii) such Person shall admit in writing its inability to pay its debts as they mature; (iv) such Person shall give notice to any Governmental Authority of insolvency or pending insolvency, or suspension or pending suspension of operations; or (v) such Person shall make a general assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors. [ECCA, EPC, LLCA, O&M, Schedule Z]

“Bankruptcy Code” means Title 11 of the United States Code, as in effect from time to time. [ASA, Schedule Z]

“Base Fee” has the meaning set forth in Section 7.2 of the O&M Agreement. [O&M, Schedule Z]

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority. [CA, Schedule Z]

“Bonus Payments” means bonus, incentive or similar special payments required to be made by the Company under the EPC Agreement, O&M Agreement or any other Project Document (other than payments with respect to a Borrower Indemnification Event).

“Book-Entry Security” means a security maintained in the form of entries (including, without limitation, the security entitlements in, and the financial assets based on, such security) in the commercial book-entry system of the Federal Reserve System. [ASA, Schedule Z]

“Borrower Indemnification Event” means any event or occurrence or directly related series of events or occurrences giving rise to the obligation of the Company to make payments in respect of damages or indemnifications under any of the Project Documents. [Schedule Z]

“Budget Commitment” means the amount identified as the “Budget Commitment” on Schedule E to the EPC Agreement. [EPC, Schedule Z]

“Business Day” means any calendar day, except Saturdays, Sundays and days on which the Federal Reserve Bank in New York are closed or authorized to be closed. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Buy-Down CA Redemption Amount” means the sum of (i) the Buy-Down Debt Overage, plus (ii) any interest accrued but unpaid under the Credit Agreement, as of the Guaranteed Final Completion Date, applicable to an aggregate principal amount of Advances equal to the Buy-Down Debt Overage, plus (iii) the Make-Whole Amount with respect to an aggregate principal amount of Advances equal to the Buy-Down Debt Overage. [CA, Schedule Z]

“Buy-Down Debt Overage” means the sum of (i) the Target Debt Investment, minus (ii) the Actual Debt Investment. [CA, Schedule Z]

“Buy-Down Equity Overage” means the sum of (i) the Target Equity Investment, minus (ii) the Actual Equity Investment. [ECCA, Schedule Z]

“Buy-Down Liquidated Damages” means the sum of (i) the Buy-Down CA Redemption Amount, plus (ii) the Buy-Down LLC Redemption Amount. [ASA, EPC]

“Buy-Down LLC Redemption Amount” means the sum of (i) the Buy-Down Equity Overage, plus, (ii) an amount sufficient to achieve the After-Tax Payout on an amount of Class A Interests equal to the Buy-Down Equity Overage for the period to the Guaranteed Final Completion Date, plus (iii) 2% of the Buy-Down Equity Overage. [LLCA, Schedule Z]

“Buy-Down Trigger Event” has the meaning set forth in Section 6.4.1 of the EPC Agreement. [ASA, CA, EPC, Schedule Z]

“Called Principal” means, with respect to any Advance, the principal amount of such Advance that is to be prepaid pursuant to Section 2.5 or 2.6 of the Credit Agreement or has become or is declared to be immediately due and payable pursuant to Section 8 of the Credit Agreement, as the context requires. [Schedule Z]

“Capacity Prove-Out” has the meaning set forth in Section 7.2 of the EPC Agreement. [EPC, Schedule Z]

“Capital Account” means an account for each Member established and maintained as described in Section 4.2 of the LLC Operating Agreement. [LLCA]

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property contributed to the Company with respect to the Interests in the Company held or acquired by such Member. [ECCA, Schedule Z]

“Capital Contribution Commitment” means, with respect to the Class A Investors, $24,500,000. [ECCA, Schedule Z]

“Capital Investment Proceeds” means the proceeds received by Owner in connection with the sale of equity to Contractor or other capital investments made by Contractor to Owner in connection with Contractor’s membership interests therein. [EPC]

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder. [CA, Schedule Z]

“Cash Equivalent Investments” means, at any time, (a) any evidence of Debt, maturing not more than one year after the acquisition thereof, issued or guaranteed by the United States Government, or any agency thereof, (b) any evidence of Debt, maturing not more than one year after the acquisition thereof, issued or guaranteed by any state, any political subdivision thereof, or any public instrumentality thereof, rated at least A-l by Standard & Poor’s Ratings Group or P-l by Moody’s Investors Service, Inc., (c) commercial paper, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Group or P-l by Moody’s Investors Service, Inc., (d) any certificate of deposit (or time deposit represented by a certificate of deposit) or banker’s acceptance maturing not more than one year after the acquisition thereof, or any overnight Federal Funds transaction that is issued or sold by any Lender (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (e) any repurchase agreement with a term of not more than seven (7) days entered into with any Lender (or commercial banking institution of the nature referred to in clause (d) above) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (d) above, and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder and (f) money market accounts or mutual funds which invest exclusively in assets in securities of the types described in clauses (a) through (e) above. [ASA, CA]

“Cash Difference” has the meaning set forth in Section 6.5(d) of the LLC Operating Agreement. [LLCA]

“Cash Proceeds” means, collectively, all proceeds of any Collateral received by the Company consisting of cash, checks and other near-cash items. [ASA]

“Casualty Event” means any loss, casualty or other damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Company. [ASA, CA, EPC, O&M, Schedule Z]

“Certificate of Formation” has the meaning set forth in the preliminary statements of the LLC Operating Agreement. [LLCA]

“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any Applicable Law or in the interpretation or application thereof by any Governmental Authority after the Effective Date, or (c) a request, guideline or directive (whether or not having the force of law) of a Governmental Authority made or issued after the Effective Date which requires compliance by the affected Party. [CA]

“Change of Control” means the occurrence of any of the following events:

(a) before the Facility Substantial Completion Date:

(i) the consummation of a merger or consolidation of Raser with any other company, other than a merger or consolidation which would result in the voting securities of Raser outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of Raser or such surviving entity outstanding immediately after such merger or consolidation;

(ii) the consummation of a plan of liquidation of Raser;

(iii) the consummation of the sale or disposition by Raser of all or substantially all of Raser’s assets;

(iv) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Raser representing more than fifty percent (50%) of the total voting power represented by Raser’s then outstanding voting securities;

(v) Raser shall cease to own, directly or indirectly, 100% of the Equity Interests of IRP;

(vi) Raser shall cease to possess, directly or indirectly, the power to Control and direct the management of the Company pursuant to the LLC Operating Agreement; provided, however, no Change of Control shall be deemed to occur under this clause (vi) if (A) (1) the Class A Investors replace IRP as the managing member pursuant to the exercise of remedies by such Class A Investors under the LLC Operating Agreement and (2) the Class A Investors have and continue to have experience reasonably acceptable to the Required Lenders in the management of entities owning geothermal energy generating facilities in the United States or retain the services of an Affiliate or Person to act as managing member having and continuing to have such experience; provided that in the case of a Person which is not an Affiliate of the Class A Investors, such Person shall be reasonably acceptable to the Required Lenders, (B) solely as a result of the Class A Investors having exercised their cure rights under Section 4.4 under the LLC Operating Agreement and receiving Class C Interests in accordance with the LLC Operating Agreement, or (C) solely as a result of UTC exercising its rights to direct Raser and Company in accordance with Section 2 of the UTC Step-In Agreement; or

(b) before or after the Facility Substantial Completion Date:

(i) IRP shall cease to own, directly or indirectly, one hundred percent (100%) of the Class B Interests, except in the case of a transfer to an Approved Transferee or a transferee that has been approved by the Class A Investors and, in each case which transferee has executed and delivered a pledge agreement substantially in the form of the Class B Pledge Agreement, or as otherwise acceptable to the Required Lenders, and, after giving effect to such transfer, IRP shall own, directly or indirectly, at least fifty percent (50%) of the Class B Interests; or

(ii) IRP shall cease to possess the power, directly or indirectly, to Control and direct the management of the Company pursuant to the LLC Operating Agreement; provided, however, no Change of Control shall be deemed to occur under this clause (ii) if (A) (1) the Class A Investors replace IRP as the managing member pursuant to the exercise of remedies by such Class A Investors under the LLC Operating Agreement and (2) the Class A Investors have and continue to have experience reasonably acceptable to the Required Lenders in the management of entities owning geothermal energy generating facilities in the United States or retain the services of an Affiliate or Person to act as managing member having and continuing to have such experience; provided that in the case of a Person which is not an Affiliate of the Class A Investors, such Person shall be reasonably acceptable to the Required Lenders or (B) solely as a result of the Class A Investors having exercised their cure rights under Section 4.4 under the LLC Operating Agreement and receiving Class C Interests in accordance with the LLC Operating Agreement. [CA]

“Change of Member Control” means with respect to any Member, an event (such as a transfer of voting securities, liquidation or merger) that causes such Member to cease to be Controlled by such Member’s Parent; provided, however, that an event that causes a Member’s Parent to be Controlled by another Person is not a Change of Member Control unless such event causes a termination of the Company pursuant to Section 708(b)(1)(B) of the Code or could require the Company to pay the Redemption Amount under Section 2.6.2 of the Credit Agreement. [LLCA]

“Chattel Paper” means all “chattel paper” as defined in Article 9 of the UCC. [ASA, Schedule Z]

“Claims” means, with respect to any Person, any and all suits, actions, sanctions, notices of violation, legal proceedings, claims, losses, judgments, settlements, demands, injury, obligation, liabilities, out-of-pocket costs, direct damages, liquidated damages, expenses, fines and penalties of whatsoever kind or character, including reasonable attorneys’ fees, civil fines or penalties or other expenses incurred, assessed, asserted or sustained by or against such Person, whether based on contract, warranty, guarantee, indemnity, tort (including negligence), strict liability, breach of statute or otherwise. [ASA, EPC, O&M, Schedule Z]

“Class A Interests” means membership interests in the Company that are held initially by MLE and have the rights described in the LLC Operating Agreement. [ECCA, EPC, LLCA, Schedule Z]

“Class B Interests” means membership interests in the Company that are held initially by IRP and have the rights described in the LLC Operating Agreement. [ECCA, LLCA, Schedule Z]

“Class C Interests” means membership interests in the Company that initially are authorized, but not issued, and that may be issued to MLE in exchange for additional Capital Contributions as described in Section 4.4 of the LLC Operating Agreement. [LLCA, Schedule Z]

“Class Majority Vote” means approval by a majority of the Class A Investors and the Class B Investors, with each voting separately as a class. [LLCA, Schedule Z]

“Closing” means the time at which all the conditions precedent set forth in Section 3.1 of the Credit Agreement are satisfied or waived in accordance with the terms of the Credit Agreement and the initial Advance has been made to the Company. [CA, Schedule Z]

“Closing Date” means the date on which Closing occurs or has occurred, as the case may be. [CA, Schedule Z]

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute. [CA, ECCA, EPC, LLCA, Schedule Z]

“Collateral Parcels” has the meaning specified in Article XI of the Account and Security Agreement. [ASA]

“Collateral” has the meaning assigned in Section 4.1 of the Account and Security Agreement. [ASA, CA, Schedule Z]

“Collateral Assignment Agreements” means the Class A Consent, Class B Consent, Class B Guarantor Consent, PPA Consent, Raser Consent, Raser Power Consent, SITLA Consent and UTC Consent. [ASA]

“Collateral Support” means all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property. [ASA, Schedule Z]

“Commercial Tort Claims” means all “commercial tort claims” as defined in Article 9 of the UCC, including, without limitation, all commercial tort claims listed on Schedule 6.7 of the Account and Security Agreement (as such schedule may be amended or supplemented from time to time). [ASA]

“Commitment” means, with respect to each Lender, the commitment of such Lender to make the Advances, as such commitment may be modified from time to time pursuant to assignments by or to such Lender pursuant to Section 16 of the Credit Agreement. [CA]

“Commodities Accounts” (a) means all “commodity accounts” as defined in Article 9 of the UCC and (b) includes, without limitation, all of the accounts listed on Schedule 6.4 of the Account and Security Agreement under the heading “Commodities Accounts” (as such schedule may be amended or supplemented from time to time). [ASA, Schedule Z]

“Communications” has the meaning specified in Section 14.2 of the Credit Agreement. [CA]

“Company Items” has the meaning set forth in Section 7.10(b) of the LLC Operating Agreement. [LLCA]

“Company Minimum Gain” means the amount of minimum gain there is in connection with nonrecourse liabilities of the Company, calculated in the manner described in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d). [LLCA]

“Competitor” means any Person that directly or indirectly, through one or more subsidiaries, Affiliates or joint ventures, actively operates, manages or develops geothermal power plants or other renewable energy projects with an aggregate capacity of more than 50 MW in the geographic area of the regional transmission organizations or the NERC control area, or their equivalent, in which the Facility participates; provided, that notwithstanding the foregoing, banks, insurance companies and other financial institutions and Affiliates or joint ventures thereof (i) regularly involved in making passive investments in alternative energy facilities similar to an investment in the Class A Interest or (ii) that do not regularly actively operate, manage or develop geothermal power plants, shall not be deemed a “Competitor.” [ECCA, LLCA]

“Completion Certificate” means a Facility Substantial Completion Certificate or a Final Completion Certificate. [EPC, Schedule Z]

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit 5.1.3 of the Credit Agreement. [ASA, CA]

“Consent of the Class A Investors” means the consent or approval of the Class A Investors who own in the aggregate more than fifty percent (50%) of the Class A Interests in the Company. [LLCA]

“Consents” means, collectively, the SITLA Consent, UTC Consent and the PPA Consent. [CA, LLCA]

“Consistent Return” has the meaning set forth in Section 7.9 of the LLC Agreement. [LLCA]

“Contingency Amount” means the amount identified as the “Contingency Amount” in Schedule E of the EPC Agreement. [EPC, Schedule Z]

“Contract Price” means the sum of the Milestone Payments paid and to be paid pursuant to the EPC Agreement. [EPC, Schedule Z]

“Contractor Event of Default” has the meaning set forth in Section 13.1.2 of the EPC Agreement. [EPC]

“Contractor Indemnitees” means, collectively, Contractor and its respective shareholders, partners, Affiliates, employees, Subcontractors, representatives and agents, together with their successors and assigns. [EPC]

“Contractor Termination Payment” has the meaning set forth in Section 13.2.2 of the EPC Agreement. [EPC]

“Contractor’s Personnel” means, collectively, Contractor, its employees, agents, Affiliates, any Person acting under or at the direction of the Contractor and any Subcontractors and their respective employees, agents and subcontractors, together with their successors and assigns. [EPC]

“Contractor’s Taxes” has the meaning set forth in Section 2.2.13 of the EPC Agreement. [EPC]

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 50% (provided, that with respect to Section 6.14 of the Credit Agreement, Section 3.2.1.5, Section 3.2.1.6 and Section 3.2.2.5 of the Account and Security Agreement and the definition of Required Lenders, 10%) or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto. [CA, Schedule Z]

“Controlled Foreign Corporation” means “controlled foreign corporation” as defined in the United States Internal Revenue Code of 1986, as amended from time to time. [ASA]

“Consultation” or “Consult” means to confer with, and reasonably consider and take into account the reasonable suggestions, comments or opinions of another Person. [LLCA]

“Consistent Return” shall have the meaning specified in Section 7.9 of the LLC Operating Agreement. [LLCA]

“Construction Account” means the Construction Account set forth in Section 2.1.1 of the Account and Security Agreement. [ASA, Schedule Z]

“Copyright Licenses” means any and all agreements providing for the granting of any right in or to Copyrights (whether the Company is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 6.6 of the Account and Security Agreement (as amended or supplemented from time to time). [ASA, Schedule Z]

“Copyrights” means all United States, state and foreign copyrights, all mask works fixed in semi-conductor chip products (as defined under 17 U. S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, now or hereafter in force throughout the world, all registrations and applications therefore including, without limitation, the applications referred to in Schedule 6.6 of the Account and Security Agreement (as amended or supplemented from time to time), all rights corresponding thereto throughout the world, all extensions and renewals of any thereof, the right to sue for past, present and future infringements of any of the foregoing, and all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit. [ASA, Schedule Z]

“Cost Overrun” means, as of the Termination Payment Date, the amount by which (i) the sum of (w) the Budget Commitment, plus (x) the Contract Price, plus (y) the aggregate amount of any Contingency Amounts requested and received by Contractor pursuant to Section 5.1.3 of the EPC Agreement, plus (z) the aggregate amount of all other capitalized fees, costs and expenses of constructing and completing the Facility (without duplication of any amounts), in each case, as of such date, exceeds (ii) the Project Budget. [EPC]

“CPI” means the nonseasonally adjusted Consumer Price Index for urban wage earners and clerical workers as published by the United States Bureau of Labor Statistics. [Schedule Z]

“CPI Adjustment” means the sum of: (i) one; plus (ii) the percentage change (expressed in decimal form) from the prior year in the CPI or such other equivalent index as may be mutually agreed upon by the parties from time to time. [O&M, LLC]

“Credit Agreement Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, becomes a Credit Agreement Event of Default; provided, that to the extent that such event or condition expressly provides for a specified period of time or time for performance or completion under the Credit Agreement (excluding any grace periods), such event or condition shall not be a Credit Agreement Default until such specified time period has expired or time has passed. [ASA, CA, ECCA, Schedule Z]

“Credit Agreement Event of Default” has the meaning specified in Section 7 of the Credit Agreement. [ASA, CA, Schedule Z]

“Curative Flip Allocation” has the meaning set forth in Section 6.5(e) of the LLC Operating Agreement. [LLCA]

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others (other than purchases of materials and equipment in the ordinary course of business); (i) obligations to deliver commodities, goods or services in consideration of one or more advance payments; (j) any Debt (as defined in other clauses of this definition) of a partnership for which such Person is liable either by agreement, by operation of law or by requirement of a Governmental Authority but only to the extent of such liability; (k) Disqualified Capital Stock; and (l) any purchase money security interest in any property, or interest therein created or; assumed contemporaneously with the purchase of such property, or interest therein, to secure or provide for the payment or financing of any part of the purchase price thereof. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. [ASA, CA, EPC, LLCA, Schedule Z]

“Debt Service” means, with respect to any measurement period, the aggregate amount of scheduled principal, interest and fees required to be paid on or in connection with the Obligations during such measurement period. [ASA, CA, Schedule Z]

“Debt Service Account” means the Debt Service Account set forth in Section 2.1.1 of the Account and Security Agreement. [ASA, Schedule Z]

“Debt Service Reserve Account” means the Debt Service Reserve Account set forth in Section 2.1.1 of the Account and Security Agreement. [ASA, Schedule Z]

“Default Rate” has the meaning specified in Section 2.9 of the Credit Agreement. [CA]

“Defense Election” has the meaning set forth in Section 7.3(b) of the Equity Capital Contribution Agreement. [ECCA]

“Delivery” or “Delivering” means delivery in a form and manner pursuant to which the intended recipient thereof is capable of readily receiving, distributing or otherwise utilizing the subject matter of such delivery for its intended purpose. [CA, EPC, Schedule Z]

“Delivery Point” means the PacifiCorp substation at Mona, Utah or such other location where the electric energy generated by the Facility is to be Delivered in order for the Facility to generate revenues. [EPC, Schedule Z]

“Demonstrated Geothermal Capacity” means the lesser of 10.35 and the maximum generating capacity of the Facility (measured in MW) as supported by a Geothermal Resource and Energy Assessment Certificate. [Schedule Z]

“Demonstrated Operational Capacity” means the greatest amount of aggregate net MW of electrical output demonstrated by the Facility during full operation pursuant to the Capacity Prove-Out and set forth on the Notice of Facility Substantial Completion. [Schedule Z]

“Deposit Accounts” (a) means all “deposit accounts” as defined in Article 9 of the UCC and (b) includes, without limitation, all of the accounts listed on Schedule 6.4 of the Account and Security Agreement under the heading “Deposit Accounts” (as such schedule may be amended or supplemented from time to time). [ASA, Schedule Z]

“Development Account” means the Development Account set forth in Section 2.1.1 of the Account and Security Agreement. [ASA, CA, Schedule Z]

“Development Account Overage” means, as of any date, the amount by which the balance of the Development Account as of such date exceeds the Development Account Minimum Balance. [EPC]

“Development Account Minimum Balance” means the Development Account Target Balance; provided, that if a Buy-Down Trigger Event occurs, then Development Account Minimum Balance shall mean the product of (i) the Development Account Target Balance, multiplied by (ii) a fraction, the numerator of which is the Actual Efficiency and the denominator of which is 9.614. [ASA, Schedule Z]

“Development Account Target Balance” means $5,000,000. [Schedule Z]

“Discounted Value” means, with respect to the Called Principal of any Advance, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Obligations is payable) equal to the Reinvestment Yield with respect to such Called Principal. [Schedule Z]

“Disputes” has the meaning specified in the applicable Agreement in which such term is used. [EPC, O&M]

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Final Maturity Date and (b) the date on which there are no obligations outstanding under the Credit Agreement. [CA, Schedule Z]

“Disqualified Transferee” means any Person, which is, or whose Affiliate is, then (a) a party adverse in any pending or threatened action, suit or proceeding to the Company or any Member or an Affiliate thereof, if (i) the Company (with the Consent of the Members) or such Member (in its sole and absolute discretion), as applicable, shall not have consented to the Transfer to such Person and (ii) the matter at stake in such action, suit or proceeding is material to the Company or Member, as applicable, or (b) a Person to whom electricity is sold prior to the end of the PTC Period or is not an Unrelated Person. [LLCA]

“Distributable Cash” means, as of any date, all cash, cash equivalents and liquid investments (excluding Capital Contributions) held by the Company as of such date less all reserves that, in the reasonable judgment of the Managing Member, are necessary or appropriate for the operation of the Company or the Facility consistently with the Annual Operating Plan and Budget and Prudent Practices, less amounts necessary to repay Working Capital Loans, and less the Management Fee. Reasonable reserves shall consist of any combination of the following reserves as reasonably determined by the Managing Member: (i) necessary for payment of expenses included in the Annual Operating Plan and Budget, (ii) necessary to prevent or mitigate an emergency situation, (iii) established with the prior written consent of the Members (by Class Majority Vote), (iv) necessary to allow the Company to meet expenses that are clearly identified and expected with reasonable certainty to become due, but that are not included in the Annual Operating Plan and Budget, or (v) necessary to ensure sufficient spare parts or the payment of operational and maintenance costs for the Facility. [LLCA]

“Distribution Conditions” means:

(a) no Credit Agreement Default or Credit Agreement Event of Default has occurred and is continuing;

(b) the Final Completion Date has occurred;

(c) (x) the Debt Service Reserve Account is funded in an amount not less than the Minimum Debt Service Reserve and (y) the Maintenance Reserve Account is funded in an amount not less than the Maintenance Reserve Required Balance; and

(d) the Historical DSCR that corresponds to the Payment Quarterly Transfer Date on which such distribution is being contemplated under Section 3.2.1.8 of the Account and

Security Agreement (as calculated under Section 5.2 of the Credit Agreement) is no less than the Minimum DSCR; and provided, however, that the Distribution Conditions set forth in clause (d) and (e) above shall not be deemed to have been satisfied if the Company has exercised the option to make an equity payment pursuant to Section 5.2.2 of the Credit Agreement. [ASA, CA]

“Distribution Date” means dates selected by the Managing Member at least monthly. [LLCA]

“Documents” means all “documents” as defined in Article 9 of the UCC. [ASA, EPC, LLCA, O&M, Schedule Z]

“Dollars” or “$” refers to the lawful currency of the United States of America. [CA, EPC, O&M]

“Drilling Account” means the Drilling Account set forth in Section 2.2.3 of the Account and Security Agreement. [ASA, CA, EPC, LLCA]

“Drilling Deposit” means the Capital Contributions as required under Section 2.2.3 of the Equity Capital Contribution Agreement and as may be made pursuant to Section 4.4 of the LLC Operating Agreement. [ASA, CA]

“Drilling Reserve Target” means, as of any date, the greater of (i) the amount identified as the “Required Drilling Escrow” set forth in the most recent Drilling Plan and Budget as of such date in accordance with Section 4.3 of the Equity Capital Contribution Agreement, and (ii) the amount identified as the “Drilling Reserve Amount” set forth in the most recently issued Drilling Escrow Certificate as of such date in accordance with Section 4.4 of the Equity Capital Contribution Agreement. [Schedule Z]

“Drilling Services” means all Services that are necessary or appropriate for the purpose of production and reinjection of the geothermal resource to be obtained and maintained in connection with the operation of the Facility. [EPC, Schedule Z]

“Drilling Shortfall” means, as of any date, the amount by which (i) the Drilling Reserve Target as of such date, exceeds (ii) the aggregate amount of capital contributions made by the Class B Investors immediately prior to such date. [ECCA]

“DSCR” means for any period, the ratio of (a) Gross Project Revenues received by the Company during such period, less the aggregate amount of the sum of (i)Reimbursable Costs, plus (ii) Base Fee, plus (iii) Owner Maintenance Agreement Payments, plus (iv) O&M Site Document Payments, plus (v) O&M Other Payments, during such period to (b) Fixed Charges required to be paid during such period. [CA, LLCA, Schedule Z]

“Effective Date” means, as used in any Agreement, the Effective Date as defined in such Agreement. [ASA, ECCA, EPC, LLCA, O&M, Schedule Z, CA]

“Effective Date Capital Contributions” means the capital contributions by the Class A Investors on the Effective Date, as determined in accordance with Section 2.1 of the Equity Capital Contribution Agreement. [CA, LLCA]

“EHS Permits” has the meaning specified in Section 4.6.2 of the Credit Agreement. [CA, ECCA]

“Eligible Assignee” means (a) any Lender, and any Affiliate of any Lender; (b) a Person that is (i) a commercial bank organized under the laws of the United States of America, or any state thereof, and having a combined capital and surplus of at least $100,000,000, (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000; provided, that such bank is acting through a branch or agency located in the United States, (iii) a finance company, insurance company or other financial institution or fund which is engaged in making, purchasing or otherwise investing in commercial loans for its own account in the ordinary course of business, (iv) a Person (other than a natural person) that is engaged in the business of commercial banking or lending and that is (A) a Subsidiary of a Lender, (B) a Subsidiary of a Person of which a Lender is a Subsidiary, (C) a Person of which a Lender is a Subsidiary or (v) that is administered or managed by (A) a Lender, (B) an Affiliate of a Lender or (C) an entity or an Affiliate of an entity that administers or manages a Lender; provided, that notwithstanding any of the foregoing, none of the Company nor any of its Affiliates shall qualify as an Eligible Assignee under this definition. In addition, unless an Credit Agreement Event of Default has occurred and is continuing, no Energy Company may be an Eligible Assignee unless approved by the Company (which approval shall not be unreasonably withheld, conditioned or delayed). [CA, Schedule Z]

“Eligible Facility” means an “eligible facility” as that term has the meaning set forth under 18 C.F.R. § 366.1 (2007). [ECCA]

“Emergency Condition” means the occurrence or significant risk of imminent occurrence of an event that materially adversely affects the safety or protection of Persons or materially adversely affects, in whole or in part, the Facility, the Facility Site or other property located at or adjacent to the Facility Site or materially adversely affects, in whole or in part, any natural resources located on or adjacent to the Facility Site. [O&M]

“Energy Company” means any Person, including such Person’s Affiliates and Subsidiaries that is engaged in the development, ownership, operation or management of renewable energy production and facilities. [Schedule Z]

“Environmental Claim” means, with respect to any Person, any and all Claims by or against such Person arising under, pursuant to or with respect to any violation, including alleged violations, of an Environmental Law or the Release, or alleged Release, of any Hazardous Material. [CA, EPC, O&M]

“Environmental Law” means any Applicable Laws, including all rules and regulations, relating to the environment, pollution, protection of life, health or safety as affected by the environment or natural resources or any Hazardous Material, in each case, as may be in effect from time to time, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j-26; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. [CA, ECCA, O&M, Schedule Z]

“EPC Assets” means all Equipment and Materials comprising the Facility, satisfying the technical specifications set forth in the Project Design Book with respect thereto, other than the Owner-Supplied Assets; provided, that if any Equipment and Materials could be deemed to be both EPC Assets and Owner-Supplied Assets, such Equipment and Materials shall be deemed EPC Assets for any purposes under the EPC Agreement. [EPC, Schedule Z]

“EPC Other Payment” has the meaning set forth in Section 5.2.3 of the EPC Agreement. [EPC]

“EPC Site Document Payment” has the meaning set forth in Section 5.2.2 of the EPC Agreement. [EPC]

“Equipment” means: (a) all “equipment” as defined in the UCC, (b) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the UCC) and (c) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures. [ASA, EPC, Schedule Z]

“Equipment and Materials” means all equipment, machinery, apparatus, materials, articles, components, raw materials, supplies, parts, systems, structures and any other equipment or items comprising or otherwise necessary or appropriate to be incorporated or integrated into, based on the design, engineering, construction, development, operation and maintenance of, as applicable, a geothermal power plant facility of a similar nature, size and complexity as the Facility, in each case, based on the technical specifications and requirements set forth in the Project Design Book. [EPC, O&M, Schedule Z]

“Equity Base Case Model” means the Original Equity Base Case Model; provided, that if a Buy-Down Trigger Event occurs, then “Equity Base Case Model” means the Recalculated Equity Base Case Model. [ECCA, EPC, LLCA, Schedule Z]

“Equity Interests” means shares of capital stock in a corporation, partnership interests in a partnership, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest. [CA, ECCA, Schedule Z]

“Equity Investors” means collectively, the Class A Investors, the Class B Investors and the Class C Investor. [O&M, Schedule Z]

“Equity Transactions” the transactions contemplated by the Equity Capital Contribution Agreement. [ECCA]

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute. [CA, LLCA, Schedule Z]

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Company would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code. [Schedule Z, CA]

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder, except for any such events for which the 30-day notice to the PBGC has been waived, (b) the withdrawal of the Company or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to section 4202 of ERISA or (f) any other event or condition which is likely to result in the termination of, or the appointment of a trustee to administer, any Plan under section 4042 of ERISA. [CA]

“Event of Abandonment” means the cessation of operation of the Project or abandonment of development and/or construction of the Project for more than thirty (30) consecutive days, (which period (a) shall be measured from the first occurrence of a work stoppage and continuing until work of a substantial nature is resumed and thereafter diligently continued and (b) shall be extended to the extent any cessation of operations or other abandonment results from any Force Majeure Event, a Casualty Event, Prudent Practice or pursuant to Section 4.3 or Section 4.4 of the EPC Agreement). [CA]

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in accordance with the requirements of the Credit Agreement; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP and are bonded or pledged or enforcement of which could not reasonably be expected to have a Material Adverse Effect; (d) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided, that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Company to provide collateral to the depository institution; (e) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Company for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal, geothermal water or steam or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Company or materially impair the value of such Property subject thereto; (f) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (g) judgment and attachment Liens not giving rise to a Credit Agreement Event of Default; (h) matters identified in that certain title policy as such policy has been approved by the Required Lenders, and (i) Capital Leases to the extent permitted by Section 6.1.7 of the Credit Agreement; provided, that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided, further, that Liens described in clauses (a) through (d) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced. [ASA, CA]

“Excess Distributable Cash” means Distributable Cash for any given quarter (before taking into account the Management Fee Bonus for such quarter) above the amount of Distributable Cash set forth for said quarter in Schedule Y to the LLC Operating Agreement.

“Excluded Taxes” means, with respect to any Lender or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder or under any Financing Document, (a) sales, capital gain, income or franchise taxes imposed on it by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Company is located, and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to the Credit Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.13.7 of the Credit Agreement except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.13 of the Credit Agreement. [CA, Schedule Z]

“Expert” has the meaning set forth in Section 6.5.2 of the EPC Agreement. [EPC, LLCA]

“Extended Expiration Date” has the meaning set forth in Section 8.1 of the O&M Agreement. [O&M, Schedule Z]

“Facility” means a geothermal electricity generating plant with a net nameplate capacity rating of at least the Minimum Capacity Rating and all components related thereto, including fifty (50) PureCycle© 225 System geothermal power system turbines, components for the extraction and gathering of geothermal resources used in the operation of the Facility and components for the Delivery of electricity generated by the Facility to the Delivery Point. For the avoidance of doubt, the Facility shall be comprised of the Equipment and Materials included within the EPC Assets and the Owner-Supplied Assets. [CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Facility Objectives” means (i) having at all times, in all material respects, the capacity and functional ability to perform, on a continuing basis, the functions for which the Facility was designed and in accordance with the Project Design Book and Prudent Practices, (ii) satisfying the performance criteria set forth on Schedule C to the O&M Agreement, as may be amended from time to time, (iii) having, procuring or otherwise obtaining the geothermal resources necessary to operate the Facility in accordance with the performance criteria set forth on Schedule C to the O&M Agreement, and (iv) Delivering the electric energy generated by the Facility to the Delivery Point. [O&M]

“Facility Plan and Budget” means, with respect to the applicable Operating Year, an annual operating budget and capital budget, broken down on a monthly basis, setting forth in detail the following matters related to the Facility: (A) anticipated operations, repairs and capital improvements (including any teardowns and major overhauls as separate budget items), (B) routine maintenance and overhaul schedules (including major maintenance), (C) procurement (including equipment acquisitions and spare parts and consumable inventories indicating a breakdown of capital items and expense items), (D) staffing, personnel and labor activities (including unit rates for labor, hourly rates for consultants who are not employees of the Operator or its Affiliates, and holidays to be observed), (E) administrative activities, and (F) data regarding other work proposed to be undertaken by Operator, together with an itemized estimate, in detail reasonably acceptable to Owner, of all Reimbursable Costs to be incurred in connection therewith, together an annual operating plan setting forth underlying assumptions and implementation plans. [O&M]

“Facility Site” means the Permanent Parcels. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Facility Substantial Completion” has the meaning set forth in Section 6.2.1 of the EPC Agreement. [ASA, CA, EPC, Schedule Z]

“Facility Substantial Completion Certificate” means the certificate substantially in the form attached to the EPC Agreement as Exhibit D, as may be amended, restated or supplemented from time to time. [EPC, Schedule Z]

“Facility Substantial Completion Date” means the date upon which Facility Substantial Completion occurs in accordance with the requirements of the EPC Agreement. [CA, EPC, Schedule Z]

“Federal Book-Entry Regulations” means (a) the federal regulations contained in Subpart B (“Treasury/Reserve Automated Debt Entry System (TRADES)” governing Book-Entry Securities consisting of U.S. Treasury bonds, notes and bills) and Subpart D (“Additional Provisions”) of 31 C.F.R. Part 357, 31 C.F.R. § 357.10 through § 357.14 and § 357.41 through § 357.44 (including related defined terms in 31 C.F.R. § 357.2); and (b) to the extent substantially identical to the federal regulations referred to in clause (a) above (as in effect from time to time), the federal regulations governing other Book-Entry Securities. [ASA]

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if that rate is not so published for any day that is a Business Day, Deutsche Bank Trust Company Americas Federal funds broker rate of recognized standing selected by it. [CA]

“FERC” means the Federal Energy Regulatory Commission or any successor thereto. [ECCA, LLCA, Schedule Z, CA]

“Final Completion” has the meaning set forth in Section 6.3.1 of the EPC Agreement. [ASA, ECCA, EPC, O&M, Schedule Z, CA]

“Final Completion Certificate” means the certificate substantially in the form attached to the EPC Agreement as Exhibit E, as may be amended, restated or supplemented from time to time. [EPC, Schedule Z]

“Final Completion Date” means the date upon which Final Completion occurs in accordance with the requirements of the EPC Agreement. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Final Development Account Distribution Date” has the meaning assigned in Section 3.9.3.5 of the Account and Security Agreement. [ASA, CA]

“Final Maturity Date” means December 31, 2026 or such earlier date on which a Credit Agreement Event of Default occurs and the Obligations are accelerated pursuant to Section 8.1 of the Credit Agreement. [CA, Schedule Z]

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references in the Credit Agreement to a Financial Officer means a Financial Officer of the Company. [CA, Schedule Z]

“Financing Conversion Date” means the date on which the Lenders obtain all right, title and interest of the Class B Investors in the membership interests of the Company pursuant to the Class B Investors Pledge Agreement. [EPC, O&M]

“Financing Expiration Date” means (a) when used in the EPC Agreement and the O&M Agreement, the later of (i) the date on which the aggregate principal amount, together with any accrued and unpaid interest thereon, and any other amount due and payable under the

Credit Agreement has been repaid in accordance with the terms and conditions thereof and the Commitments and the Financing Documents have been terminated and (ii) the Flip Date and (b) when used in the Financing Documents, the date on which the aggregate principal amount, together with any accrued and unpaid interest thereon, and any other amount due and payable under the Credit Agreement has been repaid in accordance with the terms and conditions thereof and the Commitments. [ASA, EPC, O&M]

“Fiscal Quarter” means any of the fiscal quarterly accounting periods of the Company, ending March 31, June 30, September 30, and December 31. [CA, Schedule Z]

“Fixed Charges” means, for any period, the sum, for the Company, of the following items during such period: (a) Interest Expense to the extent actually paid in cash, (b) scheduled payments of principal of Debt, including under the Credit Agreement and (c) the portion of payments, other than optional payments, made under Capital Leases that should be treated as payment of principal in accordance with GAAP. [Schedule Z]

“Fixed Tax Assumptions” means the following assumptions: (1) the Class A Investors are and will be fully taxable at a thirty five percent (35%) federal income tax rate (and any state, local, foreign or other income taxes are inapplicable) and will be able to utilize fully all regular federal income tax benefits allocated to them from the Company, (2) the Company is and will be the sole owner of the Project for federal income tax purposes, (3) the applicable depreciation periods, methods and conventions are as set forth in the Equity Base Case Model; provided that such depreciation periods, methods and conventions shall not include the amounts allocated to particular assets, (4) the Company is classified as a partnership for federal income tax purposes for all periods after the Effective Date, (5) so long as it is still a Member, the Class A Investors will be treated as partners for federal income tax purposes for all periods after the Effective Date and will be subject to tax as partners, under Code Section 702 and subchapter K of Chapter 1 of the Code, upon their distributive shares of Company income, gain, loss, deduction and credit, and (6) the allocation of items of income, gain, loss, deduction and credit among the Members shall be respected for federal income tax purposes; provided that this is an assumption only that the allocations in Article V of the LLCA will be respected under subchapter K of the Code and not an assumption about the actual amounts and timing of income, gain, loss, deduction and credit, not an assumption about the opening Capital Account balances of the Members, not an assumption about how payments or distributions by the Company will be characterized for tax purposes and their resulting effects on the Capital Accounts and outside bases of the Members, and not an assumption about the proper book recovery methods in cases where there is a book-tax disparity. [LLCA]

“Flip Date” means the last day of the month in which the Class A Investors achieve an Internal Rate of Return equal to or greater than the Target IRR. [LLCA]

“Flip Purchase Option” means the purchase option under Section 9.7 of the LLC Operating Agreement.

“Force Majeure” or “Force Majeure Event” means, with respect to any Agreement, an event or circumstance that affects a Party’s ability to perform its obligations under such Agreement to the extent such event or circumstance (a) intentionally omitted, (b) was beyond the reasonable control of such Party, (c) the effects of which are incapable of being prevented, overcome or mitigated by the reasonable efforts of such Party and (d) did not result from the fault or negligence of the Party claiming Force Majeure. Such events or circumstances may include, but are not limited to, action or inaction of a governmental authority, acts of nature, drought, flood, earthquake, tornado, hurricane, storm, fire, lightning, or other unusually severe weather, epidemic, war, riot, civil disturbance, unavailability of or disruption to transportation or transportation systems, or other natural disasters, embargo, blockade, sabotage, terrorism, or the threat of such acts, explosions, strikes, boycotts, work slowdowns, or other labor disputes (it is understood that a strike, boycott, work slowdown, or other labor dispute directed at a Party shall not be deemed a Force Majeure Event with respect to such Party), the existence of Hazardous Substance not caused by the Party claiming Force Majeure (which existence is not otherwise a violation or breach of such Agreement, including a breach of the representations and warranties made herein), order or judgments of any governmental authority (other than the granting of Governmental Approvals), the absence, suspension, termination, interruption, delay, denial, or failure of renewal of any Governmental Approval the procurement of which was or is not the responsibility of the Party claiming Force Majeure or for which application was duly and timely made by the responsible Party and in respect of which the affected Party is otherwise in compliance, if applicable, a change of Applicable Law that materially prevents the affected Party from performing its obligations under the relevant Agreements, or other similar event, which, in each case, to the extent that such event materially adversely affects or prevents a Party’s ability to perform its obligations under such Agreement and was not reasonably preventable or in the control of the Party claiming Force Majeure. Force Majeure Event includes, but is not limited to, the failure of a contractor or supplier (other than the Contractor) to furnish labor, services, materials, or equipment in accordance with its contractual obligations; provided, that such failure is itself due to a Force Majeure Event. In no instance shall any of the following be considered or constitute a Force Majeure Event: (i) availability of, or price levels or fluctuations with respect to labor, materials, services, supplies, equipment or other components related to items to be procured, supplied or constructed by Contractor; (ii) economic hardship; (iii) lightning strikes that adversely affect the operation of Equipment and Materials powered by electricity; (iv) any delay or failure of Contractor to obtain supplies, materials, equipment or other components for the Facility due to the delay or failure of any Person to perform any obligation owed to Contractor, unless such delay or failure is caused by an event of Force Majeure materially adversely affecting such Person; (v) equipment failure unless such failure is caused by an independent event of Force Majeure; (vi) domestic and/or foreign transportation delays unless such delays are caused by an independent event of Force Majeure, or (vii) Excluded Changes of Law. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction. [CA, Schedule Z]

“Former Real Property” has the meaning specified in Section 4.6.1 of the Credit Agreement. [CA]

“Full Revenue QTD” means the first Quarterly Transfer Date immediately following the first full Fiscal Quarter occurring after the Final Completion Date. [ASA]

“Funding Failure” means the failure of the Lenders to make Advances in non-compliance with the Credit Agreement. [EPC]

“FPA” means the Federal Power Act and the regulations of the FERC thereunder. [ECCA, LLCA]

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.3 of the Credit Agreement. [CA, ECCA, LLCA, Schedule Z]

“General Intangibles” (a) means all “general intangibles” as defined in Article 9 of the UCC and (b) includes, without limitation, all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations, all Assigned Agreements, all ASA Intellectual Property and all Payment Intangibles (in each case, regardless of whether characterized as general intangibles under the UCC). [ASA, Schedule Z]

“Geothermal Resource and Energy Assessment Certificate” means a certificate issued by the Geothermal Engineer substantially in the form attached to the EPC Agreement as Exhibit C, as may be amended, restated or supplemented from time to time by the Geothermal Engineer. [EPC]

“Goods” (a) means all “goods” as defined in Article 9 of the UCC and (b) includes, without limitation, all Inventory and Equipment and any computer program embedded in the goods and any supporting information provided in connection with such program if (x) the program is associated with the goods in such a manner that is customarily considered part of the goods or (y) by becoming the owner of the goods, a Person acquires a right to use the program in connection with the goods (in each case, regardless of whether characterized as goods under the UCC). [ASA]

“Governmental Approval” as used in any Agreement means any license, consent, permit, authorization, requirement, environmental plan, certificate, waiver, franchise, variance, order, decision, registration, ruling and other approval or permission necessary or appropriate, including as to zoning, environmental protection, pollution, sanitation, energy regulation, safety, siting or building, to be obtained from any Governmental Authority having jurisdiction over or with respect to the applicable Party to such Agreement, the transactions contemplated by such Agreement and the performance of the Parties thereunder. [CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Governmental Authority” as used in any Agreement means, with respect to any matter, any federal, state or local government or any political subdivision thereof, taxing authority, instrumentality, regulatory body, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state or local court, tribunal or arbitrator, including but not limited to any environmental agency, in each case, having jurisdiction over or with respect to the applicable Party to such Agreement, the transactions contemplated by such Agreement and the performance of the Parties thereunder. [CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted tax basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company will be the Gross Fair Market Value of such asset as of the date of contribution; provided, that the initial Gross Asset Value of the assets deemed contributed to the Company by IRP on the Effective Date will be the value agreed to by IRP and MLE and reflected in Schedule 4.2(d) to the LLC Operating Agreement;

(b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective fair market values at the times listed in Section 4.2(c) of the LLC Operating Agreement;

(c) the Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the Gross Fair Market Value of such asset on the date of distribution;

(d) the Gross Asset Values of all Company assets shall be adjusted to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are required to be taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the Managing Member determines that an adjustment pursuant to subsection (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e) if the Gross Asset Value of an asset has been determined or adjusted pursuant to subsection (a), (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset. [LLCA]

“Gross Project Revenues” means all payments to the benefit of the Company (determined on an actual receipts basis), including (a) all payments made under the Project Documents, (b) interest, dividend and other income in respect of sums standing to the credit of the Security Accounts, (c) any proceeds of any business interruption, delay-in-start-up or loss of profit insurance, (d) any refunds of tax of any kind, and (e) any other income, receipts or gains (including any such income, receipts or gains as are of a non-recurring or extraordinary nature) from whatever source (other than pursuant to the Financing Documents except as provided in clause (b) hereof) and whether or not attributable to the Project; provided, that notwithstanding the foregoing, (i) interest, dividends and other income paid or deposited into the Distribution Account shall not constitute “Gross Project Revenues”, and (ii) equity investments in the Company other than (A) the Capital Contribution Commitment and (B) equity investments made in accordance with the proviso of Section 5.2.2 of the Credit Agreement shall not constitute “Gross Project Revenues.” [ASA, CA, Schedule Z]

“Guaranteed Final Completion Date” means the earlier of (i) one hundred and eighty (180) calendar days after the Facility Substantial Completion Date and (ii) June 15, 2009. [ASA, CA, EPC, O&M, Schedule Z]

“Hazardous Material” means any petroleum or petroleum product (including but not limited to waste petroleum), contaminant, chemical product or intermediate, chemical by-product, flammable material, explosive, radioactive substances, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls, or other chemicals defined in Environmental Laws as hazardous substances, hazardous wastes, extremely hazardous wastes, solid wastes, toxic substances, pollutants or contaminants. [CA, ECCA, EPC, O&M, Schedule Z, CA]

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such Applicable Laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than Applicable Laws allow as of the Effective Date. [CA]

“Historical DSCR” means, with respect to any Quarterly Transfer Date, the DSCR for the four Fiscal Quarter periods ending on the last day of the full Fiscal Quarter immediately preceding such Quarterly Transfer Date; provided, that (a) for the first full Fiscal Quarter occurring after the Final Completion Date, “DSCR” shall mean the “DSCR” for such Fiscal Quarter then ending multiplied by four, (b) for the second full Fiscal Quarter occurring after the Final Completion Date, “DSCR” shall mean the “DSCR” for such two Fiscal Quarters then ending multiplied by 2, and (c) for the third full Fiscal Quarter after the Final Completion Date, “DSCR” shall mean the “DSCR” for such three Fiscal Quarters then ending multiplied by  4/3. [CA, Schedule Z]

“Indemnified Claims” has the meaning set forth in Section 7.1 of the Equity Capital Contribution Agreement. [ECCA]

“Indemnification Notice” has the meaning set forth in Section 7.3(a) of the Equity Capital Contribution Agreement. [ECCA]

“Independent Accounting Firm” means an accounting firm that is acceptable to a majority of the Class A Investors and the Class B Investors.

“Independent Engineer Reports” means the reports and certifications delivered by the Independent Engineer pursuant to Article VI of the EPC Agreement. [CA]

“Initial Expiration Date” has the meaning set forth in Section 8.1 of the O&M Agreement. [O&M, Schedule Z]

“Instruments” means all “instruments” as defined in Article 9 of the UCC. [ASA]

“Insurance” means: (a) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (b) any key man life insurance policies. [ASA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Insurance Consultant’s Report” means the report of the Insurance Consultant which confirms that the insurance coverages for both the construction and operation periods of the

Project comply with the insurance requirements of Section 5.12 of the Credit Agreement. [Schedule Z]

“Intellectual Property” means, as to the Company, the Company’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under Applicable Law with respect to the Company’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship; software and contract rights relating to computer software programs, in whatever form created or maintained. [ASA, CA, ECCA, Schedule Z]

“Interconnection Assets” has the meaning set forth in Article XI of the Account and Security Agreement. [ASA]

“Interest” means the interest of a Member in the Company, including rights to distributions (liquidating or otherwise), allocations, and to vote, consent or approve, if any. [CA]

“Interest Expense” means, for any period, the aggregate interest expense for the Company. [Schedule Z]

“Internal Rate of Return” means the discount rate that sets A equal to B, where A is the present value of (a) the Production Tax Credits allocated to the Class A Investors, plus (b) the tax savings from tax losses or deductions allocated to the Class A Investors (excluding any such losses or deductions that are suspended under section 704(d) of the Code but only for the period that the losses or deductions are suspended), plus (c) the cash distributed to the Class A Investors, including any Buy-Down LLC Redemption Amount, plus (d) any indemnity payments by IRP to MLE under Article VII of the Equity Capital Contribution Agreement that compensate for loss of any item listed in the foregoing clauses (a), (b) and (c), minus (e) the tax detriment from any taxable income or gain allocated to the Class A Investors by the Company and from any gain recognized by the Class A Investors under section 731(a) of the Code (including after a deemed cash distribution caused by a shift in how liabilities are shared in the outside bases of the Members on the Flip Date), and B is the present value of the Capital Contributions made by MLE on the both the Effective Date and the Second Funding Date. However, if the Flip Purchase Option is exercised, when the parties calculate the minimum Purchase Price the Class A Investors require to reach or maintain the Target IRR, the tax detriment taken into account under clause (e) will include taxes on gain on the sale of the Class

A Interests. Section 6.5(c) of the LLC Operating Agreement has a list of other assumptions and conventions that will be used when calculating the Internal Rate of Return. [LLCA, Schedule Z]

“Inventory” means, with respect to the Company: (a) all “inventory” as defined in the UCC and (b) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in the Company’s business; all goods in which the Company has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by the Company, all computer programs embedded in any goods and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC). [ASA, Schedule Z]

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with (other than deposits to Deposit Accounts in the ordinary course of business), or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person. [ASA, CA, EPC, Schedule Z]

“Investment Related Property” means: (a) all “investment property” (as such term is defined in Article 9 of the UCC) and (b) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, the Collateral Account, Securities Accounts, Commodities Accounts, Deposit Accounts and certificates of deposit. [ASA, Schedule Z]

“IRS” means the Internal Revenue Service or any successor agency. [ECCA, LLCA, Schedule Z]

“Knowledge” of Raser, IRP or the Company means the actual knowledge of Brent M. Cook, Martin F. Petersen, Richard D. Clayton and Sean McBride. [ECCA]

“kW” means kilowatt, a unit of measurement of electric energy output that is equivalent to one-thousand watts.

“Late Payment Rate” means the Prime Rate plus 2.0%. [O&M]

“Leases” means, collectively as of any date, the Permanent Parcels, the Collateral Parcels and the Resource Support Parcels, but excluding the Released Assets as of such date. [ECCA, Schedule Z]

“Lender Indemnitees” means, collectively, Lenders and their respective shareholders, partners, Affiliates, employees, representatives and agents, together with their successors and assigns. [CA]

“Lenders” means each of the lenders that is an initial signatory to the Credit Agreement or that, pursuant to Section 16.2 of the Credit Agreement, becomes a “Lender” under the Credit Agreement. [ASA, CA, ECCA, O&M, Schedule Z]

“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” opposite its name on Schedule A to the Credit Agreement or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent. [CA]

“Letter of Credit Right” has the meaning specified in Article 9 of the UCC. [ASA]

“Liability” means, with respect to any Person, any liability, expense or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise. [ECCA, LLCA, O&M]

“Lien” means any security interest, community or other material property interest, pledge, mortgage, option, lien (including environmental and Tax liens), assessment, lease, charge, encumbrance, claim, preferential arrangement, condition, equitable interest, license, right-of-way, easement, encroachment, right of first refusal, buy/sell agreement or any other restriction of any kind, including any restriction or covenant with respect to, or condition governing, the use, voting, transfer, receipt of income or other exercise of any attributes of ownership. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“LLC Act” means the Delaware Limited Liability Company Act, 6 Del. Code §§ 18.101 et. seq., as amended from time to time, and any successor to such Act. [ECCA, LLCA]

“Loss Proceeds” means (a) any proceeds from insurance (other than business interruption, delay-in-startup or loss of profit insurance) or other funds paid to compensate the Company for damage or loss to the Project or any portion thereof including, without limitation , in connection with any Casualty Event. [ASA, CA]

“Loss Proceeds Withdrawal Request” has the meaning specified in Section 2.6.1.2(7) of the Credit Agreement. [CA]

“Maintenance Reserve Account” means the Maintenance Reserve Account set forth Section 2.1.1 of the Account and Security Agreement. [ASA].

“Maintenance Reserve Required Balance” means in respect of a Fiscal Quarter, the amount corresponding to such Fiscal Quarter as set forth on Schedule 2B of the Account and Security Agreement. [ASA, Schedule Z]

“Maintenance Reserve Withdrawal Request” means a Maintenance Reserve Withdrawal Request substantially in the form of Exhibit I of the Account and Security Agreement, duly executed and delivered by all required signatories thereto. [ASA]

“Maintenance Standards” means with respect to any O&M Services (i) compliance with all terms and conditions of the O&M Agreement and the Project Documents, including the warranty provisions relating to the Facility and the components thereof, (ii) compliance with the Annual Operating Plan and Budget, (iii) compliance with all Applicable Laws, including Environmental Laws, and Governmental Approvals, (iv) the provision and performance all O&M Services in conformity with Prudent Practices and causing the Facility to be in good working order in compliance with Prudent Practices, (v) compliance with the O&M Manual and all technical and operational guidelines and specifications relating to the Facility and the components thereof, (vi) compliance with the terms and conditions of all insurance policies relating to the Facility and the Facility Site, (vii) performing such O&M Services in a manner to cause the Facility to be in at least as good a condition and working order upon termination of the O&M Agreement as when the Facility and Facility Site were delivered to Operator under the O&M Agreement, ordinary wear and tear excepted, (viii) performing such O&M Services in a manner to optimize of the useful life of the Facility, (ix) minimization of damage to the Facility and Facility downtime, (x) performing such O&M Services in a manner to minimize Reimbursable Costs under the O&M Agreement and (xi) performing such O&M Services in the best interests of Owner and the Facility Objectives. [O&M]

“Major Decisions” means:

With respect to the Pre-Flip Period, any of the following:

(a) Except for Debt under the Financing Document and customary unsecured trade payables incurred in the ordinary course of business, incurring in any single transaction or in any series of related transactions Debt (including any Working Capital Loans made pursuant to Section 4.5 of the LLC Operating Agreement) such that the amount of such Debt (excluding Debt under the Financing Documents and customary unsecured trade payables incurred in the ordinary course of business) outstanding at any point of time is in excess of $2,500,000;

(b) Entering into any (i) transaction between the Company and any Member or any Affiliate of a Member, other than any such transaction expressly provided for in any of the Operative Documents, or (ii) amendment, modification or termination of any transaction between the Company and any Member, or any Affiliate of a Member provided for in any Operative Document;

(c)	Appointment of a new Managing Member or Operator;

(d) Approving any Annual Operating Plan and Budget or any amendments or modifications thereto as provided in Section 6.1 of the O&M Agreement or as required pursuant to Section 7.2 of the LLC Operating Agreement;

(e) Approving expenditures of more than $50,000 in the aggregate in a calendar year under the O&M Agreement, or other similar agreement, that are not otherwise provided for in the Annual Operating Plan and Budget;

(f) Initiating any litigation or arbitration, or settling claims, litigation or arbitration by or with respect to the Company if, as a result of such settlement, the Company would be obligated to pay more than $100,000, in the aggregate;

(g) Assuming, guaranteeing or becoming obligated for the payment of money or the performance of any contract or other obligation of any Person in excess of $250,000 in the aggregate;

(h) Making any tax election, except as expressly provided for in the LLC Operating Agreement;

(i) Causing the Company to be treated other than as a partnership for United States federal income tax purposes (including by electing under Treasury Regulations Section 301.7701-3 to be classified as an association);

(j) Entering into (i) any material amendment, modification, waiver, termination or replacement of the Company’s Certificate of Formation or of any Operative Document (other than this Agreement which requires the consent of all of the Members) or failing to enforce any provision of any Operative Document if such amendment, modification, termination or failure would have a Material Adverse Effect on the Company or the Class A Investors; (ii) any additional Operative Document; or (iii) any new agreement with an Affiliate of a Member or amending any economic provision of any existing contract with any such Affiliate;

(k) Permitting (i) possession of property of the Company by any Member (unless such action is taken pursuant to the express terms of any Operative Document), (ii) the assignment,

transfer or pledge of rights of the Company in specific property of the Company for other than a Company purpose or other than for the benefit of the Company, or (iii) any commingling of the funds of the Company with the funds of any other Person;

(l) Amending, modifying, terminating or permitting the expiration of, any material license and permit required for the operation, ownership, management or maintenance of the Facility or the sale or transmission of power therefrom;

(m) Making any distribution to any Member except as specified in the LLC Operating Agreement;

(n) Making any advance payment of compensation or other consideration to the Managing Member or any of its Affiliates;

(o)(i) Merging or consolidating the Company with any Member or other Person, (ii) changing the Company’s legal form; or recapitalizing, liquidating, winding up or dissolve the Company, (iii) agreeing to an exchange of interests with any other Person, or (iv) acquiring all or substantially all of the assets or stock of any other Person;

(p) Admitting any additional Member of the Company except as permitted under Article IX of the LLC Operating Agreement;

(q) Except as otherwise specified in LLC Operating Agreement, causing the Company to (i) sell or issue any interest, or any option, warrant or similar right to acquire any interest, of any kind in the Company, or (ii) distribute any Assets of the Company or redeem, purchase or otherwise acquire any interest in the Company,

(r) Causing the Company to engage in any business or activity that is not within the purpose of the Company, as described in Section 2.3 of the LLC Operating Agreement, or to change such purpose;

(s) Allowing any Turbine to be modified or replaced or well to be shut down;

(y) Causing or permitting the Company to receive or use any grant, tax-exempt financing, subsidized energy financing, or other federal credits, each within the meaning of Section 45(b)(3) of the Code;

(t) Causing the Company to file a voluntary petition in bankruptcy, or file any petition or answer or consent seeking any reorganization, arrangement, moratorium, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Applicable Laws relating to bankruptcy, insolvency or other relief for debtors, or seek or consent to the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties;

(u) Causing the Company (i) to admit in writing its inability to pay its debts as they mature, (ii) to give notice to any Governmental Authority of insolvency or pending insolvency, or suspension or pending suspension of operations or (iii) to make a general assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors;

(v) Selling, leasing or otherwise voluntarily disposing of assets of the Company with an aggregate fair market value in excess of $2,500,000 during any 12-month period, other than sales of energy and related environmental attributes under approved contracts or as part of an approved course of conduct;

(w) Causing or permitting any Encumbrance or grant of any Encumbrance on the assets or rights of the Company, other than Permitted Liens;

(x) Changing the method of tax accounting used by the Company to the extent any such change would have an adverse effect on eligibility to claim Production Tax Credits or on the timing or amount of depreciation allowances;

(y) Causing or permitting the Company to hire any employees or establish or participate in any employee benefit plans;

(z) Causing or permitting the Company to make loans to third parties; and

(aa) Causing or permitting the Company to engage in any speculative energy trading, including trading of financial contracts, such as swaps or derivatives that may be subject to FAS 133 accounting rules.

With respect to the period following the Flip Date, the matters in paragraphs (o), (q), (t) and (v) above. [LLCA]

“Majority Vote” shall have the meaning set forth in Section 3.2(f) of the LLC Operating Agreement. [LLCA]

“Make-Whole Amount” means, with respect to any Advance, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Advance over the amount of such Called Principal; provided, that the Make-Whole Amount may in no event be less than zero. [ASA, CA, Schedule Z]

“Management Fee” means a quarterly fee payable to the Managing Member pursuant to Section 8.3 of the LLC Operating Agreement which will be payable at the end of each quarter in a Fiscal Year to the extent of available funds before any distribution of Distributable Cash for such quarter and cumulative from quarter to quarter. The Management Fee shall be calculated as the sum of: (i) $500,000 per Fiscal Year for the initial Fiscal Year commencing on the Effective Date of the LLC Operating Agreement (or prorated portion thereof if such initial Fiscal Year is less than twelve months), and escalating thereafter by two and a half percent (2.5%) per year; and (ii) the Management Fee Bonus. [ASA, CA, LLCA]

“Management Fee Bonus” the Management Fee Bonus shall be paid to the Managing Member to provide an incentive to the Manager to increase the megawatts generated at the Facility and to decrease the expenses of operating the Facility. The Management Fee Bonus shall be the lesser of (i) $1,000,000 per Fiscal Year or (ii) the sum of (A) the positive difference (if any) between the amount set forth for property taxes on Schedule Y of the LLC Operating Agreement in any given year and the amount of actual property taxes paid for such year, which amount shall be payable in one sum in the quarter in which property taxes are paid or would have been paid had there been a property tax burden; and (B) 75% of the Excess Distributable Cash.

“Material Adverse Effect” means, with respect to the Company, a material adverse change in, or material adverse effect on (a) the business, operations, Property, liabilities (actual or contingent) or financial condition of the Company, (b) the ability of the Company to perform any of its obligations under any Financing Document or Project Document to which it is a party, (c) the validity or enforceability of any Financing Document, (d) the rights and remedies of or benefits available to any Lender under any Financing Document or (e) completion of the Project on a timely basis as contemplated by the Project Budget and the Project Schedule. [CA, ECCA, Schedule Z]

“Material Indebtedness” means Debt (other than the Obligations) of the Company in an aggregate principal amount exceeding $250,000. [CA, ECCA]

“Material Project Party” means any party to an Operative Document, but only, in each case, upon or prior to the expiration or early termination of the relevant Operative Document; provided, however, that the Lenders, Administrative Agent, Class A Investors, Class C Investor and the Collateral Agent shall not be Material Project Parties. [CA, ECCA]

“Material Receivable” means any Receivable with an aggregate value in excess of $100,000. [CA]

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulation Section 1.704-2(b)(4). An example is where a Member or a person related to the Member makes a loan on a nonrecourse basis to the Company. [LLCA]

“Membership Interests” means the Class A Interests, the Class B Interests and the Class C Interests. [LLCA]

“Milestone(s)” means each event or condition identified as a “Milestone” in the Project Schedule attached as Schedule F to the EPC Agreement. [CA, EPC, Schedule Z]

“Milestone Payment” means each payment amount associated with each Milestone set forth in Schedule F to the EPC Agreement. [EPC, Schedule Z]

“Milestone Payment Request” has the meaning set forth in Section 5.1.2 of the EPC Agreement. [EPC]

“Milestone Payment Schedule” means the integrated schedule setting forth Milestones and the portion of the Contract Price payable with respect thereto, as set forth in Schedule F of the EPC Agreement. [EPC]

“Milestone Progress Report” means a progress report containing the information required by Section 2.3.2 of the EPC Agreement and submitted substantially in the form attached as Exhibit B of the EPC Agreement. [EPC]

“Minimum Capacity Rating” means 6.0 MW. [EPC, Schedule Z]

“Minimum Debt Service Reserve” means, as of the date of determination, an amount equal to the maximum projected debt service payments for the Project over the next immediately succeeding six (6) month period, which amount may be funded by an Approved Reserve Letter of Credit. [ASA, Schedule Z]

“Minimum DSCR” is 1.20:1.0. [CA, Schedule Z]

“Minimum Gain Attributable to Member Nonrecourse Debt” means the amount of minimum gain there is in connection with a Member Nonrecourse Debt, calculated in the manner described in Treasury Regulation Section 1.704(i)(3). [LLCA]

“MLE Indemnified Costs” has the meaning set forth in Section 9.1 of the Equity Capital Contribution Agreement. [ECCA]

“MLE Indemnified Parties” has the meaning set forth in Section 9.1 of the Equity Capital Contribution Agreement. [ECCA]

“Money” means “money” as defined in the UCC. [ASA]

“Moody’s” means Moody’s Investor Services, Inc. [Schedule Z]

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA. [CA]

“MW” means megawatt, a unit of measurement for electric energy output that is equivalent to one million watts. [EPC, ECCA, Schedule Z]

“Net Cash Flow” means, with respect to any measurement period, Gross Project Revenues for such measurement period, less (i) Reimbursable Costs (excluding any Special Project Document Payments), Base Fee, the Owner Maintenance Agreement Payments, O&M Site Document Payments, and O&M Other Payments, for such measurement period, less (ii) Debt Service for such measurement period. [Schedule Z]

“Non-Interference Certificate” means the certificate substantially in the form attached to the LLC Agreement as Exhibit F, as may be amended, restated or supplemented from time to time. [LLCA]

“Nonrecourse Deduction” means a deduction for spending that is funded out of nonrecourse borrowing by the Company or that is otherwise attributable to a “nonrecourse liability” of the Company within the meaning of Treasury Regulation Section 1.704-2. [LLCA]

“Note” means a promissory note evidencing the indebtedness owed to a Lender under the Credit Agreement. [CA]

“Notice” has the meaning set forth in Section 11.1 of the LLC Operating Agreement. [ASA, CA, LLCA, O&M]

“Notice of Dispute” has the meaning set forth in Section 9.7 of the LLC Operating Agreement. [LLCA]

“Notice of Facility Substantial Completion” means the notice substantially in the form attached to the EPC Agreement in Exhibit F, as may be amended, restated or supplemented from time to time. [EPC]

“Notice of Final Completion” means the notice substantially in the form attached to the EPC Agreement in Exhibit G, as may be amended, restated or supplemented from time to time. [EPC]

“O&M Commencement Date” means the earlier of (i) the Facility Substantial Completion Date and (ii) the Required Turbine Substantial Completion Date. [O&M]

“O&M Covered Costs” means those fees, costs and expenses customarily attributed to overhead relating to the Operator’s conduct of its business of operating facilities similar to the Facility, including fees, costs and expenses relating to employees of the Operator that are primarily engaged in business and activities other than on the Facility Site or with respect to the Facility. [O&M]

“O&M Due Date” means the date that is the 15th day of each February, May, August and November, unless such day is not a Business Day, then the Business Day next following commencing with the first O&M Due Date occurring after the O&M Commencement Date. [O&M]

“O&M Liability Cap” means, with respect to any Operating Year, an amount equal to the Base Fee for such Operating Year. [O&M]

“O&M Manual” has the meaning set forth in Section 2.2.24 of the EPC Agreement. [CA, EPC, Schedule Z]

“O&M Other Payment” has the meaning set forth in Section 7.6 of the O&M Agreement. [O&M]

“O&M Services” mean all services and other obligations required to be provided by Operator under the O&M Agreement as described in Section 2.1 of the O&M Agreement. [O&M]

“O&M Site Document Payment” has the meaning set forth in Section 7.5 of the O&M Agreement. [O&M]

“O&M Subcontract” means any contract for the provision or performance of any part of the O&M Services or the supply of any supplies, equipment, materials or other components in connection with the same, other than the O&M Agreement. [O&M, Schedule Z]

“O&M Subcontractor” means each counterparty to an O&M Subcontract other than the Operator. [O&M, Schedule Z]

“O&M Termination Payment” means $90,000. [O&M]

“Obligations” means, without double counting, all present and future obligations and liabilities of the Company to the Agents and the Lenders at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, in each case arising under any of the Financing Documents, including, without limitation, interest, all applicable fees, charges and expenses or all amounts paid or advanced by the Agents or the Lenders on behalf of or for the benefit of the Company for any reason at any time, including in each case obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any such Person or its properties. [ASA, CA, EPC, O&M, Schedule Z]

“Officers” has the meaning set forth in Section 8.7 of the LLC Operating Agreement. [LLCA]

“Operating Year” means (i) in the case of the calendar year in which the O&M Commencement Date occurs, the period from and including the O&M Commencement Date to and including December 31st of such year, (ii) in the case of each succeeding calendar year, the period from and including January 1st of each such calendar year to and including December 31st of each such succeeding calendar year and (iii) in the case of the calendar year in which termination or expiration of the O&M Agreement occurs, the period from and including January 1st of such calendar year to the date upon which the O&M Agreement terminates or expires. [CA, O&M, Schedule Z]

“Operations Report” means the reports described in Section 2.7 of the O&M Agreement. [LLCA]

“Operator Event of Default” shall have the meaning set forth in Section 8.2 of the O&M Agreement. [O&M]

“Operator Indemnitees” means, collectively, Operator and its respective shareholders, partners, Affiliates, employees, representatives and agents, together with their successors and assigns. [O&M]

“Operator’s Personnel” means, collectively, Operator, its employees, agents, Affiliates, any Person acting under or at the direction of the Operator and any O&M Subcontractors and their respective employees, agents and subcontractors, together with their successors and assigns. [O&M]

“Ordinary Cash Trap Amount” means, with respect to a Quarterly Transfer Date, the amount of Net Cash Flow set forth in the below chart: [ASA, CA]

Level	DSCR Range (for historic and projected DSCR)	Ordinary Cash Trap Amount
Level I	Less than 1.40:1.00, but greater than 1.30:1.00	50% of Net Cash Flow for the Fiscal Quarter immediately preceding such Quarterly Transfer Date

Level II	Less than or equal to 1.30:1.00, but greater than 1.20:1.00	75% of Net Cash Flow for the Fiscal Quarter immediately preceding such Quarterly Transfer Date

Level III	Less than or equal to 1.20:1.00	100% of Net Cash Flow for the Fiscal Quarter immediately preceding such Quarterly Transfer Date

“Ordinary Cash Trap Period” means any Fiscal Quarter after Final Completion for which (a) the Historical DSCR that corresponds to the Quarterly Transfer Date occurring during such Fiscal Quarter (as calculated under Section 5.2 of the Credit Agreement) is less than the Target DSCR, or (b) the Projected DSCR that corresponds to the Quarterly Transfer Date occurring during such Fiscal Quarter (as calculated under Section 5.2 of the Credit Agreement) is less than the Target DSCR, and for each consecutive Fiscal Quarter thereafter for which any of the conditions set forth in clauses (a) or (b) are in effect. [ASA, CA, Schedule Z]

“Original Equity Base Case Model” means the Equity Base Case Model attached as Schedule I to the EPC Agreement as of the Effective Date in electronic form. [Schedule Z]

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity. [CA, ECCA]

“Other Taxes” has the meaning specified in Section 2.13.2 of the Credit Agreement. [CA]

“Owner Construction Agreements” means all documents, agreements or other arrangements relating to the provision, procurement or construction of any Owner-Supplied Assets, as the same may be amended, modified, supplemented or restated from time to time in accordance with their terms, which Owner Construction Agreements entered into as of the Effective Date of the EPC Agreement are set forth on Schedule C of the EPC Agreement; provided, that the EPC Agreement shall not be deemed an Owner Construction Agreement for any purpose hereunder. [EPC, O&M, Schedule Z]

“Owner Construction Agreement Payment” has the meaning set forth in Section 5.2.1 of the EPC Agreement. [EPC]

“Owner Construction Agreement Shortfall” means, prior to Final Completion, the amount by which the aggregate amount then due and payable as of such date under all of the Owner Construction Agreements (other than with respect to indemnity and liability obligations thereunder for which Owner has procured insurance) exceeds the Budget Commitment. [EPC]

“Owner Indemnitees” means, collectively, Owner and its respective shareholders, partners, Affiliates, employees, representatives and agents, together with their successors and assigns. [EPC, O&M]

“Owner Maintenance Agreements” means those documents, agreements or other arrangements relating to the performance and provision of Owner-Supplied Maintenance Services which Owner enters into directly with the provider thereof, as the same may be amended, modified, supplemented or restated from time to time in accordance with their terms, which Owner Maintenance Agreements are identified on Schedule A to the O&M Agreement, as such schedule may be amended from time to time in accordance with the O&M Agreement; provided, that the O&M Agreement shall not be deemed an Owner Maintenance Contract for any purpose hereunder. [O&M, Schedule Z]

“Owner Maintenance Agreement Payment” has the meaning set forth in Section 7.4 of the O&M Agreement. [O&M]

“Owner-Supplied Assets” means all Services and Equipment and Materials identified or otherwise described in Exhibit C to the EPC Agreement. [EPC, O&M, Schedule Z]

“Owner-Supplied Maintenance Services” means all services relating to the operation, maintenance and administration of the Facility performed or provided pursuant to Owner Maintenance Agreements; provided, that the services provided under the O&M Agreement shall not be deemed Owner-Supplied Maintenance Services for any purpose hereunder. [O&M, Schedule Z]

“Owner Termination Payment” has the meaning set forth in Section 13.2.1 of the EPC Agreement. [EPC]

“Parent” means, if applicable to a Member, the Person or Persons that directly or indirectly control such Member. [Schedule Z]

“Party” means, with respect to any Agreement as used therein, each signatory to such Agreement, together with its successors and assigns. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Patent Licenses” means all agreements providing for the granting of any right in or to Patents (whether the Company is licensee or licensor) including, without limitation, each agreement referred to in Schedule 6.6(D) of the Account and Security Agreement (as amended or supplemented from time to time). [ASA, Schedule Z]

“Patents” means all United States, state and foreign patents and applications for letters patent throughout the world, including, but not limited to each patent and patent application referred to in Schedule 6.6(C) of the Account and Security Agreement (as amended or supplemented from time to time), all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations of any of the foregoing, all rights corresponding hereto throughout the world, and all proceeds of the foregoing including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit and the right to sue for past, present and future infringements of any of the foregoing. [ASA, Schedule Z]

“Payment Intangible” has the meaning specified in Article 9 of the UCC. [ASA, Schedule Z]

“Percentage Interest” means the Capital Account of a Member as a percentage of the sum of all Capital Accounts of the Members in the same membership class. [LLCA]

“Permanent Parcels” has the meaning set forth in Article XI of the Account and Security Agreement; provided, that if the Development Account Release Certificate is not delivered to the Geothermal Engineer within 36 months of the Effective Date of the Account and Security Agreement, then Permanent Parcels shall also include the Resource Support Parcels. [ASA]

“Permitted Liens” has the meaning specified in Section 6.2 of the Credit Agreement. [ASA, CA, ECCA]

“Person” means any individual, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Placed in Service” means, with respect to a Turbine, that such Turbine qualifies for production tax credits under section 45 of the Code. [EPC, Schedule Z]

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Company or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the Effective Date, sponsored, maintained or contributed to by the Company or an ERISA Affiliate. [CA, Schedule Z]

“Plant Manager” has the meaning set forth in Section 4.1.1 of the O&M Agreement. [O&M]

“Platform” has the meaning specified in Section 14.2 of the Credit Agreement. [CA]

“Pledge Supplement” means any supplement to the Account and Security Agreement in substantially the form of Exhibit A of the Account and Security Agreement. [ASA]

“Pledged Debt” means, with respect to the Company, all Debt owed to the Company, including, without limitation, all Debt described on Schedule 6.4 of the Account and Security Agreement under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments evidencing such Debt, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Debt. [ASA, Schedule Z]

“Pledged Equity Interests” means all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests. [ASA, Schedule Z]

“Pledged LLC Interests” means, with respect to the Company, all interests in any limited liability company including, without limitation, all limited liability company interests listed on Schedule 6.4 of the Account and Security Agreement under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of the Company on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests. [ASA, Schedule Z]

“Pledged Partnership Interests” means, with respect to the Company, all interests in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 6.4 of the Account and Security Agreement under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of the Company on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests. [ASA, Schedule Z]

“Pledged Stock” means, with respect to the Company, all shares of capital stock owned by the Company, including, without limitation, all shares of capital stock described on Schedule 6.4 of the Account and Security Agreement under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of the Company in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares. [ASA, Schedule Z]

“Pledged Trust Interests” means, with respect to the Company, all interests in a Delaware business trust or other trust including, without limitation, all trust interests listed on Schedule 6.4 of the Account and Security Agreement under the heading “Pledged Trust Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such trust interests and any interest of the Company on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests. [ASA, Schedule Z]

“Pre-Completion Interest Payment Date” means the last Business Day of each December, March, June and September occurring before or on the Final Completion Date. [CA]

“Pre-Flip Period” means the period commencing on the Effective Date and ending on the Flip Date. [Schedule Z]

“Prime Rate” means, for any day, the “PRIME RATE” as published from time to time in ‘The Money Rates’ section of the Wall Street Journal (U.S. Edition), as such “PRIME RATE” may change from time to time. In the event the Wall Street Journal ceases to publish the “PRIME RATE,” then the Parties shall agree as to a substitute reference which represents the base rate on corporate loans posted by major banks having one or more lending offices in New York, New York. [EPC, Schedule Z]

“Pro Forma Basis” means for purposes of calculating the financial covenant set forth in Section 5.2 of the Credit Agreement in connection with any event or transaction, or proposed event or transactions, such event or transaction shall be deemed to have occurred as of the first day of the most recent twelve (12) month period preceding the date of such event or transaction for which the Administrative Agent has received financial statements pursuant to Section 5.1.1 or Section 5.1.2 of the Credit Agreement, and including (a) with respect to the sale or other disposition of assets, (i) income statement and cash flow statement items (whether positive or negative) attributable to the assets disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Obligations which are retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any acquisition, (i) income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Company and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in the Credit Agreement and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Lender (it being understood that the Administrative Lender’s reasonable satisfaction shall apply only to the inclusion of the income statement items attributable to the Person or property acquired, including applicable adjustments and synergies, and not to the acquisition itself) and (ii) any Obligation incurred or assumed by the Company (including the Person or property acquired) in connection with such transaction and any Obligation of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Obligation has a floating or formula rate, shall have an average rate of interest for the applicable period for purposes of this definition. [CA]

“Pro-Forma Owner’s Policy” means the Pro-Forma Owner’s Policy in the form attached hereto as Schedule 3.19. [Schedule Z]

“Proceeds” means: (a) all “proceeds” as defined in Article 9 of the UCC, (b) payments or distributions made with respect to any Investment Related Property and (c) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary. [ASA]

“Production Tax Credits” or “PTC” means production tax credits under Section 45 of the Internal Revenue Code as in effect from time-to-time during the Term or any successor or other provision providing for a federal tax credit determined by reference to renewable electric energy produced from geothermal or other renewable energy resources for which the Facility is eligible. [EECA, LLCA]

“Project” means, collectively, the design, engineering, drilling, excavating, permitting, procurement, construction, civil works, installation, integration, commissioning, start-up, testing, completion and any items or matters similar to any of the foregoing, all of which as are necessary and appropriate for the construction, testing and commissioning of the Facility. [CA, EPC, O&M, Schedule Z]

“Project Budget” shall means the amount set forth in Schedule F of the EPC Agreement. [ASA, CA, EPC, Schedule Z]

“Project Costs” means, without duplication all (a) amounts payable to Contractor under the EPC Agreement; (b) amounts payable under any Owner Construction Agreement; (c) costs related to the Lease Agreements, rights of way and other real estate rights necessary for the Project before Facility Substantial Completion; (d) insurance costs related to the design, development, construction, start-up, testing and commissioning of the Project; (e) all taxes, assessments or charges payable by the Company under Applicable Law with respect to the Project; and (f) all fees, commissions and out-of-pocket expenses payable by the Company to all professional advisors, consultants and other experts in relation to the Project and all other costs relating to the design, development, engineering, procurement, construction, permitting, installation, start-up, testing and commissioning of the Project. [CA, Schedule Z]

“Project Design Book” means, collectively, the diagrams, drawings, documents and other information setting forth in detail the comprehensive engineering, construction and technical and operational specifications for engineering, designing, developing, constructing and operating all Equipment and Materials comprising the Facility on the Facility Site, including as to transmission, wells and Wellfield components, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms, which diagrams, drawings, documents and other information are set forth in Schedule H to the EPC Agreement. [EPC, O&M, Schedule Z]

“Project Objectives” means (i) achieving Turbine Substantial Completion by the December 31, 2008, and (ii) achieving Facility Substantial Completion and Final Completion by the Guaranteed Final Completion Date, in each case, in accordance with the terms and conditions of the EPC Agreement. [EPC, Schedule Z]

“Project Party” means each Person (other than an Agent, a Lender or the Company) from time to time a party to a Project Document. [CA]

“Project Schedule” means the Project Schedule set forth in Schedule B to the EPC Agreement. [ASA, CA, EPC, O&M, Schedule Z]

“Project Standards” means, with respect to any Work or Services to be performed in accordance with the EPC Agreement or O&M Agreement, as applicable, such Work and Services are performed: (i) in a professional, prudent, good and workmanlike manner, (ii) only with supplies, materials and equipment that are new (or refurbished but which otherwise comply with Prudent Practices), operating properly and of utility-grade quality, (iii) in accordance with the Project Design Book, including applicable engineering, environmental, construction, safety, and electrical generation codes and standards as required under or listed in the Project Design Book, (iv) in the best interests of the Owner (which shall not be construed as creating a fiduciary obligation) (v) with the purpose of successfully achieving the Project Objectives, (vi) in a manner that is approved as to form, use and content by public entities authorized under Applicable Laws to administer or enforce any building or construction code or standard and whose approval of the final design of the Facility, or any portion thereof, is necessary for the design, engineering and construction and operation of the Facility in accordance with the Project Standards; and (vii) in compliance with Applicable Laws, Governmental Approvals and Prudent Practices and exercising the professional care and skill to be expected of a qualified contractor experienced in the engineering, design and construction of facilities of a similar nature, size and complexity of the Facility. [EPC]

“Projected DSCR” means, with respect to any Quarterly Transfer Date, the DSCR projected for the four Fiscal Quarter periods beginning on the first day of the Fiscal Quarter in which such Quarterly Transfer Date occurs. [CA, Schedule Z]

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights. [CA, ECCA, EPC, O&M, Schedule Z]

“Prove-Out” means the Availability Prove-Out and the Capacity Prove-Out which are set forth on Schedule D of the EPC Agreement. [EPC, Schedule Z]

“Prudent Electric Power Industry Practices” means the practices, methods, techniques and standards that (i) are generally accepted in the electric power industry in the United States for use in connection with the design, procurement, engineering, construction, testing, operation and maintenance of geothermal power stations of the same or similar size and type as the Facility all in a manner consistent with Applicable Laws, Governmental Approvals, Prudent Electrical Practices, reliability, safety, environmental protection, economy and expediency and (ii) conform in all material respects to the manufacturer’s design, engineering, construction, testing, operation and maintenance guidelines applicable to the equipment in question. Prudent Electric Power Industry Practices are not limited to the optimum practice or method to the exclusion of others, but rather refer to commonly used and reasonable practices and methods. [Schedule Z]

“Prudent Electrical Practices” means those practices, methods, standards, and equipment commonly used, from time to time, in electrical engineering and operations to operate electrical equipment with safety, dependability and efficiency and in accordance with the National Electrical Safety Code, the National Electrical Code and the standards of the Institute of Electrical and Electronic Engineers, the National Electrical Manufacturers Association, the North American Electric Reliability Council, and the American National Standards Institute and any other applicable statutes, codes, regulations and/or standards. [Schedule Z]

“Prudent Practices” means, collectively, Prudent Electric Power Industry Practices and Prudent Electrical Practices. [CA, O&M, Schedule Z]

“PTC Period” means the Tax Years during which the Facility generates electrical energy that qualifies for PTC”s under Section 45 of the Code. [LLCA]

“PUHCA” means the Public Utility Holding Company Act of 2005, 42 U.S.C. sec. 16451 et seq. (2006) and the regulations of the FERC thereunder. [ECCA, LLCA]

“Punch-List” means the list prepared by Owner and Contractor, which shall list all items of work that remain to be performed after achieving Facility Substantial Completion in order to ensure that the Facility achieves Final Completion and fully complies with all of the standards and requirements set forth in the EPC Agreement. The Punch List shall not include any items of work, alone or in the aggregate, the noncompletion of which prevents the Facility from reaching Facility Substantial Completion and being legally, safely and reliably placed in commercial operation in accordance with Applicable Laws and Governmental Approvals. [EPC]

“Purchase Option Notice” has the meaning set forth in Section 9.7 of the LLC Operating Agreement. [LLCA]

“Purchase Price” has the meaning set forth in Section 9.7 of the LLC Operating Agreement. [LLCA]

“PURPA” means the Public Utility Regulatory Policies Act of 1978 and all rules and regulations adopted thereunder. [Schedule Z]

“Qualifying Facility” or “Qualifying Facilities” means a facility which is a qualifying facility within the meaning of PURPA and which meets the criteria defined in Title 18, Code of Federal Regulations, Section 292.201 through 292.207. [CA, LLCA]

“Quarterly Disbursement Request” means a quarterly disbursement request substantially in the form of Exhibit J of the Account and Security Agreement, duly executed and delivered by all required signatories thereto. [ASA, CA]

“Quarterly Transfer Date” means the last Business Day in each January, April, July, and October occurring after the Final Completion Date. [ASA, Schedule Z]

“Real Estate Rights” means all rights in or to real estate or sub-surface mineral rights (including title to or other rights to use or access the Facility Site, leases, contracts, permits,

easements, licenses, and rights of way) required to be obtained or maintained in connection with construction of the Facility on the Facility Site, performance of the Work, or operation of the Facility (including the transportation of all necessary materials, equipment and other items to the Facility Site, access for the construction, and the startup and testing of the Facility). [EPC]

“Recalculated Equity Base Case Model” means the Equity Base Case Model, as recalculated in accordance with Section 6.4 of the EPC Agreement. [EPC, Schedule Z]

“Receivables” shall mean, with respect to the Company, all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property together with all of the Company’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records. [ASA, CA, Schedule Z]

“Receivables Records” shall mean, with respect to the Company, (a) all original copies of all documents, instruments or other writings or electronic records or other records evidencing the Receivables, (b) all books, correspondence, credit or other files, records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of the Company or any computer bureau or agent from time to time acting for the Company or otherwise, (c) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (d) all credit information, reports and memoranda relating thereto, and (e) all other written or non-written forms of information related in any way to the foregoing or any Receivable. [ASA, Schedule Z]

“Record” has the meaning specified in Article 9 of the UCC or any successor provision thereto. [Schedule Z]

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto. [CA]

“Redemption Amount” means (a) aggregate outstanding principal amount of all Advances, plus (b) any interest accrued but unpaid under the Credit Agreement to the date of the prepayment, plus (c) in the case of prepayment under Section 2.6.2 of the Credit Agreement, the Make-Whole Amount in respect of all Advances not previously prepaid. [CA]

“Register” has the meaning specified in Section 16.2.4 of the Credit Agreement. [CA]

“Regulated Holder” means any holder of membership interests that is (or that is a subsidiary of a bank holding company that is) subject to the various provisions of Regulation Y of the Board of Governors of the Federal Reserve Systems, 12 C.F.R., Part 225 (or any successor to Regulation Y). [LLCA]

“Regulatory Problem” means, with respect to the Class A Investors, (i) any set of facts or circumstances wherein it has been asserted by any Governmental Authority (or the Class A Investors reasonably believe based on advice of their counsel or regulators that there is a reasonable risk of such assertion) that such Person (or any bank holding company or other regulated bank entity that controls such Person) is not entitled to hold, or exercise any material right with respect to, all or any portion of the membership interests of the Company that such Person holds or (ii) such Person and its Affiliates does or would own, control or have power (including voting rights) over a greater quantity of membership interests of the Company than is permitted under any law or regulation or any requirement of any Governmental Authority applicable to such Person or to which such Person is subject. [LLCA]

“Reimbursable Costs” means those costs described as such in Sections 7.1.1.1 and 7.1.1.2 of the O&M Agreement. [ASA, CA, O&M, Schedule Z]

“Reinvestment Yield” means, with respect to the Called Principal of any Advance, 50 basis points above the yield to maturity as quoted on the Reference Page of actively traded U.S. Treasury Notes or Bonds three (3) Business Days before the Settlement Date with a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. [Schedule Z]

“Related Fund” means, with respect to any Lender, any fund or entity that (a) invests in securities or bank loans, and (b) is advised or managed by such Lender, the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor. [CA]

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates. [CA]

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) of Hazardous Materials in, at, on or under the property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property. [CA, EPC, O&M, Schedule Z]

“Released Assets” means, as of any date, those parcels or assets permitted to be released as of such date in accordance with Article XI of the Account and Security Agreement. [Schedule Z]

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment. [Schedule Z]

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Advance, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided, that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Credit Agreement, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 2.5, 2.6 or Section 8 of the Credit Agreement. [Schedule Z]

“Remedial Work” has the meaning specified in Section 5.15.1 of the Credit Agreement. [CA]

“Replacement Lender” has the meaning specified in Section 2.12.3 of the Credit Agreement. [CA]

“Reports” means, collectively, the Independent Engineer’s Report and the Insurance Consultant’s Report. [ECCA, Schedule Z]

“Representatives” means, with respect to any Person, the managing member(s), the officers, directors, employees, representatives or agents (including investment bankers, financial advisors, attorneys, accountants, brokers and other advisors) of such Person, to the extent that such officer, director, employee, representative or agent of such Person is acting in his or her capacity as an officer, director, employee, representative or agent of such Person. [LLCA]

“Required Lenders” means, at any time, the Lenders comprising at least 51% of the Commitments (exclusive of Commitments held by the Company or any of its Affiliates) or, if the Commitments have terminated, Lenders comprising at least 51% of the outstanding principal amount of the Advances. [ASA, CA, Schedule Z]

“Required Turbine Substantial Completion Date” means December 31, 2008 or such other date permitted by Applicable Law by which the Turbines may still qualify as Placed in Service. [EPC, Schedule Z]

“Requisite Expert Consultation” means, with respect to any matter, such Consultation (which may be oral or in writing) with the Independent Engineer, the Insurance Consultant, or such other expert advisors as may be engaged in connection with such matter as the Administrative Agent or the Administrative Lender shall reasonably deem appropriate under the particular circumstances. In the event that the Administrative Lender shall reasonably require a written report of the Independent Engineer, the Insurance Consultant, the Geothermal Engineer or any such other expert advisor with respect to any matter that requires a determination, consent or approval of the Administrative Lender shall not make such determination or delivery such consent or approval until such report or reports have been delivered and approved by the Administrative Lender. [CA]

“Resource Period” means the period commencing on the Effective Date and ending on the 20th anniversary thereof. [Schedule Z]

“Resource Support Parcels” has the meaning set forth in Article XI of the Account and Security Agreement. [ASA]

“Responsible Officer” means as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer in the Credit Agreement shall mean a Responsible Officer of the Company. [CA, Schedule Z]

“Restoration Plan” has the meaning specified in Section 2.6.1.2(5) of the Credit Agreement. [CA]

“Restoration Work” means any repair or restoration (including, but not limited to, designing, engineering, constructing and completing such repair or restoration) of affected Property following any Casualty Event. [CA, ASA]

“Restore” has the meaning specified in Section 2.6.1.2(3) of the Credit Agreement. [CA]

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Company, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company, or (b) any payment of a development, management, advisory consulting or similar fee, or the payment of any expenses or other amounts of or to, the Company or its Affiliates other than fees payable under the O&M Agreement. [CA]

“Revenue Account” means the Revenue Account set forth in Section 2.1.1 of the Account and Security Agreement. [ASA, CA]

“Sales Tax” means all sales and use taxes that are properly payable by Contractor in connection with the Work. [EPC]

“SEC” means the United States Securities and Exchange Commission and any successor thereto. [ASA]

“Second Funding Date” means the earlier of: (i) the date upon which the balance of funds in the Construction Account is less than $1 million and all Advances under the Credit Agreement have been drawn, (ii) the date upon which a EPC Funding Request has been made and Advances under the Credit Agreement are insufficient to satisfy the amount stated therein, (iii) the Facility Substantial Completion Date, (iv) December 15, 2008 and (v) the date upon which a Credit Agreement Event of Default occurs. [ECCA, LLCA, Schedule Z]

“Second Funding Date Capital Contributions” means the capital contributions by the Class A Investors on the Second Funding Date, as determined in accordance with Section 2.2 of the Equity Capital Contribution Agreement. [ASA]

“Secured Obligations” has the meaning assigned in Section 5.1 of the Account and Security Agreement. [ASA]

“Secured Parties” means the Agents, the Security Agent, the Account Bank, the Securities Intermediary and the Lenders and shall include, without limitation, all former Agents and Lenders to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents and Lenders and such Obligations have not been paid or satisfied in full. [ASA, LLCA]

“Securities Accounts” (i) means all “securities accounts” as defined in Article 9 of the UCC and (ii) includes, without limitation, all of the accounts listed on Schedule 6.4 of the Account and Security Agreement under the heading “Securities Accounts” (as such schedule may be amended or supplemented from time to time). [ASA, Schedule Z]

“Securities Act” means the Securities Act of 1933, as amended from time to time. [ASA, ECCA]

“Security Accounts” has the meaning assigned in Section 2.1.1 of the Account and Security Agreement. [ASA]

“Security Instruments” means, collectively, (a) the Account and Security Agreement, (b) the Class A Investors Pledge Agreement and Class B Investors Pledge Agreement, (c) the Leasehold Mortgage(s), (d) the UCC-1 financing statements required to be filed under the terms of any of the foregoing documents, (e) each other collateral, account control agreement, pledge, security, mortgage, deed of trust, assignment of leasehold mortgage or guaranty agreement and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Company or any other Person (other than participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligation pursuant to the Credit Agreement) as security for the payment or performance of the Obligations or the Credit Agreement, as such agreements may be amended, modified, supplemented or restated from time to time. [CA, ECCA, Schedule Z]

“Services” means all engineering, design, drilling, Wellfield development, excavating, installation, civil works, procurement, construction, permitting, management, manufacturing and administrative services and any other services similar to the foregoing, which is or may be necessary or appropriate for the design, engineering, construction, development, operation and maintenance, as applicable, of a geothermal power plant facility and all components relating thereto, including as to procurement of geothermal resources and transmission of electric energy generated thereby, of a similar nature, size and complexity as the Facility, in each case, based on the technical specifications and requirements set forth in the Project Design Book. [EPC, Schedule Z]

“Settlement Date” means with respect to the Called Principal of any Obligation, the date on which such Called Principal is to be prepaid pursuant to Section 2.5 or Section 2.6 of the

Credit Agreement or has become or is declared to be immediately due and payable pursuant to Section 8 of the Credit Agreement, as the context requires. [Schedule Z]

“Special Project Document Payments” means payments due with respect to any Borrower Indemnification Event(s). [ASA]

“Subcontract” means any contract for the provision or performance of any part of the Work or the supply of any supplies, equipment, materials or other components in connection with the EPC Assets, other than the EPC Agreement. [EPC, O&M, Schedule Z]

“Subcontractor” means each counterparty to a Subcontract other than the Contractor. [EPC, O&M, Schedule Z]

“Subject” has the meaning specified in Section 7.6 of the Credit Agreement. [CA]

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the outstanding Equity Interests is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. [Schedule Z]

“Support” means the provision of labor, utilities, machinery, tools, equipment, materials, supplies, transportation, shipping, freighting, storage, waste disposal or any other support similar to the foregoing, whether temporary or permanent and including facilities relating thereto, which is or may be necessary or appropriate for the design, engineering, construction, development, operation and maintenance, as applicable, of a geothermal power plant facility and all components relating thereto, including as to procurement of geothermal resources and transmission of electric energy generated thereby, of a similar nature, size and complexity as the Facility, in each case, based on the technical specifications and requirements set forth in the Project Design Book. [EPC, O&M, Schedule Z]

“Supporting Obligation” means all “supporting obligations” as defined in Article 9 of the UCC. [ASA, Schedule Z]

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease. [Schedule Z]

“Target Availability Rating” means net electrical output from the Facility during full operation equaling at least 92% of the Target Capacity Rating, as demonstrated pursuant to the Availability Prove-Out. [EPC, Schedule Z]

“Target Capacity Rating” means a net electrical output of the Facility during full operation equaling at least 10.35 MW, as demonstrated pursuant to the Capacity Prove-Out. [ECCA, EPC, Schedule Z]

“Target Debt Investment” means $31,175,092, as indicated in the Original Equity Base Case Model. [Schedule Z]

“Target Economics” means, with respect to the Equity Base Case Model, the intent of the Parties to the Financing Documents and the Tax Equity Documents to achieve the following objectives: (i) that the Flip Date occur on the Target Flip Date, (ii) that the Class A Investors receive the After-Tax Payout, and (iii) that the DSCR equal Target DSCR. [EPC, Schedule Z]

“Target Equity Investment” means $24,500,000, as indicated in the Original Equity Base Case Model. [Schedule Z]

“Target Facility Characteristics” means the following characteristics to be achieved by the Facility upon Facility Substantial Completion: (i) the Target Capacity Rating, (ii) the Target Availability Rating, and (iii) the Target Turbine Substantial Completion Quantity. [EPC, Schedule Z]

“Target Flip Date” means December 31, 2018. [Schedule Z]

“Target Turbine Substantial Completion Quantity” means 50. [EPC, Schedule Z]

“Target DSCR” means a DSCR of 1.5:1.0. [LLCA, Schedule Z]

“Target IRR” means an Internal Rate of Return of fifteen percent (15%). [ECCA, LLCA]

“Target Pre-Tax Return” has the meaning set forth in Section 2.3(c) of the Equity Capital Contribution Agreement. [ECCA, LLCA]

“Tax Matters Member” means the Member that is designated as the “tax matters partner” as defined in Section 6231 of the Code. [ECCA]

“Tax Matters Partner” has the meaning set forth in Section 7.10(a) of the LLC Operating Agreement. [LLCA]

“Tax Returns” means any return, report, statement, information return or other document (including any amendments thereto and any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any taxes or the administration of any laws, regulations or administrative requirements relating to any taxes, including after the Closing any IRS Form K-1 issued to Members by the Company, information return, claim for refund, amended return or declaration of estimated tax. [ECCA, LLCA]

“Taxes” means all taxes, charges, fees and levies imposed under Applicable Law by any Governmental Authority, including any gross or net income, gross receipts, capital gains,

franchise, premium, retaliatory or reciprocal, profits, sales, use, value-added, transfer, employment or payroll, ad valorem, environmental, excise, license, occupation, real or personal property, intangible property, minimum, alternative minimum, severance, stamp, withholding, or windfall profits tax, guaranty fund assessments, custom duty or other charge, fee or tax, together with any interest, charge, penalty, addition to tax or additional amount related thereto. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Tax Year” means the calendar year or such other year the Company is required by Section 706 of the Code to use as its tax year. [LLCA]

“Term” means the period from the Closing Date through the Termination Date. [LLCA, Schedule Z]

“Termination Date” has the meaning set forth in Section 2.4 of the LLC Operating Agreement. [ASA, LLCA, Schedule Z]

“Termination Payment Date” has the meaning set forth in Section 13.2.6.1 of the EPC Agreement. [EPC]

“Third Party Claims” means, with respect to any Agreement, any claim, action, cause of action or suit, litigation, controversy, assessment, arbitration, investigation, inquiry, hearing, charge, complaint, demand, notice or proceeding initiated by any Person other than a Party to such Agreement by or before any Governmental Authority. [EPC, ECCA, O&M]

“Three-Month LIBOR” shall have the meaning specified in Exhibit D of the LLC Operating Agreement. [LLCA]

“Total Loss” has the meaning specified in Section 2.6.1.2(2) of the Credit Agreement. [CA]

“Trade Secret Licenses” means any and all payments providing for the granting of any right in or to Trade Secrets (whether the Company is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 6.6(G) of the Account and Security Agreement (as amended or supplemented from time to time). [ASA]

“Trade Secrets” means, with respect to the Company, all trade secrets and all other confidential or proprietary information and know-how now or hereafter owned or used in, or contemplated at any time for use in, the business of the Company (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, the right to sue for past, present and future infringement of any Trade Secret, and all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit. [Schedule Z]

“Trademark Licenses” means any and all agreements providing for the granting of any right in or to Trademarks (whether the Company is licensee or licensor thereunder) including,

without limitation, each agreement referred to in Schedule 6.6(F) of the Account and Security Agreement (as amended or supplemented from time to time). [ASA, Schedule Z]

“Trademarks” means all United States, state and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, trade styles, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing including, but not limited to the registrations and applications referred to in Schedule 6.6(E) of the Account and Security Agreement (as amended or supplemented from time to time), all extensions or renewals of any of the foregoing, all of the goodwill of the business connected with the use of and symbolized by the foregoing, the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit. [ASA, Schedule Z]

“Transaction Expenses” means (i) the reasonable legal fees, expenses and disbursements of the Lenders, the Company and IRP incurred in connection with the Equity Capital Contribution Agreement and the transactions contemplated hereby; (ii) other reasonable, documented out of pocket expenses of the Company and IRP incurred in connection with the Equity Capital Contribution Agreement and the transactions contemplated hereby; (iii) intentionally omitted; (v) the reasonable fees, out-of-pocket costs and expenses of the Class A Investors (including reimbursement of any such amounts previously paid) incurred in connection with the Equity Capital Contribution Agreement and the transactions contemplated hereby, including the reasonable fees and expenses of counsel and consultants to the Class A Investors; and (vi) the reasonable fees and out of pocket expenses of the Independent Engineer, the Geothermal Engineer and the Insurance Consultant incurred in connection with the preparation of the Reports. [ECCA]

“Transactions” means, with respect to the Company, the execution, delivery and performance by the Company of each Transaction Document to which it is a Party, the use of the proceeds thereof and otherwise the consummation of the transactions contemplated thereby, and the granting by the Company of any Liens pursuant to the provisions of the Security Instruments. [CA, ECCA, O&M, Schedule Z]

“Transfer” has the meaning set forth in Section 9.1 of the LLC Operating Agreement. [LLCA]

“Transfer Taxes” has the meaning set forth in Section 6.2 of the Equity Capital Contribution Agreement. [ECCA]

“Transmission Line” has the meaning specified in Article XI of the Account and Security Agreement. [ASA]

“Treasury Regulations” means regulations written by the IRS interpreting the Code. [LLCA]

“Turbine” means each PureCycle© 225 System geothermal heat-to-electricity power system turbine generator contemplated to be sold to the Company pursuant to the UTC Purchase Contract. [ECCA, EPC, LLCA]

“Turbine Substantial Completion” has the meaning set forth in Section 6.1.1 of the EPC Agreement. [EPC]

“Turnover Package” means the documentation (including the Project Design Book, start-up procedures, log sheets, settings, and other items) in content, form and substance reasonably acceptable to Owner, submitted by Contractor to Owner that demonstrates that the Project has met Facility Substantial Completion in accordance with the EPC Agreement and may be operated safely in accordance with the O&M Manual and for its intended purposes. [EPC]

“UCC” means the Uniform Commercial Code in effect from time to time in the State of New York or, when the context requires, the Uniform Commercial Code as en effect from time to time in any other applicable jurisdiction. [ASA, CA, LLCA, Schedule Z]

“Underrun Bonus” has the meaning set forth in Section 5.7 of the EPC Agreement. [ASA, EPC]

“Unrelated Persons” means a Person that is not “related,” within the meaning of Section 45(e)(4) of Code, to any Person to whom the Company sells electricity during the period the Company is entitled to Production Tax Credits on such electricity.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect. [ASA, CA]

“Warranty” has the meaning set forth in Section 9.1 of the EPC Agreement. [EPC]

“Warranty Claim” has the meaning set forth in Section 9.3 of the EPC Agreement. [EPC]

“Warranty Period” has the meaning set forth in Section 9.2 of the EPC Agreement. [EPC]

“Wellfield” means the array of extraction and injection wells, together with interconnected piping and related materials, providing geothermal resources to the Facility. [Schedule Z]

“Wellfield Plan and Budget” means, with respect to the applicable Operating Year, an annual operating budget and capital budget, broken down on a monthly basis, setting forth in detail the following matters with respect to the wells and Wellfield: (A) anticipated operations (including the drilling of new wells), (B) routine maintenance on existing wells (including major maintenance), (C) procurement (including equipment acquisitions and spare parts indicating a breakdown of capital items and expense items), (D) staffing, personnel and labor activities

(including unit rates for labor, hourly rates for consultants who are not employees of the Operator or its Affiliates, and holidays to be observed), (E) administrative activities, and (F) data regarding other work proposed to be undertaken by Operator, together with an itemized estimate, in detail reasonably acceptable to Owner, of all Reimbursable Costs to be incurred in connection therewith, together an annual operating plan setting forth underlying assumptions and implementation plans. [O&M]

“Work” has the meaning set forth in Section 2.2 of the EPC Agreement. [EPC, LLCA, O&M, Schedule Z]

“Working Capital Loan” has the meaning set forth in Section 4.5 of the LLC Operating Agreement.

PARTIES

“Account Bank” means Deutsche Bank Trust Company Americas and its permitted successors and assigns. [ASA, Schedule Z]

“Administrative Agent” means Deutsche Bank Trust Company Americas, together with its successors and assigns to the extent permitted by the Credit Agreement. [CA, ASA, ECCA, O&M, Schedule Z]

“Administrative Lender” means Merrill Lynch Credit Products, LLC or any successor as may be appointed in accordance with Section 15.8 of the Credit Agreement provided that in no event shall there be more than one Administrative Lender at any given time. [ASA, CA, O&M, EPC, Schedule Z]

“Anaheim” means the City of Anaheim, California, a municipal corporation organized and existing under the laws of the State of California. [CA, Schedule Z]

“Class A Investors” means one or more Members holding one or more Class A Interests. Initially the Class A Investors will be MLE. [CA, ASA, LLCA, Schedule Z]

“Class B Investors” means one or more Members holding one or more Class B Interests. Initially the Class B Investors will be IRP. [ASA, CA, ECCA, LLCA, Schedule Z]

“Class C Investor” means a Member holding one or more Class C Interests. [LLCA]

“Collateral Agent” means Deutsche Bank Trust Company Americas, together with its successors and assigns to the extent permitted by the Account and Security Agreement. [ASA, CA, ECCA, Schedule Z]

“Company” means Thermo No. 1 BE-01, LLC, a Delaware limited liability company, together with its successors and assigns. [ASA, CA, ECCA, LLCA, Schedule Z]

“Contractor” means Raser Technologies, Inc., a Delaware corporation, together with its successors and assigns. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Financing Parties” means, collectively, the Lenders, the Administrative Agent and the Collateral Agent under the Financing Documents.

“GE” means GE Consumer & Industrial, together with its successors and assigns. [Schedule Z]

“Geothermal Engineer” means, initially, GeothermEx, or, if no longer GeothermEx, such geothermal engineers as may be selected by the Class A Investors from time to time, subject to the prior written consent of the Company, so long as the Company is not subject to a Credit Agreement Event of Default, and the Administrative Lender, such consent not to be unreasonably withheld, conditioned or delayed, in each case, as the geothermal engineer for the Project and any successors and assigns thereto. [ASA, CA, ECCA, EPC, LLCA, O&M, Schedule Z]

“Goulds” means ITT Corporation, an Indiana Corporation, together with its successors and assigns. [Schedule Z]

“Independent Engineer” means initially, R.W. Beck, or, if no longer R. W. Beck, such independent engineers as may be selected by the Class A Investors from time to time, subject to the prior written consent of the Company , so long as the Company is not subject to a Credit Agreement Event of Default, and the Administrative Lender, such consent not to be unreasonably withheld, conditioned or delayed, in each case, as the independent engineer for the Project and any successors and assigns thereto. [ASA, CA, EPC, O&M, Schedule Z]

“Insurance Consultant” means Moore-McNeill, LLC, or, if no longer Moore-McNeill, LLC, such insurance consultant as may be selected by the Class A Investors from time to time, subject to the prior written consent of the Company, so long as the Company is not subject to a Credit Agreement Event of Default, and the Administrative Lender, such consent not to be unreasonably withheld, conditioned or delayed, in each case, as the insurance consultant for the Project and any successors and assigns thereto. [CA, ECCA, Schedule Z]

“Interconnection Construction Provider” means Pine Valley, together with its successors and assigns. [Schedule Z]

“Interconnection Service Provider” means PacifiCorp, together with its successors and assigns. [EPC, Schedule Z]

“IRP” means Intermountain Renewable Power, LLC, a Delaware limited liability company, together with its successors and assigns. [ECCA, LLCA]

“Managing Member” has the meaning set forth in Section 8.1 of the LLC Operating Agreement. [LLCA, Schedule Z]

“Member(s)” means any Person who owns an equity interest in the Company. [ECCA, LLCA]

“Minersville” means Minersville Land and Livestock Company, together with its successors and assigns. [Schedule Z]

“MLE” means Merrill Lynch L.P. Holdings Inc., a Delaware Corporation, together with its successors and assigns. [ECCA, LLCA, Schedule Z]

“Operator” means the operator of the Facility and a party to the O&M Agreement, or any successor thereto. [ECCA, LLCA, O&M, Schedule Z]

“Owner” means Thermo No. 1 BE-01, LLC, a Delaware limited liability company, together with its successors and assigns. [ECCA, EPC, LLCA, O&M, Schedule Z]

“Parent” means, if applicable to a Member, the Person or Persons that directly control such Member. [ECCA, Schedule Z]

“Patterson” means Patterson-UTI Drilling Company, LP, LLP, together with its successors and assigns. [Schedule Z]

“PBGC” means the Pension Benefit Guaranty Corporation, together with its successors and assigns. [CA, Schedule Z]

“Pine Valley” means Pine Valley Power, Inc., a Utah corporation, together with its successors and assigns. [Schedule Z]

“Raser” means Raser Technologies, Inc., a Delaware corporation, together with its successors and assigns. [CA, ECCA, EPC, LLCA, Schedule Z]

“Raser Entities” means Owner, Raser, Raser Power and IRP. [CA]

“Raser Power” means Raser Power Systems, LLC, a Delaware limited liability company, together with its successors and assigns. [Schedule Z]

“Securities Intermediary” means Deutsche Bank Trust Company Americas, in its capacity as securities intermediary with respect to the Security Accounts and within the meaning of Article 8 of the UCC. [ASA, Schedule Z]

“Security Agent” means Deutsche Bank Trust Company Americas.

“SITLA” means the State of Utah, acting by and through the School and Institutional Trust Lands Administration. [Schedule Z]

“SPX” means SPX Cooling Technologies, Inc, a Delaware corporation, together with its successors and assigns. [Schedule Z]

“UTC” means UTC Power Corporation, together with its successors and assigns. [ASA, ECCA, EPC, O&M, Schedule Z]

DOCUMENTS

“Account and Security Agreement” means the Account and Security Agreement, dated as of the Closing Date, entered into by and between Owner and the Collateral Agent, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms. [ASA, CA, ECCA, EPC, LLCA]

“Ancillary Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 16.2 of the Credit Agreement or by the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 16.2 of the Credit Agreement and in substantially the form of Exhibit 16 to the Credit Agreement or any other form approved by the Administrative Agent. [CA]

“Assignment of SITLA Lease” means the Partial Assignment of State Lands Lease, dated as of August 27, 2008, entered into by and between IRP and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Class A Consent” means the Consent and Agreement, dated as of the Effective Date, by and between MLE and the Administrative Agent.

“Class A Investors Pledge Agreement” means the Pledge and Security Agreement, dated as of the Effective Date, by and between the Class A Investors and the Collateral Agent.

“Class B Consent” means the Consent and Agreement, dated as of the Effective Date, by and between IRP and the Administrative Agent.

“Class B Guaranty” means that certain guaranty issued by Raser dated as of the Effective Date of the Equity Capital Contribution Agreement.

“Class B Guarantor Consent” means the Consent and Agreement, dated as of the Effective Date, by and between Raser, and the Administrative Agent.

“Class B Investors Pledge Agreement” means the Pledge and Security Agreement, dated as of the Effective Date, by and between each of the Class B Investors and the Collateral Agent.

“Condensing Water Pump Contract” means the Purchase Order for an ITT Goulds Model #3180XL, amongst other items, dated as of March 20, 2008, entered into by and between Goulds and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Conditional Lien Waiver” means the Conditional Lien Waiver substantially in the form attached to the EPC Agreement as Exhibit A-2.

“Construction Disbursement Request” means the EPC Payment Request.

“Construction Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Cooling Tower Purchase Contract” means the Purchase Order, dated as of March 20, 2008, entered into by and between SPX and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Credit Agreement” means the Credit Agreement, dated as of the Closing Date, entered into by and between Owner, the Lenders and the Administrative Agent, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Development Account Release Certificate” means a certificate substantially in the form of Exhibit K of the Account and Security Agreement, duly executed and delivered by all required signatories thereto.

“Drilling Contract” means the Drilling Bid Proposal and Daywork Drilling Contract – U.S., dated as of April 8, 2008, entered into by and between Patterson and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Drilling Escrow Certificate” means the Drilling Escrow Certificate substantially in the form attached to the Equity Capital Contribution Agreement as Exhibit B.

“Drilling Plan and Budget” means the Drilling Plan and Budget described in Section 4.3 of the Equity Capital Contribution Agreement.

“Drilling Reserve Disbursement Request” means a Drilling Reserve Disbursement Request substantially in the form of Exhibit H of the Account and Security Agreement, duly executed and delivered by all required signatories thereto.

“EPC Agreement” means the Engineering, Procurement and Construction Agreement by and between Contractor and Owner, dated as of the Closing Date, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“EPC Funding Request” means the EPC Funding Request substantially in the form attached to the EPC Agreement as Exhibit H, duly executed and delivered by the signatories thereto.

“EPC Payment Request” means the EPC Payment Request substantially in the form attached to the EPC Agreement as Exhibit I, duly executed and delivered by the signatories thereto.

“Equity Commitment Letters” means that certain letter agreement dated January 16, 2008 by and between Merrill, Lynch, Pierce, Fenner and Smith, Inc. and Raser.

“Equity Capital Contribution Agreement” means the Equity Capital Contribution Agreement, dated as of the Closing Date, entered into by and among Owner, the Class A Investors and the Class B Investors, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Final Lien Release” means the Final Lien Release substantially in the form attached to the EPC Agreement as Exhibit A-3.

“Financing Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Forbearance Agreement” means an agreement among the Administrative Agent, the Company and the Class A Investors in which the Administrative Agent, on behalf of the Lenders, agrees to, among other things, forbear from foreclosing on the Class A Interests before the end of the PTC Period.

“Independent Engineer Funding Certificate” means the Independent Engineering Funding Certificate substantially in the form attached to the EPC Agreement as Exhibit J, duly executed and delivered by the signatories thereto.

“Independent Engineer Payment Certificate” means the Independent Engineering Payment Certificate substantially in the form attached to the EPC Agreement as Exhibit K, duly executed and delivered by the signatories thereto.

“Interconnection Agreement” means the Interconnection Agreement, dated as of June 17, 2008, entered into by and between PacifiCorp and IRP, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Leasehold Mortgage” means the Leasehold Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Production, dated as of August 31, 2008, entered into by the Owner in favor of the Collateral Agent, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Letter Agreement concerning Deposits” means the Letter Agreement, dated as of August 31, 2008, entered into by and between Contractor and UTC, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Lien Release” means the Lien Release substantially in the form attached to the EPC Agreement as Exhibit A-1.

“LLC Operating Agreement” means the LLC Operating Agreement, dated as of September 1, 2006, entered into by Owner, as sole member, as amended by the Amended and Restated Limited Liability Company Agreement, dated as of August 31, 2008, entered into by and between Owner and the Class A Investors, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Maintenance Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Minersville Lease” means the Geothermal Resources Lease, dated as of September 25, 2007, entered into by and between Minersville and IRP, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“O&M Agreement” means the Operation and Maintenance Agreement, dated as of August 31, 2008, entered into by and between Raser Power and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms. [CA, LLCA]

“O&M Funding Request” means the O&M Funding Request substantially in the form attached to the O&M Agreement as Exhibit B.

“O&M Payment Request” means the O&M Payment Request substantially in the form attached to the O&M Agreement as Exhibit C, duly executed and delivered by the signatories thereto.

“Off-Take Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Operative Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Original Operating Agreement” has the meaning set forth in the preliminary statements of the LLC Operating Agreement.

“Power Purchase Agreement” means the Renewable Power Purchase and Sale Agreement, dated as of March 10, 2008, entered into by and between Anaheim and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Powerhouse Contract” means the Purchase Order for a custom powerhouse, amongst other items, dated as of March 20, 2008, entered into by and between GE and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“PPA Consent” means the Collateral Assignment Agreement, dated as of August 31, 2008, entered into by and between Anaheim, the Collateral Agent and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Project Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Raser Consent” means the Consent and Agreement, dated as of August 31, 2008, entered into by and between Contractor, Owner and the Collateral Agent, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Raser Power Consent” means the Consent and Agreement, dated as of August 31, 2008, entered into by and between Raser Power, the Collateral Agent and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Schedule Z Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Site Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“SITLA Consent” means the Certificate, Consent and Agreement, dated as of August 31, 2008, entered into by and between SITLA and the Collateral Agent, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms. [Schedule Z]

“SITLA Lease” means the Utah State Mineral Lease Form – Geothermal Energy Lease, dated as of July 1, 2007, entered into by and between SITLA and IRP, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms. [Schedule Z]

“Switchboard Contract” means the Purchase Order for a transformer switchboard, dated as of March 20, 2008, entered into by and between GE and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Tax Equity Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Transaction Documents” means those agreements, instruments or other documents identified as such on Exhibit A attached hereto, as the same may be amended, modified, supplemented or restated from time to time.

“Transformer Contract” means the Purchase Order for GE Prolec 2000 KVA substation transformers, dated as of March 20, 2008, entered into by and between GE and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“Transmission Construction Agreement” means the Engineering, Procurement and Construction Contract, dated as of April 7, 2008, entered into by and between Pine Valley and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“UTC Consent” means the Consent and Agreement, dated as of August 31, 2008, entered into by and between UTC, the Collateral Agent and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“UTC Intercreditor Agreement” means the Intercreditor Agreement, dated as of August 31, 2008, entered into by and between the Administrative Agent, on behalf of the Lenders, Owner and UTC, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms.

“UTC Purchase Contract” means the Purchase Contract, dated as of August 31, 2008, entered into by and between Owner and UTC, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms. [EPC, ASA]

“UTC Services Agreement” means the Amended and Restated Services Agreement, dated as of August 31, 2008, entered into by and between UTC and Owner, as the same may be amended, modified, supplemented or restated from time to time in accordance with its terms. [O&M]

“UTC Step-In Agreement” means the side letter between Owner and UTC, dated August 31, 2008. [EPC]